UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                )
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Edwards Lifesciences Corporation

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Edwards Lifesciences Corporation One Edwards Way Irvine, California 92614 Phone: 949.250.2500 www.edwards.com

March 26, 2024

Dear Fellow Stockholders:

On behalf of the Edwards Board of Directors, it is my pleasure to invite you to attend our 2024 Annual Meeting of Stockholders.

We look forward to updating you on the exciting progress Edwards continues to make in transforming care for patients globally. Among our updates: after 24 years in this role at Edwards, I will be retiring as Chairman at our Annual Meeting. I am immensely proud of the contributions Edwards has made toward helping millions of patients around the world during my tenure. While our company has innovated and grown, our formula for success has remained the same: strive for breakthrough innovation, be a leader in the work we do, and focus intensely on our patients.

Now is the right time for my transition. I have witnessed the strength of our company’s leadership as we have successfully completed our CEO succession. Bernard Zovighian is leading Edwards with great commitment and skill. Our company has a wonderful patient-driven culture, is financially resilient, and has a strong and committed Board of Directors. Edwards has impressive global talent, and has a pipeline of game-changing innovations. In short, I’m convinced the best days are ahead.

We are now embarking on another planful transition of our Board, reflecting the strength of our succession planning process. We consistently assesses our future needs and strive to evolve our board for success in the years ahead.

We are proud to support Nicholas Valeriani as our new Independent Chairman. Nick has more than 40 years of medical technology industry experience in a variety of leadership roles at a large and complex global company as well as experience directing corporate strategy. Nick has provided critical perspectives on our patient-focused innovation strategy and assessment of future business opportunities. I know Nick looks forward to getting to know our shareholders as Chairman.

I also want to take this opportunity to thank Martha Marsh for her valuable contributions over her nine-year tenure. She will be retiring as of this Annual Meeting. Martha has provided strong independent leadership for our stockholders and has been a great source of advice and counsel to me, our Board, and our leadership team.

Edwards remains committed to regular evaluation of our Board with a focus on having the diverse talent to be future ready. As such, we are pleased to nominate Leslie Davis, to the Board at this year’s Annual Meeting. Leslie is the President and CEO of the University of Pittsburgh Medical Center and would bring to the Board more than 30 years of healthcare experience, with a particular emphasis on delivering high-quality care to a diverse population of patients, while strategically adding new businesses and services.

Thank you for your continued support of Edwards. On behalf of the Board, the executive leadership team and Edwards’ global employees, we are excited that Edwards is well positioned to lead in a new era of structural heart innovation. I strongly believe Edwards will continue to deliver on breakthrough technologies and science-based evidence to serve patients in need, and deliver sustainable growth. We look forward to your attendance at this year’s Annual Meeting.

Sincerely,

Michael A. Mussallem
Chairman of the Board

EDWARDS LIFESCIENCES CORPORATION
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date
May 7, 2024	Edwards Lifesciences Corporation	March 8, 2024

10:00 a.m. PT	One Edwards Way, Irvine, CA 92614

Matters to be voted on at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”)
1.    Election of eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified
2.    Approval, on an advisory basis, of the named executive officer compensation disclosed in the attached Proxy Statement
3.    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024
4.    Approval of the amended and restated Long-Term Stock Incentive Compensation Program
5.    Other business as may properly come before the Annual Meeting, and any postponement or adjournment of the Annual Meeting
The Proxy Statement accompanying this notice describes each of the items of business in more detail.
Record Date: If you were a holder of record of the common stock of Edwards Lifesciences Corporation at the close of business on March 8, 2024, you are entitled to notice of, and to vote at, the Annual Meeting.
Your vote is very important. Please submit your proxy or voting instructions as soon as possible to ensure that your shares will be represented at the Annual Meeting, whether or not you expect to attend the Annual Meeting.

How to Vote Your Shares

By Internet Go to www.proxypush.com/EW and follow the instructions	By Telephone Call 1-866-892-1604 and follow the instructions

By Mail Complete, sign, date, and return your proxy card or voting instruction form in the envelope provided	In Person Attend our Annual Meeting and vote by ballot
By Order of the Board of Directors,

Linda J. Park
Senior Vice President, Associate General Counsel, and Corporate Secretary
March 26, 2024

Important notice regarding the availability of proxy materials for our
2024 Annual Meeting of Stockholders to be held on May 7, 2024

Our Proxy Statement and 2023 Annual Report to stockholders are available on the Internet at www.proxydocs.com/EW.

Edwards Lifesciences Corporation  ◾   One Edwards Way, Irvine, CA 92614  ◾   www.edwards.com

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements contained in this Proxy Statement to be covered by the safe harbor provisions of such Acts. Some statements other than statements of historical fact in this Proxy Statement or referred to or incorporated by reference into this Proxy Statement are “forward-looking statements” for purposes of these sections. These statements can sometimes be identified by the use of the forward-looking words, such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “goal,” “continue,” “seek,” “pro forma,” “forecast,” “intend,” “guidance,” “optimistic,” “aspire,” “confident,” other forms of these words, or similar words or expressions or the negatives thereof. Statements of past performance, efforts or results about which inferences or assumptions may be made can also be forward-looking statements and are not indicative of future performance or results; these statements can be identified by the use of words such as “preliminary,” “initial,” "potential," "possible," “diligence,” “industry-leading,” “compliant,” “indications,” or “early feedback” or other forms of these words or similar words or expressions or the negatives thereof. These forward-looking statements are subject to substantial risks and uncertainties that could cause our results or future business, financial condition, results of operations, or performance to differ materially from our historical results or experiences or those expressed or implied in any forward-looking statements contained in this Proxy Statement. These risks and uncertainties include, but are not limited to, the spin-off of our critical care product group; our ability to develop new products and avoid manufacturing and quality issues; clinical trial or commercial results or new product approvals and therapy adoption; the impact of public health crises; the impact of domestic and global economic conditions; competition in the markets in which we operate; our reliance on vendors, suppliers and other third parties; damage, failure or interruption of our information technology systems; consolidation in the healthcare industry; our ability to protect our intellectual property; our compliance with applicable regulations; our exposure to product liability claims; use of our products in unapproved circumstances; changes to reimbursement for our products; the impact of currency exchange rates; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; changes to tax laws; unexpected impacts or expenses of litigation or internal or government investigations and other risks listed in Edwards’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our subsequent reports filed with the U.S. Securities and Exchange Commission, to which your attention is directed. These forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections.

Edwards, Edwards Lifesciences, the stylized E logo, ALLIANCE, CLASP, CLASP II, ClearSight, ENCIRCLE, EVOQUE, HemoSphere, MITRIS, MITRIS RESILIA, PASCAL, PASCAL Precision, PROGRESS, RESILIA, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, SAPIEN M3, SAPIEN X4, TRISCEND, and TRISCEND II are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

WHO WE ARE

Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives.

OUR CREDO

At Edwards Lifesciences, we are dedicated to providing innovative solutions for people fighting cardiovascular disease.

Through our actions, we will become trusted partners with customers, colleagues, and patients — creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees, and shareholders.

We will celebrate our successes, thrive on discovery, and continually expand our boundaries. We will act boldly, decisively, and with determination on behalf of people fighting cardiovascular disease.

PROXY SUMMARY
This summary contains highlights about Edwards Lifesciences Corporation and its upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement prior to voting.

2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date

May 7, 2024	Edwards Lifesciences Corporation	March 8, 2024

10:00 a.m. PT	One Edwards Way, Irvine, CA 92614	If you were a holder of record of the common stock of Edwards at the close of business on March 8, 2024, you are entitled to notice of, and to vote at, the Annual Meeting.
STOCKHOLDER VOTING MATTERS

The stockholders will be asked to vote on the following matters at the 2024 Annual Meeting:

Board’s Voting Recommendation
Proposal 1:	Election of Directors	✓ FOR each nominee
Proposal 2:	Advisory Vote to Approve Named Executive Officer Compensation	✓ FOR
Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm	✓ FOR
Proposal 4:	Approval of the Amended and Restated Long-Term Stock Incentive Compensation Program	✓ FOR

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BOARD OF DIRECTOR NOMINEES

Our Board of Directors (our “Board”) has selected the following eight persons as its nominees for election for a one-year term to our Board at the Annual Meeting. The following chart provides key information on each of our director nominees as of the date of this Proxy Statement. Except for Leslie C. Davis, who is being first nominated for election at the Annual Meeting, each director nominee was elected as a director at our annual meeting of stockholders held on May 11, 2023, to hold office until the Annual Meeting.

				Committee Memberships

Name	Age	Director Since	Independent	Audit Committee*	Compensation and Governance Committee	Other Public Company Boards
Leslie C. Davis(1) CEO and President, UPMC	65	Nominated for 2024	Yes			0
Kieran T. Gallahue Former Chairman and CEO, CareFusion Corporation	60	2015	Yes	¢		1
Leslie S. Heisz Former Managing Director, Lazard Frères & Co	63	2016	Yes	C		2
Paul A. LaViolette Managing Partner and COO, SV Health Investors LLC	66	2020	Yes		¢	0
Steven R. Loranger Former Chairman, President and CEO ITT Corporation	72	2016	Yes	¢		1
Ramona Sequeira President of the U.S. Business Unit and Global Portfolio Commercialization, Takeda Pharmaceuticals USA, Inc.	58	2020	Yes	¢		0
Nicholas J. Valeriani Former CEO, West Health Institute Former EVP, Johnson & Johnson	67	2014	Yes		C	0
Bernard J. Zovighian Chief Executive Officer, Edwards Lifesciences Corporation	56	2023	No			0
*    Each member of our Audit Committee is an audit committee financial expert
C    Chairperson
■    Member
(1)    Once elected, Ms. Davis, who will be an independent director, will be appointed to a Committee of the Board of Directors.

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DIRECTOR DEMOGRAPHICS

Our Board strives to maintain an independent, balanced and diverse group of directors. Our director nominees are:

DIRECTOR SKILLS AND QUALIFICATIONS

Our Company is overseen by directors with a diverse range of qualifications and skills that collectively possess the expertise to ensure effective oversight of management and to address our evolving needs and represent the best interests of Edwards' stockholders. For more information on each individual director's qualifications, skills, and experience, please see the directors' biographies in the "Proposal 1 - Election of Directors" section of this Proxy Statement.

Range of Qualifications and Skills Represented by Our Directors
Medical Technology Industry Experience	International Executive Experience	Corporate Governance

Regulatory and Compliance	Executive Leadership	Operations Management

Innovation and Technology	Risk Management	Risk Oversight

Finance and Financial Industry	Human Capital Resources	Financial Reporting
IT and Cybersecurity	Corporate Strategy and Development	Corporate Responsibility

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CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to sound corporate governance practices and hold ourselves accountable to our stockholders. Our corporate governance practices are summarized below.

☑ WHAT WE DO
✓	Independent Board, all but our Chief Executive Officer ("CEO")
✓	Special stockholders’ meetings can be called by stockholders owning at least 15% of our outstanding shares, which is a lower threshold than the threshold adopted by the majority of S&P 500 companies
✓
Proxy access right to permit a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least 3 years, to nominate up to the greater of 2 directors or 20% of our Board for inclusion in our annual meeting proxy statement

✓	All directors are elected annually for a one-year term
✓	Ongoing Board refreshment and director education program aligned with corporate strategy
✓	Majority vote standard in uncontested elections, with director resignation policy
✓	Commitment to Board diversity
✓	Executive session of independent directors held at each regularly scheduled Board and committee meeting
✓	Retirement policy for directors
✓	Annual Board and committee self-evaluations and peer reviews
✓
Stock ownership guidelines for nonemployee directors, who are expected to own Edwards stock equal to $500,000 and hold 50% of net shares received upon vesting or exercise of equity awards until Board service ends

✓	Senior management succession planning regularly considered at scheduled Board meetings
✓	Proactive stockholder outreach and engagement
✓	Robust code of ethics in our Global Business Practice Standards
✓	Active Board oversight of enterprise risks and risk management
✓	Dedicated Board oversight of corporate impact* programs
✓	"Clawback" policy for incentive-based compensation
 * Our sustainability program was rebranded as our "corporate impact" program in 2023. For information on our corporate impact program, please see the "Corporate Impact" section in this Proxy Statement.

☒ WHAT WE DON’T DO
✗	No pledging or hedging of Edwards’ securities by members of our Board, Section 16 officers, and members of our executive leadership team
✗	No stockholder rights plan (“poison pill”)
✗	No supermajority voting provisions in our organizational documents

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement iv

ACTIVE STOCKHOLDER ENGAGEMENT PROGRAM

Edwards’ Board and management are committed to engaging with our stockholders and incorporating feedback into their decision-making processes. Throughout the year, our CEO, CFO, and Senior Vice President of Investor Relations meet by phone and in-person with current and prospective stockholders to discuss Edwards’ strategy, business, and financial results. Our CFO, Corporate Secretary, and Senior Vice President of Investor Relations engage stockholders to solicit their views and feedback on issues that matter most to our stockholders, including, among other things, corporate governance, compensation, corporate impact, corporate social responsibility, human capital management, diversity, inclusion and belonging, succession planning, and other related matters. Stockholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and our Board, and provides additional transparency to our stockholders. Since our 2023 annual meeting of stockholders, we contacted our top stockholders representing approximately 53% of our outstanding shares and engaged with stockholders representing approximately 34% of our outstanding shares.

Over time, we have amended our Charter and Bylaws to adopt various stockholder rights or taken other actions to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback
Right to Call Special Meetings
• Amended our Bylaws to permit stockholders to call a special meeting

• In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then-outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds
Lead Independent Director Responsibilities
• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director, which was held by Martha H. Marsh, an independent director up through the 2024 Annual Meeting, when an independent director is anticipated to be appointed to serve as Chairman of the Board

Disclosure of EEO-1 Data	• Commenced disclosing our EEO-1 data and relevant infographics on our website
Declassified Board	• Amended our Charter to eliminate the classified board
No Supermajority Voting	• Amended our Charter to eliminate supermajority voting
Poison Pill	• Did not renew poison pill when it expired in March 2010
Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections

CORPORATE IMPACT
At Edwards, our commitment to corporate responsibility and corporate impact reflects our dedication to innovate for those with unmet needs and the impact we have on society and our stakeholders. Our purpose is expressed in the words of our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients—creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.” The Compensation and Governance Committee of our Board (the “Compensation and Governance Committee”) maintains formal oversight responsibilities for our Corporate Impact reporting program, with regular discussions at meetings of the full Board. More details on our Corporate Impact initiatives, approach, and performance can be found in our Sustainability Report posted on our website at www.edwards.com/sustainability.

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EXECUTIVE COMPENSATION
Pay-for-Performance Philosophy.  Our Compensation and Governance Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied to the successful implementation of our long-term corporate strategy. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our mission and deliver on our commitments. Our executive compensation program is described more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement.

EDWARDS’ CORPORATE STRATEGY INFORMS PAY DESIGN
Financial Drivers	Create Meaningful Value by Transforming Patient Care			Market Drivers
ê		ê		ê
Revenue	Focus	Innovation	Leadership	Share Price
	Singular focus on the large unmet needs of structural heart and critically ill patients	Pioneer breakthrough technologies with compelling evidence	Lead groundbreaking standards of care through trusted relationships	Total Stockholder Return (Relative to a subset of the S&P Healthcare Equipment Select Industry Index)
Earnings Per Share

Cash Flow
Our Corporate Strategy is translated into Strategic Imperatives

Financial Results	2023 Key Operating Drivers ("KODs") measure execution against the following Strategic Imperatives		Performance Objectives	Equity Vehicles
•Evaluated relative to target goals	•Lead the global expansion and drive Transcatheter Aortic Valve Replacement (“TAVR”) as the standard of care for aortic stenosis ("AS")		Assessed against individual objectives focused on financial measures and operational goals within a named executive officer's area of responsibility	•Stock Options
•Restricted Stock Units ("RSUs")
•Results weighted
50% Revenue Growth	•Transform and lead the treatment of mitral and tricuspid valve disease			•Performance-Based RSUs ("PBRSUs")
30% EPS	•Strengthen and expand global presence in surgical heart valves and critical care
20% Free Cash Flow
•Prioritize investments that fortify culture and support execution of the strategy

Annual Cash Incentive Compensation			Long-Term Equity Compensation
Determined by multiplying financial measure achievement by KOD achievement by achievement of individual Performance Objectives			55% Options
20% RSUs
25% PBRSUs
2023 Financial and Operating Performance.  We were pleased with our strong 2023 financial performance with full year sales up 12% on an underlying basis to $6.0 billion, including strong double-digit sales growth across each of our four product groups, versus the prior year. We invested more than $1 billion in research and development, and we achieved key strategic milestones including the introduction of new technologies and indication expansion to ensure sustainable, healthy growth in the near, mid, and long-term.
Our highlights since January 1, 2023 include:
•    we launched the Edwards SAPIEN 3 Ultra RESILIA valve in Japan;
•we received CE Mark approval for the Edwards SAPIEN 3 Ultra RESILIA valve in Europe;

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•we received CE Mark approval for the EVOQUE tricuspid valve replacement system for the transcatheter treatment of eligible patients with tricuspid regurgitation and United States Food and Drug Administration ("FDA") approval for the treatment of tricuspid regurgitation, making it the world's first transcatheter valve replacement therapy to receive regulatory approval to treat tricuspid regurgitation;
•we received approval in Japan for PASCAL Precision to treat patients with degenerative mitral regurgitation;
•we received CE Mark approval for our MITRIS RESILIA surgical mitral valve;
•we completed enrollment in the ENCIRCLE Trial, the first pivotal trial for our transfemoral mitral replacement therapy, SAPIEN M3;
•we received FDA approval for a SAPIEN M3 continued access program;
•we restarted enrollment in our pivotal trial, ALLIANCE, designed to study our next generation TAVR technology, SAPIEN X4;
•we completed enrollment in PROGRESS, a pivotal trial studying the treatment of moderate aortic stenosis patients;
•we completed the enrollment of the full cohort of the TRISCEND II pivotal trial of the EVOQUE replacement system; and
•we announced our intention to complete a tax-free spin-off of our Critical Care product group around the end of 2024. The planned separation will enable sharpened focus as we pursue expanded opportunities for Transcatheter Aortic Valve Replacement, Transcatheter Mitral and Tricuspid Therapies, and Surgical Structural Heart patients, as well as new investments in interventional heart failure technologies.
Stock Performance.  As a general indicator of our pay-for-performance culture, our Compensation and Governance Committee considers how Edwards’ cumulative total return to stockholders (“TSR”) compares to both the S&P 500 Index and the S&P Healthcare Equipment Select Industry Index (the “SPSIHE”). The table below illustrates our 5-year cumulative TSR on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

$300
$200
$100
$0
12/18
12/19
12/20
12/21
12/22
12/23
Edwards Lifesciences
S&P 500
S&P 500 Health Care Equipment

*    $100 invested at market close on December 31, 2018, in stock or index, including reinvestment of dividends. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement vii

2023 Annual Incentive Plan Outcomes and Long-Term Incentives.  The three measures used to evaluate financial achievement under our annual cash incentive plan were revenue growth, earnings per share and free cash flow, all computed on a non-GAAP basis. Our financial performance resulted in financial achievement at 73% of target under the cash incentive plan. In addition, our overall achievement of key operating drivers (“KODs”) for 2023 was 128%. Accordingly, our cash incentive plan for corporate employees funded at 93% of target. Final incentive amounts for the Named Executive Officers (“NEOs”) for 2023 also took into account each employee’s individual performance. The Performance Based Restricted Stock Units (“PBRSUs”) that vested in 2023 were based on Edwards’ TSR compared to that of companies in a subset of the S&P Health Care Equipment Select Industry Index (the “SPSIHE Subset”) as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement. These PBRSUs were paid out in May 2023 at 78.48% of target, reflecting the relative performance of our stock over the three-year performance period.

Compensation Program Highlights.  Our Compensation and Governance Committee believes that its executive compensation and benefits philosophy and objectives have resulted in programs that align executives with stockholder interests.

☑ WHAT WE DO
✓
Pay-for-Performance. Approximately 90% of the target total direct compensation of our CEO, and an average of 81% of the target total direct compensation of our other NEOs, was performance-based in 2023.

✓
Linkage Between Performance Measures and Strategic Imperatives. Performance measures for incentive compensation are linked to our Strategic Imperatives through achievement of KODs and are designed to create long-term stockholder value and hold executives accountable for their individual and Edwards’ performance.

✓	Performance-Based Equity. Our PBRSUs vest based on our relative TSR over a three-year period.
✓	Minimum Three-Year Vesting. Equity compensation is structured to vest over a minimum period of three years, subject to limited exceptions.
✓
Robust Executive Stock Ownership Guidelines with Holding Period Requirements. Executives are required to hold Edwards’ stock with a value not less than six-times salary for our CEO and three-times salary for each other NEO. Fifty percent of net shares received as equity compensation must be retained until the guideline has been met.

✓	Modest Perquisites. We provide modest perquisites and have a business rationale for the perquisites that we do provide.
✓
“Double Trigger” in the Event of a Change in Control. Severance benefits are paid, and our equity compensation accelerates, in connection with a change in control only upon a “double trigger” (meaning that in order for the benefits to be triggered, in addition to the occurrence of a change in control, the executive’s employment must be terminated or, in the case of equity acceleration, the awards terminated in connection with the transaction).

✓
Use of Tally Sheets. Our Compensation and Governance Committee annually reviews summaries of prior and potential future compensation levels (referred to as “tally sheets”) when making compensation decisions.

✓	“Clawback” Policy. We maintain a recoupment policy for incentive-based compensation.
✓	Independent Compensation Consultant. Our Compensation and Governance Committee engages a compensation consulting firm that provides us with no other services.

☒ WHAT WE DON’T DO
✗	No excise tax gross-ups for executive officers.
✗	No repricing or buyout of underwater stock options.
✗	No pledging or hedging of Edwards’ securities by members of our Board, Section 16 officers, and members of our executive leadership team.

We ALIGN executive compensation with the interests of our stockholders.	We DESIGN executive compensation programs to avoid excessive risk and foster long-term value creation.	We ADHERE to strong executive compensation and corporate governance practices.

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EDWARDS LIFESCIENCES CORPORATION

________________________________
PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF STOCKHOLDERS
GENERAL MEETING AND VOTING INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting to be held at 10:00 a.m. PT, on Tuesday, May 7, 2024, at our corporate headquarters at One Edwards Way, Irvine, California 92614.
Unless the context otherwise requires, references in this Proxy Statement to “Edwards,” “the Company,” “we,” “our,” “us,” and similar terms refer to Edwards Lifesciences Corporation, a Delaware corporation.
Important Notice Regarding the Availability of Proxy Materials
We are pleased to take advantage of U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including our 2023 Annual Report and this Proxy Statement (together, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access the Proxy Materials over the Internet and how to vote by proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2023 Annual Report are available at https://ir.edwards.com/financials/annual-reports-proxies/default.aspx.
The Notice and the Proxy Materials are first being made available to stockholders on or about March 26, 2024.
Voting Matters and the Recommendations of our Board
The following items of business are scheduled to be voted on at the Annual Meeting:

Board’s Voting Recommendation
Proposal 1.	Election of Directors	✓ FOR each nominee
Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	✓ FOR
Proposal 3.	Ratification of Appointment of Independent Registered Public Accounting Firm	✓ FOR
Proposal 4.	Approval of the Amended and Restated Long-Term Stock Incentive Compensation Program	✓ FOR
Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Pursuant to our Bylaws, the chair of the Annual Meeting will determine whether any business proposed to be brought before the Annual Meeting has been properly presented. If the chair determines that the business was not properly brought before the Annual Meeting, the chair will declare at the Annual Meeting that such business was not properly brought and such business will not be transacted.
Record Date
Stockholders of record as of close of business on March 8, 2024 are entitled to attend and vote at the Annual Meeting.
Who Can Vote
You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the close of business on the record date, March 8, 2024. At the close of business on that date, 601,926,692 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each stockholder is entitled to one vote per share on each proposal to be voted upon at the Annual Meeting.
How to Vote
You may hold Edwards’ shares in multiple accounts and therefore receive more than one set of the Proxy Materials. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of the Proxy Materials.

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Shares Held of Record.  If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person	You may also vote in person if you attend the Annual Meeting.
Shares Held in Street Name.  If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee, and bring it to the meeting.
Shares Held in Our Retirement Plans.  If you participate in the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan or the Edwards Lifesciences Technology SARL Retirement Savings Plan, you will receive a request for voting instructions with respect to the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If the plan trustee does not receive voting instructions for shares in your plan account, the shares attributable to your account will be voted in the same proportion as the allocated shares for which voting instructions have been received.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.
Deadline to Vote
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. ET on May 6, 2024 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed copy of the Proxy Materials, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting.
If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions provided by the broker, bank or other nominee who holds your shares. If you hold shares in one of our retirement plans, please follow the instructions provided by the plan trustees. Please note that, to allow intermediaries time to collect and submit vote results, the deadline to vote shares held in street name or in our retirement plans is typically a few days earlier than the deadline for stockholders of record.
Appointment of Proxies
Our Board has appointed Bernard J. Zovighian and Nicholas J. Valeriani to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy, but do not indicate how you want your shares to be voted on one or more items, your shares will be voted on such items in accordance with the recommendations of our Board, as set forth above under “Voting Matters and the Recommendations of our Board.” With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.
Revocation of Your Proxy
If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions) or by entering a new vote by telephone or the Internet in the manner described above under “How to Vote,” or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke an earlier submitted proxy unless you so specifically request. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or nominee to revoke your voting instructions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.
Any change to your proxy or voting instructions must be submitted by the deadlines set forth above in "Deadline to Vote."

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 2

Broker Voting
Certain brokers holding shares of record for their customers are entitled to vote on certain routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm (Proposal 3), without instructions from their customers. However, these brokers are generally not entitled to vote on non-routine matters, including the election of directors, matters relating to equity compensation plans or executive compensation, and certain corporate governance proposals, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of PwC (Proposal 3). If you do not submit voting instructions and your broker votes your shares on Proposal 3 in its discretion, your shares will constitute “broker non-votes” on each of the other proposals.
 Quorum
The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Shares represented at the Annual Meeting are counted toward a quorum even if the holder of such shares abstains from voting. Shares held through brokers are not counted toward a quorum unless the broker has authority to vote, and votes such shares, upon at least one matter at the Annual Meeting.
Vote Required on Proposals
The following summary describes the vote required to approve each of the proposals at the Annual Meeting:

Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes

Proposal 1.	Election of Directors	• Majority of votes cast	• Abstentions and broker non-votes will not be counted as votes cast
Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against" • Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 3.	Ratification of Appointment of Independent Registered Public Accounting Firm	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against" • Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 4.	Approval of the Amended and Restated Long-Term Stock Incentive Compensation Program	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against” • Broker non-votes will not be counted as shares entitled to vote on the proposal

Proxy Solicitation Costs
Your proxy for the Annual Meeting is being solicited on behalf of our Board, and our Company will bear the cost of solicitation. At our expense, we will also request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons. In addition, we have retained Georgeson LLC (“Georgeson”) to assist with the distribution and solicitation of proxies for a fee of $20,500, plus expenses for these services. We also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct. Georgeson and our officers, directors and regular employees may also solicit proxies by telephone, facsimile, e-mail and personal solicitation. We will not pay additional compensation to our officers, directors and regular employees for these activities.

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BOARD OF DIRECTORS MATTERS

PROPOSAL 1 – ELECTION OF DIRECTORS

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
General.  Our Board has nominated the eight individuals below for election to our Board at the Annual Meeting, to serve a one-year term until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal.
After years of valuable and dedicated service, Michael A. Mussallem and Martha H. Marsh will not stand for re-election at the Annual Meeting and are not represented in the biographical or skill disclosures below. Except for Leslie C. Davis, who is being first nominated for election at the Annual Meeting, each of the nominees standing for election is currently a director and was previously elected to our Board by our stockholders effective May 11, 2023.
The Board believes that the leadership structure and membership of the Board is in the best interest of the Company and its stockholders. Each of the director nominees has consented to serve as a director, if elected. However, if any nominee becomes unable or unwilling for good cause to serve before the election, the proxy holders may vote the shares represented by proxy for any substitute nominee designated by our current Board to fill the vacancy. No arrangement or understanding exists between any nominee and any other person pursuant to which any nominee was or is to be selected as a director or nominee, and none of our directors has any family relationship with any other director or with any of our executive officers. More information regarding our Board, the committees of our Board, director independence, and related matters follows this Proposal 1.

Board Refreshment Considerations. At the 2023 Annual Meeting, in connection with his retirement as CEO, Mr. Mussallem was appointed non-executive Chairman of the Board, enabling Edwards to continue to leverage his extensive knowledge of the Company and the medical technology industry during a period of leadership transition. As a testament to his confidence in Mr. Zovighian and the executive leadership team, the Company's patient-driven culture and financial performance, and the strength and commitment of our Board, Mr. Mussallem decided that now is the right time to retire from his role as Chairman of the Board. Therefore, he will not be standing for re-election at the 2024 Annual Meeting. In conjunction with Mr. Mussallem’s retirement, and as a result of our Board's rigorous and long-standing practice of considering Board succession planning matters at each Board regularly scheduled in-person meeting which enables the Board to plan appropriately, the Board intends to appoint Mr. Valeriani as the Chairman of the Board, effective at the Annual Meeting. Mr. Valeriani is an independent director and starting with the Annual Meeting, will be the longest-serving director on the Board, having joined our Board in 2014. Mr. Valeriani has deep knowledge of our industry and the specific challenges and opportunities facing our Company, and, together with his ability to work well with other Board members and management and his personal and professional maturity and integrity, our Board believes he is uniquely positioned to lead our Board as we reconstitute a new management structure following the retirement of Mr. Mussallem. Our CEO is Mr. Zovighian, who was appointed to his executive role in May 2023 and serves as an executive director on the Board. The Board believes that the Company would be best served if Mr. Zovighian were allowed to continue to focus on managing the Company, while leveraging Mr. Valeriani's experience to lead our Board. The Board believes these decisions serve the best interests of our Company.

The Compensation and Governance Committee, with engaged involvement from the entire Board, maintains a robust refreshment process and evaluates its leadership structure in accordance with Edwards’ developing needs and circumstances. Our Board had been preparing for the retirement of Ms. Marsh who has now reached the retirement age for directors provided in our Corporate Governance Guidelines. As part of the refreshment process, the Compensation and Governance Committee considers director candidates who are recommended by its members, other Board members, management, shareholders, and those identified by third-party search firms. In the search for a replacement for Ms. Marsh, a third-party search firm was engaged, and after a rigorous process, the Compensation and Governance Committee reviewed potential candidates and identified a new potential director. Based on our formal criteria as described in detail under “Board Criteria and Diversity Policy”, the Compensation and Governance Committee selected for nomination and the Board is pleased to nominate Leslie C. Davis at our 2024 Annual Meeting. Ms. Davis is the President and CEO of the University of Pittsburgh Medical Center and would bring to the Board more than 30 years of healthcare experience, with a particular emphasis on operations and developing businesses and services. She will contribute invaluable healthcare, operations, and innovation experience, and who will complement the skills and experience of existing Board members.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 4

Board Criteria and Diversity Policy.  Our Board, led by our Compensation and Governance Committee, is responsible for identifying, assessing and, ultimately, recommending to the stockholders individuals qualified to serve as directors of our Company. We believe that diverse backgrounds and experience strengthen Board performance and promote long-term stockholder value creation. Pursuant to membership criteria specified in our Compensation and Governance Committee charter, we seek a Board with diversity of backgrounds among its members as determined by the Board in its business judgment, which may include diversity of experience, training, skills, gender, race, ethnic or national origin, age or other factors as our Board determines appropriate.
Our Compensation and Governance Committee considers women and minority candidates consistent with the written membership criteria and our Company’s non-discrimination policies. In evaluating potential candidates, our Compensation and Governance Committee also considers personal characteristics, such as:
•    intelligence, honesty, perceptiveness, good judgment, maturity, and responsibility;
•    high ethics and standards, integrity, and fairness;
•    a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization; and
•    ability to form independent opinions and the willingness to state them in a constructive manner.
Of significant importance, our Compensation and Governance Committee and our Board seek individuals who are compatible and able to work well with other directors and executives and who are able and willing to spend the time required to function effectively as a director. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and potential nominees by our Compensation and Governance Committee and our Board, with a discussion of Board succession planning held at regularly scheduled meetings of our Board and certain specially called meetings. These discussions have included reviews of current director skills in the context of the collective mix of skills of our other directors and the evolving needs of the Company, and consideration of each director’s retirement horizon, as well as our Board’s self-evaluation and peer evaluation processes, as described below under “Board Evaluations.” Based upon these activities and its review of the current composition of our Board, our Compensation and Governance Committee and our Board believe that the nominating criteria have been satisfied and its director nominees represent diverse backgrounds and experience that are aligned with our Company’s strategy, including financial, industrial, entrepreneurial and international experience.
Our director nominees are:

The table below highlights the diverse range of qualifications and skills of the director nominees collectively that, among other factors, led the Board to recommend these nominees for election to the Board. For more information on each individual director's qualifications, skills, and experience, please see the directors' biographies in the "Board of Director Nominees" section of this Proxy Statement.

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Range of Qualifications and Skills Represented by Our Directors
Medical Technology Industry Experience	International Executive Experience	Corporate Governance
Regulatory and Compliance	Executive Leadership	Operations Management
Innovation and Technology	Risk Management	Risk Oversight
Finance and Financial Industry	Human Capital Resources	Financial Reporting
IT and Cybersecurity	Corporate Strategy and Development	Corporate Responsibility

Board Evaluations.  Our Board carefully considers the skills, experience, and diversity of its members as part of its robust director evaluation and Board refreshment process. Even though our Compensation and Governance Committee makes recommendations to our Board regarding candidates for election as directors of our Company, all members of our Board are very engaged in the process of, and discussions regarding, refreshment.

Our Board conducts an annual Board and Committee self-evaluation every July or August, soliciting each director’s views on, among other things, Board and Committee performance and effectiveness, size, composition, agenda, processes and schedule. In addition, our directors conduct annual peer evaluations focusing on each individual director’s personal interactions and skills. This is a robust process that culminates in one-on-one meetings during which peer feedback is provided to each director by the General Counsel. Our Board views the self- and peer-evaluation processes as an integral part of its commitment to cultivating excellence and best practices in its performance.

Further, a Board member must inform the Chairman before accepting a position on another public company’s board of directors. In addition to confirming there are no conflicts of interest with the internal legal and compliance functions, the Chairman discusses with the other members of our Board whether there would be any reason for the Board member not to accept the position. Our Board considers, among other things, the engagement of such Board member on our Board and reviews the aforementioned Board evaluations and peer reviews. In light of how critical a Board member’s focused engagement and time commitment is to the director’s ability to contribute and add value to our Company’s business and strategy, this process is intentionally comprehensive and rigorous.
Board Retirement Policy.  As set forth in our Corporate Governance Guidelines, our Board has adopted a retirement policy that no director shall stand for election to our Board after reaching the age of 75, except in special circumstances specifically approved by our Board. After years of loyal contribution to our Company and having reached the age of 75, Martha H. Marsh will be retiring from the Board effective as of the 2024 Annual Meeting.

Our Board strives to maintain a highly independent, balanced, and diverse group of directors that collectively possesses the expertise to provide proper oversight.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 6

BOARD OF DIRECTOR NOMINEES

Our Board has nominated the following eight individuals for election to our Board at the 2024 Annual Meeting.

Bernard J. Zovighian CEO, Edwards Lifesciences Corporation Age: 56 Director Since: 2023	Edwards Board Role: Executive Director

Select Professional Experience and Highlights:
• Edwards Lifesciences Corporation, since 2015
– Chief Executive Officer, since May 2023
– President, from January 2023 to May 2023
– Corporate Vice President, Transcatheter Mitral and Tricuspid Therapies (TMTT), from January 2018 to January 2023
– Vice President then Corporate Vice President, Surgical Structural Heart, from 2015 to January 2018
• Johnson & Johnson
– Held a variety of roles with increasing levels of responsibility for nearly 20 years, including worldwide President of one of the company's divisions

Select Skills and Qualifications:
With a career spanning nearly three decades in medical technology, Mr. Zovighian has led global businesses across two world-class companies during which time he lived and led teams in several countries. Mr. Zovighian blends a global mindset and a team-based approach to leadership with strengths in strategy development, innovation and adoption of disruptive technologies that elevate the standard of care, and establishment of trusted partnerships.

Mr. Zovighian joined Edwards Lifesciences in January 2015 as vice president and general manager of the Surgical Structural Heart business, and he later served as corporate vice president of the surgical business from 2016 until he became corporate vice president responsible for the company’s Transcatheter Mitral and Tricuspid Therapies (TMTT) business in January 2018. Mr. Zovighian established a global organization focused on developing a portfolio of therapies designed to change the standard of care for mitral and tricuspid patients. Prior to joining Edwards, Mr. Zovighian held roles with increasing levels of responsibility at Johnson & Johnson (J&J) for nearly 20 years, including worldwide president of one of the company’s divisions. Mr. Zovighian serves as an advisory board member for the Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California.

Nicholas J. Valeriani Former CEO, West Health Institute Former EVP, Johnson & Johnson Age: 67 Director Since: 2014	Edwards Board Role: Chair of Compensation and Governance Committee

Other Public Company Directorships Previously Held:
• Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.)
– Chair of the Compensation Committee, from 2019 to 2023 and Member, from 2016 to 2023
– Member of the Nominating and Governance Committee, from 2019 to 2023
– Member of the Sciences and Technology Committee, from 2016 to 2020
• Roka Bioscience, Inc., from 2015 to 2018

Select Professional Experience and Highlights:
• Gary and Mary West Health Institute, an independent, nonprofit medical research organization that works to create new, more effective ways of delivering care at lower costs
– Chief Executive Officer, from 2012 until his retirement in 2015
• Johnson & Johnson
– Company Group Chairman, Ortho Clinical Diagnostics, from 2009 to 2012
– Member of the Executive Committee
– Vice President, Office of Strategy and Growth, from 2007 to 2009
– Served 34 years in key positions, including Worldwide Chairman, Medical Devices and Diagnostics, and Corporate Vice President, Human Resources

• Member of the Boards of the Gary and Mary West Health Institute and the Gary and Mary West Health Policy Center, since 2012
• Member of the Board of AgNovos Healthcare, LLC, since 2016
• Member of the Board of SPR Therapeutics, Inc., since 2018
• Served on the Boards of the Robert Wood Johnson University Hospital, from 2008 to 2016, and the Center for Medical Interoperability, from 2013 to 2015

Select Skills and Qualifications:
With 40 years of medical technology industry experience in a large and complex global company and experience directing corporate strategy, Mr. Valeriani provides critical perspectives to our Board’s oversight of the development of our patient-focused innovation strategy and assessment of future business investments and opportunities. His deep operational experience provides invaluable insights to our Board. In addition, through his professional career as well as his service on other public company boards, Mr. Valeriani has extensive experience in human capital resources at a global company which enables him to contribute valuable perspectives and provide strong leadership and direction as the Chairperson of our Board’s Compensation and Governance Committee.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 7

Leslie C. Davis CEO and President, UPMC Age: 65 Nominated for 2024

Select Professional Experience and Highlights:
• UPMC
– President and Chief Executive Officer, since 2021
– Executive Vice President, Health Services Division, from 2018 to 2021
– Senior Vice President and Chief Operating Officer of Health Services Division, from 2014 to 2018

•UPMC Magee-Womens Hospital
– President, from 2004 to 2018

Select Skills and Qualifications:
Ms. Davis has more than 30 years of experience in health care, with a particular emphasis on operations and developing businesses and services. Her strong experience as a chief executive officer and leading operations at large health services organizations will add a critical perspective and provide unique insights during our strategic Board discussions, especially as we navigate an evolving and complex healthcare environment for healthcare practitioners and patients alike. Ms. Davis understands the pressure points of health systems and can contribute with practical knowledge to enhance our Board’s ability to proactively prepare for, and respond to, health industry challenges and opportunities.

Kieran T. Gallahue Former Chairman and CEO, CareFusion Corporation Age: 60 Director Since: 2015	Edwards Board Role: Audit Committee Member

Other Current Public Company Directorships:
• Envista Holdings Corporation, since 2019
– Chair of the Nominating and Governance Committee, since 2019

Other Public Company Directorships Previously Held:
• Arena Pharmaceuticals, Inc., from 2018 to 2022
– Member of the Audit Committee, from 2018 to 2022
• Intersect ENT, Inc., from 2015 to 2022
– Chairman of the Board, from 2020 to 2022
– Member of the Audit Committee, from 2015 to 2022
• CareFusion Corporation, from 2011 to 2015
• Volcano Corporation, from 2007 to 2015
• ResMed, Inc., from 2008 to 2011

Select Professional Experience and Highlights:
• CareFusion Corporation, a global medical technology company (acquired by Becton, Dickinson and Company in March 2015)
– Chairman and Chief Executive Officer, from 2011 until his retirement in 2015
• ResMed, Inc.
– Chief Executive Officer, from 2008 to 2011
– President, from 2004 to 2011
– President and Chief Operating Officer, Americas, from 2003 to 2004

• Nanogen, Inc.
– Various positions, including President and Chief Financial Officer, from 1998 to 2002
• Prior to 1998, various marketing, sales, and financial positions within Instrumentation Laboratory, the Procter & Gamble Company, and the General Electric Company
• Served on the Board and Executive Committee, and as Chairman of the International Committee and Treasurer of Advanced Medical Technology Association (AdvaMed)

Select Skills and Qualifications:
Mr. Gallahue provides valuable insights and direction to our Board gained through extensive executive management experience at medical technology companies. His leadership roles on other public company boards and committees and prior experience as a public company chief financial officer also enable him to contribute informed financial and accounting perspectives to our Board and Audit Committee. Throughout his career, Mr. Gallahue has gained expertise and experience in areas that we believe are important to the success of our Company as we execute on our patient-focused innovation strategy, including experience in the medical technology industry, as a senior executive managing global operations, risk management and oversight, marketing and corporate strategy.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 8

Leslie S. Heisz Former Managing Director, Lazard Frères & Co Age: 63 Director Since: 2016	Edwards Board Role: Chair of the Audit Committee

Other Current Public Company Directorships:
• Public Storage, Independent Trustee, since 2017
– Member of the Audit Committee, from 2017 to 2020
– Member of the Nominating, Governance and Sustainability Committee, since 2017
– Member of the Long-Term Planning Committee, from 2020 to 2021
• Member of the boards of the mutual funds and electronically traded funds advised by Capital Group, since 2019
– Audit Committee Chair of the ETF Fund board, since 2021

Other Public Company Directorships Previously Held:
• Ingram Micro Inc., From 2007 to 2016
• Towers Watson & Co., from 2012 to 2016
• HCC Insurance Holdings, Inc., from 2010 to 2014

Select Professional Experience and Highlights:
• Member of the Board of Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc., since 2015
– Member of the Audit and Compliance Committee, since 2015
– Member of the Finance Committee, since 2018
– Member of the Governance and Community Health Committees, from 2015 to 2017

• Lazard Freres & Co., from 2003 to 2010
– Senior Advisor and Managing Director
• Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.), Mergers & Acquisitions and Corporate Finance, from 1995 to 2002
– Director and Managing Director
• Salomon Brothers Inc., from 1987 to 1995
– Associate and Vice President, Corporate Finance
• PricewaterhouseCoopers LLP, from 1982 to 1986
– Staff Consultant and Senior Consultant
• National Association of Corporate Directors’ Directorship 100 Award

Select Skills and Qualifications:
Ms. Heisz’s career in the banking industry, in-depth knowledge of capital markets, and previous public company board and audit committee experience enhances our Board’s ability to effectively oversee financial reporting, enterprise and operational risk management, as well as corporate finance, tax, treasury, and governance matters. Serving as a director for global companies and having led a global team, Ms. Heisz also brings with her international experience as well as experience in areas including finance and the financial industry, mergers and acquisitions in addition to regulatory and compliance. Ms. Heisz’s many years of experience as a senior executive and board member has demonstrated invaluable contributions as not only a member of the Board but also in her leadership as Chairperson of the Audit Committee.

Paul A. LaViolette Managing Partner and COO, SV Health Investors LLC Age: 66 Director since: 2020	Edwards Board Role: Compensation and Governance Committee Member

Other Public Company Directorships Previously Held:
• Misonix, Inc., from 2019 to 2021
• Asensus Surgical, Inc. (formerly known as TransEnterix, Inc.), from 2014 to 2021
• Thoratec, from 2009 to 2015

Select Professional Experience and Highlights:
• SV Health Investors LLC, a specialist healthcare fund management company, since 2009
– Managing Partner and Chief Operating Officer, since 2014
• Advanced Medical Technology Association (AdvaMed), from 1998 to 2008
• Boston Scientific Corporation, from 1994 to 2008
– Various executive positions, including serving as Chief Operating Officer, from 2004 to 2008
• C.R. Bard Inc., from 1984 to 1993
– Various marketing and general management positions

• Kendall, Inc., from 1980 to 1984
– Various marketing positions
• Medical Device Manufacturers Association
– Chairman of the Board, from 2016 to 2019
• Innovation Advisory Board for the Mass General Brigham Health System
– Chairman of the Board, since 2015

Select Skills and Qualifications:
As a result of his over 40 years in the medical technology industry, Mr. LaViolette brings extensive global executive experience. His many years of working with large, global organizations and start-ups, which he continues to do today, provides him with a unique perspective on strategy and innovation as well as corporate development. Mr. LaViolette also has experience in many other areas, including operations management, human capital resources, marketing and communications, corporate strategy and corporate governance. In addition, Mr. LaViolette’s service on other boards, including numerous chairmanships, has enabled him to be a valuable contributor, offering astute insight in the strategic discussions at our Board and Compensation and Governance Committee meetings.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 9

Steven R. Loranger Former Chairman, President and CEO ITT Corporation Age: 72 Director Since: 2016	Edwards Board Role: Audit Committee Member

Other Current Public Company Directorships:
• Xylem Inc., since 2011
 – Member of the Leadership Development and Compensation Committee, since 2018
 – Chair of the Finance and Technology Committee, since 2017
 – Member of the Audit Committee, from 2011 to 2018
 – Member of the Nominating and Governance Committee, from 2011 to 2017, Chair from 2023 to 2024

Other Public Company Directorships Previously Held:
• FedEx Corporation, from 2006 to 2014
• ITT Exelis, Inc., from 2011 to 2013

Select Professional Experience and Highlights:
• Xylem Inc., a global water technology provider
 – Interim Chief Executive Officer and President, from 2013 until his retirement in 2014
• ITT Corporation
– Chairman, President and Chief Executive Officer, from 2004 to 2011

• Textron, Inc.
– Executive Vice President and Chief Operating Officer, from 2002 to 2004
• Honeywell International Inc. and its predecessor company, AlliedSignal, Inc.
– Various executive positions, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses, from 1981 to 2002

Select Skills and Qualifications:
Mr. Loranger is a seasoned executive with global manufacturing and operational experience in highly regulated, high-tech industries. His decades of experience leading large, global innovation-focused corporations with intensive data privacy components is particularly valuable to our Board. Through his many years of experience as an international executive and as a member of other public company boards, Mr. Loranger also brings expertise and experience in many other critical areas for our Company, including operations management, financial reporting, finance and the financial industry, innovations and technology and corporate strategy. His expertise in risk management and oversight as well as cybersecurity and information technology has allowed for engaged contributions to the Board and the Audit Committee.

Ramona Sequeira President, Global Portfolio Division, Takeda Pharmaceuticals USA, Inc. Age: 58 Director Since: 2020	Edwards Board Role: Audit Committee Member

Select Professional Experience and Highlights:
• Takeda Pharmaceuticals USA, Inc., a biopharmaceutical company, since 2015
 – President, Global Portfolio Division, since 2022
 – Chair of the Commercialization and Launch Committee, since 2020
 – President of the U.S. Business Unit and Global Portfolio Commercialization, since 2020
– President, from 2015 to 2020
– Business Review Committee and Co-Chair of Pipeline Review Committee, since 2015
• Pharmaceutical Research and Manufacturers of America (PhRMA), since 2015
– Chair of the Board, since 2021, and member, since 2015
– Vice Chair, 2020
– Treasurer, 2019
• Eli Lilly & Company
– Vice President – Lilly USA, from 2013 to 2015
– General Manager, UK/Northern Europe, from 2010 to 2012
– Vice President, Sales – Lilly Canada, from 2005 to 2009
– Associate Director, Neuroscience Marketing, from 2003 to 2005

• Member of the Board of Trustees for Harvey Mudd College, since 2020

Select Skills and Qualifications:
Ms. Sequeira has over 25 years of experience in the pharmaceutical industry through her work with Takeda and, prior to that, with Eli Lilly. She currently leads Takeda’s Global Portfolio Division, and, in this role, she oversees roughly 11,000 employees across Takeda's global Vaccines business including manufacturing, research and development and commercial; the Global Commercial and Medical organizations, and all of Takeda's markets across Europe and Canada, Growth and Emerging Markets, and China. Her experience in leadership roles in multiple markets, across cultures and within different healthcare systems where she has successfully launched products, transformed businesses, and delivered sustainable growth is particularly valuable for our global business. In addition, throughout her career, she has developed experience in other areas, including finance and mergers and acquisitions, innovation and technology, risk management and oversight, artificial intelligence and data, corporate responsibility, sustainability and human capital resources, all of which allow her to provide valuable contributions to our Board and the Audit Committee. Ms. Sequeira’s industry experience with pharmaceutical innovation and patient access provides important expertise to our Board as Edwards executes on its patient-focused innovation strategy.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 10

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our Company and our Board take seriously our commitment to sound corporate governance. We believe our regular review of our corporate governance practices in the context of current issues and trends, our discussions with our stockholders and advisors, and the resulting practice enhancements help us to compete more effectively, sustain our successes and build long-term value for our stockholders.

Active Stockholder Engagement Program. Our Board and management are committed to engaging with our stockholders and incorporating feedback into their decision-making processes. Throughout the year, our CEO, CFO, and Senior Vice President of Investor Relations meet by phone and in-person with current and prospective stockholders to discuss Edwards’ strategy, business, and financial results. Our CFO, Corporate Secretary, and Senior Vice President of Investor Relations engage stockholders to solicit their views and feedback on issues that matter most to our stockholders, including, among other things, corporate governance, compensation, corporate impact, corporate social responsibility, human capital management, diversity, inclusion and belonging, succession planning, and other related matters. Stockholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and our Board, and provides additional transparency to our stockholders. Since our 2023 annual meeting of stockholders, we contacted our top stockholders representing approximately 53% of our outstanding shares and engaged with stockholders representing approximately 34% of our outstanding shares.
Over time, we have amended our Charter and Bylaws to adopt various stockholder rights or taken other actions to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback
Right to Call Special Meetings
• Amended our Bylaws to permit stockholders to call a special meeting

• In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then-outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds
Lead Independent Director Responsibilities
• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director, which was held by Martha H. Marsh, an independent director up through the 2024 Annual Meeting, when an independent director is anticipated to be re-elected and appointed as Chairman of the Board

Disclosure of EEO-1 Data	• Commenced disclosing our EEO-1 data and relevant infographics on our website
Declassified Board	• Amended our Charter to eliminate the classified board
No Supermajority Voting	• Amended our Charter to eliminate supermajority voting
Poison Pill	• Did not renew poison pill when it expired in March 2010
Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections

Director Independence.    Under the corporate governance rules of the New York Stock Exchange (“NYSE”), a majority of the members of our Board must satisfy the NYSE criteria for independence. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with our Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with our Company). After review of information supplied in the director questionnaires that are provided on an annual basis, our Board has determined that each of Ms. Davis, Mr. Gallahue, Ms. Heisz, Mr. LaViolette, Mr. Loranger, Ms. Sequeira and Mr. Valeriani, the nominees for election at the Annual Meeting, is independent under the NYSE rules. Mr. Zovighian is not independent as a result of his employment as the CEO of our Company.

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In assessing the directors’ independence, our Board took into account certain relationships involving Mr. LaViolette and each of Corvia Medical, Inc. and Endotronix, Inc. (entities in which our Company currently has investments) and Ms. Davis and University of Pittsburgh Medical Center (with which our Company currently does business). With respect to Mr. LaViolette, our Board considered (i) Mr. LaViolette’s position as the chairman of the board of Corvia Medical and his less than 1% interest in Corvia Medical, Inc., and (ii) Mr. LaViolette’s position as chairman of the board of Endotronix, Inc., and his position as Managing Partner and Chief Operating Officer of SV Health Investors, LLC, which has a less than 10% investment interest in Endotronix, Inc., and concluded that the foregoing did not impair Mr. LaViolette’s independence. With respect to Ms. Davis, our Board considered (a) Ms. Davis' position as the chief executive officer of the University of Pittsburgh Medical Center, and (b) the nature and volume of business between Edwards and the University of Pittsburgh Medical Center and its affiliates, and concluded that the foregoing did not impair Ms. Davis' independence.

Further, to ensure independent oversight of our Board, our Corporate Governance Guidelines provide that a substantial majority of our Board and all members of our Audit Committee and Compensation and Governance Committee will be independent under the applicable rules of the NYSE. Following the Annual Meeting, if all director nominees are elected to the Board at the Annual Meeting, all members of our Board, other than our CEO, will be independent. In order to assure that the independent directors are not inappropriately influenced by management, the independent directors meet in executive sessions, without management, in conjunction with each regularly scheduled meeting of our Board and each committee, and otherwise as deemed necessary by our independent directors. These executive sessions allow independent directors to speak candidly on any matter of interest, without our CEO or other members of management present.
Corporate Governance Guidelines.  Our Board has adopted a set of Corporate Governance Guidelines to assist our Board and its committees in performing their duties and serving the best interests of our Company and its stockholders. The Corporate Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, risk oversight, succession planning, recoupment of incentive-based compensation and the annual evaluations of our Board. Our Corporate Governance Guidelines are available on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”

Board Leadership Structure.  Our Board appreciates the importance of having active, engaged and independent members. The independent directors evaluate our Board’s overall leadership structure at least on an annual basis to ensure that the approach provides independent oversight of our Company and serves the best interests of our Company and our stockholders. In addition, our Compensation and Governance Committee annually reviews and evaluates our Board’s committee membership and is responsible for recommending changes to our Board in the number, authority, and duties of our committees as well as any recommended changes in the leadership and membership of our committees. Our Compensation and Governance Committee considers input from the full Board in making its recommendations.

Our Board evaluates its leadership structure in accordance with our Company’s developing needs and circumstances, including Board dynamics, management structure and current Company business and financial performance considerations. Our Board believes that flexibility to choose separated or combined CEO and Chairman roles based on these needs and circumstances is a critical decision that must be made by our Board, which is best positioned to make such a decision; the Board can thoughtfully consider all of the relevant facts and circumstances, informed by its regular discussions on succession as well as its knowledge of our Company and the skills, experience and relationships among directors.

In light of the discussion above under "Board Refreshment Considerations," our Board anticipates to maintain separate Chairman of the Board and CEO roles, and because Mr. Valeriani is independent, to eliminate the Lead Independent Director position on the Board. All of the foregoing changes are expected to occur in conjunction with the Annual Meeting.
Risk Oversight.  Effective risk oversight is a priority for our Board. Its role includes understanding the critical risks in the business, including the severity and immediacy of such risks, allocating the responsibilities for risk oversight among the full Board and its committees, evaluating our Company’s risk management processes and facilitating open communication between management and our directors.

While our Board oversees risk management, our Company’s management is charged with managing risk and bringing to our Board’s attention emerging risks as well as discussing the status of the long-term risks facing our Company. Our strategic planning processes are designed to facilitate the identification and management of such risks and ensure regular communication with our Board and its committees. Our Board, in its full composition and working through its committees, proactively participates in the oversight of management’s actions. At each regularly scheduled Board meeting, and at least once per quarter, our Company’s management provides the full Board with an analysis and assessment of the key risks facing our Company. The Chairman of the Board and the Chairpersons of our two committees review and approve the agendas for, and information provided in, such meetings, and call for additional meetings or executive sessions of our Board or its committees to discuss risk-related topics as they may, individually or collectively, determine necessary or appropriate. Our Board also regularly engages with outside advisors and experts as it deems appropriate from time to time to evaluate and anticipate current key risk areas and consider strategies to respond. These advisors and experts provide valuable information, including clinicians’ perspectives, and best practices, landscape overview, industry trends and peer data in areas such as the global regulatory environment, governance, compensation, global operations and corporate impact, to facilitate our Board’s fulsome review and discussion of these risk areas with the management team, which then informs action and strategy.

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Additionally, our Audit Committee, the Chief Financial Officer, and the Chief Compliance Officer meet at least annually, and more often as needed, to review various potential risks to our Company, including those related to financial reporting, product development, continuity of operations, regulatory compliance, succession planning, physical facilities and other topics. Our Chief Compliance Officer reports directly to our Audit Committee and supports the Company and the Executive Leadership Team in the management of compliance risks through implementation and oversight of a comprehensive global program designed to ensure adherence to laws and regulations, including but not limited to those covering anti-corruption, healthcare fraud and abuse, public procurement and antitrust. Further, the Senior Vice President of Enterprise Risk Management also reviews and discusses with the full Board potential risks related to our strategic plan in connection with an annual strategic review of our Company.

Management assesses and prioritizes risks over a seven-year time horizon using quantitative and qualitative inputs on multiple key dimensions of enterprise risk, including, among other things, (i) patient safety, (ii) business and financial metrics, (iii) operational risks (disruptive events), (iv) reputation and brand, (v) legal and regulatory, and (vi) talent and employee well-being. We consider the immediacy and severity of enterprise risks as part of our assessment process. Through our business continuity program, we have also implemented standardized plans across our global manufacturing sites, and we routinely run exercises to test readiness.

Our Board committees each play a significant role in carrying out our Board’s risk oversight function. Our Audit Committee oversees risks related to our Company’s financial statements and the financial reporting process, including our internal control over financial reporting, disclosure controls and procedures and accounting matters. In its oversight of our controls and procedures, our Audit Committee may receive reports or recommendations for the improvement of such controls and procedures from our Senior Vice President of Global Internal Audit, other members of management or our Company’s independent auditor to help mitigate risk. Our Audit Committee may engage such other advisors as it deems appropriate to assess our Company’s management of risk. It also regularly reviews our enterprise-wide risks and related management processes, focusing on manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and regulatory compliance. In addition, our Audit Committee regularly reviews reports from our Corporate Vice President and General Counsel on certain legal risks, and also reviews treasury risks (insurance, credit, debt, currency risk and hedging programs) and risks related to other management functions. Senior leaders of our Company present at least twice a year, and sometimes more frequently as applicable, on information technology infrastructure and cybersecurity and information security risks. Our Audit Committee further regularly reviews the corporate compliance program to assess its effectiveness at identifying and managing compliance risks, including but not limited to mechanisms and channels for compliance concerns to be reported. It periodically receives reports on, and discusses, the risk management and escalation process, and reviews significant risks and exposures identified by management, the internal auditors, or the independent public accountants, including the steps management has taken to monitor and control such risks and exposures.
Our Compensation and Governance Committee considers risks related to succession planning, human capital management, including diversity, inclusion and belonging, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, our Compensation and Governance Committee considers our Company’s compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on our Company. Our Compensation and Governance Committee also reviews compensation and benefits plans affecting employees, in addition to those applicable to executive officers. Our Compensation and Governance Committee has determined that the implementation and structure of the compensation policies and practices do not encourage unnecessary and inappropriate risks that could have a material adverse effect on our Company. Our Compensation and Governance Committee further determined that our Company’s compensation programs and practices appropriately encourage employees to maintain a strong balance sheet, improve operating performance and create value for stockholders, without encouraging unreasonable or unrestricted risks. In making these determinations, our Compensation and Governance Committee considered the views of our Company’s compensation staff, legal counsel and internal audit team, as well as its Compensation Consultant (as defined below). In addition, our Compensation and Governance Committee oversees risks associated with our Company’s political activities and expenditures, as well as risks related to corporate impact principles, programs and practices, including environmental and social affairs. Moreover, our Compensation and Governance Committee also performs oversight activities in connection with corporate governance, such as engaging with stockholders on corporate governance and other matters relating to meetings of the Company’s stockholders, reviewing any Company responses to stockholder proposals, making a recommendation to the full Board to include the Compensation Discussion and Analysis section in our annual proxy statement, overseeing the stock ownership guidelines, and overseeing the administration of our Policy for Recovery of Erroneously Awarded Compensation.

Each committee reports regularly to the full Board on its activities. Our Board believes its choice of leadership structure as described under “Board Leadership Structure” above, facilitates effective risk oversight by our Board by ensuring independent director review by our Lead Independent Director (and following the Annual Meeting, by our independent Chairman of the Board), and working through our independent Board committees, of key risk areas and management’s risk management actions and priorities.

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Meetings of our Board.    During the year ended December 31, 2023, our Board held eight meetings. Each director attended at least 87% of the total of all meetings of our Board and any applicable committee held during the period of his or her tenure in 2023.
Our Company encourages, but does not require, our directors to attend our annual meetings of stockholders. Eight out of nine of our then-current directors attended our 2023 annual meeting of stockholders.

Board Composition.    The current Board consists of nine directors and will consist of eight directors effective at the 2024 Annual Meeting. Our Board regularly assesses its composition, including in connection with our Board evaluation process, as further described above in “Proposal 1 - Election of Directors—Board Evaluations.” The ages of our director nominees range from 56 to 71, with an average age of approximately 63. We believe in a balanced approach to director tenure that allows our Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our business. For our nominees, lengths of service on our Board range from 0 to 9 years, with an average tenure of 5 years. In addition, 37.5% of our nominees are female, and 12.5% of our nominees are ethnically or racially diverse. None of the nominees currently serve on the boards of directors of more than two other public companies.
Committees of our Board.  To facilitate independent director review, to make the most effective use of the directors’ time and capabilities, and to contribute to more robust discussions at meetings, our Board has determined that its oversight role is best supported by an Audit Committee and a Compensation and Governance Committee. Each of our committees is tasked with overseeing multiple governance and risk areas as set forth more fully below. Our Board believes that there are meaningful synergies between compensation and governance topics that outweigh the benefit of separating these two functions into separate committees. In addition, there is value generated in conducting compensation and governance meetings efficiently by one committee. Our Board reviews this structure regularly and is permitted to establish other committees from time to time as it deems appropriate.
Audit Committee

Audit Committee Members
Leslie S. Heisz, Chair
Kieran T. Gallahue
Steven R. Loranger
Ramona Sequeira
Key Highlights.
•    Our Board has determined that each member of our Audit Committee is “independent,” “financially literate,” and an “audit committee financial expert” under applicable rules of the NYSE and the SEC.
•    Our Audit Committee held nine meetings in 2023.
Purpose.    Our Audit Committee assists our Board in fulfilling its oversight responsibilities relating to, among other things:
•    the integrity of our Company’s financial statements;
•    compliance with legal and regulatory requirements;
•    monitoring the independent registered public accounting firm’s qualifications, performance and independence;
•    the performance of our Company’s internal audit function;
•    our Company’s investment and hedging activities; and
•    enterprise-wide risks and management practices related to those risks, including, but not limited to, manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and information technology infrastructure and cybersecurity and information security risks.

Our Company has a full-time internal audit function that reports to our Audit Committee and the CFO, and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of our Company’s system of internal controls. Our Company also has a Chief Compliance Officer who manages our Company’s ethics and compliance programs and reports directly to our Audit Committee.

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Our Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquiries into the effectiveness of our Company’s accounting and internal control functions. Our Audit Committee also assists our Board in establishing and monitoring ethics and compliance with the Global Business Practice Standards of our Company. Our Company’s Global Business Practice Standards are posted on our website at www.edwards.com under “About Us—Corporate Compliance.” Our Audit Committee also reviews, with management and the independent registered public accounting firm, our Company’s policies and procedures with respect to risk assessment and risk management and reviews and approves or ratifies any related party transactions, as described under “Other Information—Related Persons Transactions” below.

The full responsibilities of our Audit Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”
Compensation and Governance Committee

Compensation and Governance Committee Members
Nicholas J. Valeriani, Chair*
Paul A. LaViolette*
Martha H. Marsh**
* At the 2024 Annual Meeting, Mr. Valeriani is anticipated to be appointed Chairman of the Board and Mr. LaViolette is expected to be appointed Chair of the Compensation and Governance Committee.
** Ms. Marsh served as our Lead Independent Director and member of the Compensation and Governance Committee in 2023 and up to the 2024 Annual Meeting, at which point she will not stand for re-election due to retirement.

Key Highlights.
•    Our Board has determined that each member of our Compensation and Governance Committee is “independent” under the rules of the NYSE and a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•    Our Compensation and Governance Committee held nine meetings in 2023.
Purpose.    Our Compensation and Governance Committee’s responsibilities include, among other things:
•    determining the compensation of executive officers and recommending to our Board the compensation of directors who are not employed by us or any of our subsidiaries (“non-employee directors”);
•    overseeing management of succession planning, human capital management risks, attraction and retention of talent, and risks related to the design of executive compensation programs and arrangements;
•    developing and recommending to our Board corporate governance guidelines for our Company;
•    identifying, evaluating and recommending individuals qualified to be directors to the Board;
•    overseeing the evaluation of our Board and management;
•    overseeing our Company’s principles, programs and practices on corporate impact topics, including environmental and social affairs; and
•    overseeing our Company’s program for engaging with stockholders on corporate governance and other matters relating to meetings of our Company’s stockholders, reviewing any Company responses to stockholder proposals, making a recommendation to the full Board to include the Compensation Discussion and Analysis section in our annual proxy statement, overseeing the stock ownership guidelines, and overseeing the administration of our Policy for Recovery of Erroneously Awarded Compensation.
In making its decisions regarding compensation of our NEOs (other than our CEO), our Compensation and Governance Committee considers recommendations provided by our CEO and Corporate Vice President of Human Resources, as further described under “Compensation Discussion and Analysis—Compensation Process” below. Our Compensation and Governance Committee has also delegated to (i) our CEO the authority to grant stock options or other equity awards to eligible employees who are not executive officers, and (ii) the Administrative and Investment Committee the administrative and fiduciary functions related to our Company’s employee benefit plans, including the review of funding and investment of plan funds, and the authority to approve amendments to the plans, appoint trustees and enter into trust agreements.
In 2023, our Compensation and Governance Committee retained the services of Semler Brossy Consulting Group as its independent compensation consultant (“Compensation Consultant”). See “Compensation Discussion and Analysis—Independent Compensation Consultant” for additional information regarding our Compensation and Governance Committee’s engagement of its Compensation Consultant.

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Our Compensation and Governance Committee also advises our Board on committee structure and membership and corporate governance matters. It evaluates the governance environment, receives feedback from management interactions with stockholders, and reviews and recommends to our Board corporate governance enhancements that are in the best interest of our Company and our stockholders.
Our Compensation and Governance Committee also oversees Edwards’ political activities, including the periodic review of its policy on political expenditures and its payments that may be used for political purposes, and receives reports regarding compliance with the policy. In addition, our Compensation and Governance Committee reviews and oversees Edwards’ principles, programs and practices on corporate impact topics, including environmental and social affairs, as well as our Company’s public reporting on these topics. Reports concerning political activities and corporate impact efforts and metrics are presented periodically to our Compensation and Governance Committee.
The full responsibilities of our Compensation and Governance Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”

Succession Planning.  Our Board is actively engaged and involved in talent management to identify and cultivate our future leaders. At regularly scheduled Board meetings, directors discuss our Company’s leadership and talent development. Our directors also have an opportunity to meet with Company leaders, including executive officers, business group leaders and functional leaders through regular reports to our Board from senior management, technology showcases and other gatherings with management. In addition, Board members have freedom of access to all employees, and regularly make site visits to meet local management.
We maintain a robust mid-year and annual performance review process for our employees, as well as many programs focused on leadership development and growth that are designed to cultivate leadership principles in our future leaders. Management develops leadership at lower levels of the organization by identifying both high potentials and key talent and exposing them to the skills and capabilities that will allow these individuals to become future leaders.
Communications with our Board of Directors.  Stockholders and other interested parties who desire to contact any member of our Board, including the non-management members of our Board as a group, may write to any member or members of our Board at: Board of Directors, c/o Corporate Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Corporate Secretary of our Company and, after initial review and determination of the nature and relevance of such communications, will be distributed to the appropriate members of our Board depending on the facts and circumstances described in the communication.

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CORPORATE IMPACT
At Edwards, our commitment to corporate responsibility and corporate impact reflects our dedication to innovate for those with unmet needs and the impact we have on society and our stakeholders. Our purpose is expressed in the words of our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients—creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.” The Compensation and Governance Committee of our Board (the “Compensation and Governance Committee”) maintains formal oversight responsibilities for our Corporate Impact reporting program, with regular discussions at meetings of the full Board. More details on our Corporate Impact initiatives, approach, and performance can be found in our Sustainability Report posted on our website at www.edwards.com/sustainability.

Board Oversight Over Corporate Impact
Our Board oversees our Company’s corporate impact program.
Board of Directors
Oversees Edwards' strategy and its impacts on patients, practitioners and healthcare systems and the related impacts to environmental, social, and governance practices, and receives annual reports from management.
CEO	Compensation and Governance Committee	Audit Committee
Measured against performance management objectives for improving our Corporate Impact, metrics and disclosure	Oversees Edwards' Corporate Impact principles, programs, and practices, and periodically reviews reports on our progress
Oversees financial reporting and statements, including disclosures related to environmental, social, and governance matters in Edwards' SEC filings, legal and regulatory requirements and audit functions

Executive Leadership Team
Provides oversight for Corporate Impact and the Corporate Impact Reporting Team. Responsible for corporate impact metrics and initiatives throughout the company. Reports on progress, alongside members of the Corporate Impact Council, to our Board and its Committees.

Senior Vice President, Associate General Counsel and Corporate Secretary
Supports the development and implementation of a cohesive strategy for reporting in our Corporate Impact Report, including the determination and prioritization of disclosure requirements and streamlining and integrating with our other public disclosures, provides updates and information to stakeholders on topics related to Corporate Impact, leads the Corporate Impact Council, and reports on relevant corporate impact-related updates to the executive leadership team and to the Board on a regular basis.

Corporate Impact Council
Led by the Senior Vice President, Associate General Counsel and Corporate Secretary, comprised of a cross-functional group of senior leaders designated by the executive leadership team, to support the Corporate Impact Reporting function. Members of the Corporate Impact Council are invited by the executive leadership team and are comprised of senior leaders across multiple functions within Edwards.
Edwards’ Sustainability Report discusses our progress and commitment to addressing the global needs of our stakeholders including good corporate governance, and the well-being and health of the environment, our employees, and the communities in which we live and work. In 2023, we further integrated Corporate Impact to align with our business strategy. Our team continues to consider our impacts on the world around us and assesses and reports progress on our business goals annually. By taking a long-term view and approach to our strategy and by maintaining our focus on the impact we have on key stakeholders, we are creating a sustainable company that will grow and thrive even in the face of unpredictable challenges. By building trusted partnerships and acting with purpose, we aim to impact even more patients around the world. More details on our approach and performance can be found in our Sustainability Report posted on our website at www.edwards.com/sustainability.

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DIRECTOR COMPENSATION
Director Compensation Table – 2023
The following table presents the 2023 compensation paid or awarded to each individual (other than Mr. Mussallem) who served as a nonemployee director at any time during 2023. The compensation paid to Mr. Mussallem in 2023, including the compensation paid or awarded to him for his service as a non-employee director in 2023 following his retirement as our CEO, is presented in the “Executive Compensation” section of this Proxy Statement. Mr. Mussallem did not receive additional compensation for his service as a director while he served as our CEO.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mr. Gallahue	$ 85,084	$ 249,972	—	$ 335,056
Ms. Heisz	106,450	249,972	—	356,422
Mr. LaViolette	80,000	249,972	—	329,972
Mr. Loranger	85,084	249,972	—	335,056
Ms. Marsh	115,000	249,972	—	364,972
Ms. Sequeira	85,000	249,972	—	334,972
Mr. Valeriani	98,000	249,972	—	347,972
(1)    Consists of annual retainer fees and meeting fees for service as a director and a member of Board committees. Please see the section “Retainers and Fees” below. Director fees that would have been paid in cash, but, at the election of the director, converted to restricted stock or option awards are included in this “Fees Earned or Paid in Cash” column.
(2)    Amounts disclosed in these columns reflect the aggregate grant-date fair value of the restricted stock award or option award, as applicable, granted to our nonemployee directors during 2023 (excluding restricted stock and option awards granted in lieu of cash and as to which the corresponding retainer fees have been included in the “Fees Earned or Paid in Cash” column), as determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of restricted stock awards and option awards contained in Note 15 of the “Notes to Consolidated Financial Statements” in the 2023 Annual Report.
     Please see the information under “Nonemployee Directors Stock Incentive Program” and “Outstanding Nonemployee Director Equity Awards” below for the grant-date fair value of each restricted stock and option award granted to our nonemployee directors in 2023 as well as the restricted stock and option awards held by each nonemployee director at the end of 2023.
Retainers and Fees.    Nonemployee directors received the following retainers and fees in 2023:

Nonemployee Director Retainers and Fees
Annual Retainers
Nonemployee Director	$80,000
Lead Independent Director	$35,000
Audit Committee Chair	$25,000
Audit Committee Member	$5,000
Additional Meeting Fees if meetings exceed the following:	$1,500*
– 10 meetings for the Board
– 10 meetings for the Audit Committee
– 7 meetings for the Compensation and Governance Committee
Compensation and Governance Committee Chair	$18,000
*    Per meeting; meeting fees cannot be deferred.

A director may elect to receive stock options or restricted shares in lieu of the annual cash retainers as described in “Deferral Election Program” below. Meeting fees, however, cannot be deferred. Retainers are paid in advance. Directors beginning service during the year receive a prorated amount of the retainer.

Our Compensation and Governance Committee met nine times in 2023. Mr. LaViolette and Ms. Marsh attended both of the additional meetings and Mr. Valeriani attended one additional meeting. Each of Mr. Valeriani, Mr. LaViolette, and Ms. Marsh will be receiving additional meeting fees reflecting their attendance.

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Nonemployee Directors Stock Incentive Program.   In order to align the nonemployee directors’ interests more closely with the interests of our stockholders, we maintain our Nonemployee Directors Stock Incentive Program (the “2020 Nonemployee Directors Stock Incentive Program”), pursuant to which each nonemployee director receives an annual grant of options for up to 120,000 shares of our common stock, or Restricted Stock Units (“RSU”) for up to 48,000 shares of our common stock, or a combination of options and RSUs with a grant-date value established by our Compensation and Governance Committee or our Board. The annual equity award is typically granted on the day after our annual meeting. Our Board has discretion to determine whether an award will be granted to a director who joins our Board mid-year and to determine the terms and conditions of any such award. Our Compensation and Governance Committee recommends to our Board for its approval the actual amount and type of award for each year. For 2023, our Board provided that each nonemployee director in office following our 2023 annual meeting (other than Mr. Mussallem) would be granted RSUs having a grant date value of $250,000, and that Mr. Mussallem would be granted RSUs having a grant date fair value of $400,000 (with the larger amount attributable to his service as the non-executive Chairman of the Board), with each grant rounded to the nearest whole share.
On May 12, 2023, in conjunction with his appointment to non-executive director, Mr. Mussallem received 4,485 RSUs as an annual grant (the grant-date fair value of such award, determined as noted in footnote 2 to the Director Compensation Table above, was $399,972). This award is included in Mr. Mussallem's compensation presented in the "Executive Compensation" section of this Proxy Statement. All other nonemployee directors who were serving on that date received 2,803 RSUs as an annual grant (the grant-date fair value of such award was $249,972, determined as noted in footnote 2 to the Director Compensation Table above).
These RSUs vest 100% upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change of control of Edwards. Once the RSUs vest, the shares must be held subject to the requirements described in “Directors’ Stock Ownership Guidelines and Holding Requirement” below.
Deferral Election Program.    In lieu of all or part of a nonemployee director’s annual cash retainer, the director may elect to receive either stock options or restricted stock awards under the 2020 Nonemployee Directors Stock Incentive Program. If a director makes a timely election to receive stock options, such options are granted on the date the cash retainer would otherwise have been paid, and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director’s cash retainer that was foregone to receive the award. The options are exercisable and vested in full on the grant date, and the exercise price per share is the fair market value of the common stock on the grant date. If a director makes a timely election to receive a restricted share award, the shares are granted on the date the cash retainer would otherwise have been paid, and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock on the grant date. The restrictions on the restricted shares lapse upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
On May 12, 2023, Ms. Heisz and Mr. Mussallem received stock options to acquire 1,795 and 3,589 shares of Edwards common stock, respectively, in lieu of the portion of their annual cash retainer deferred (the grant-date fair value of each such award was $41,450 and $82,877, respectively, determined as noted in footnote 2 to the Director Compensation Table above for Ms. Heisz and as noted in footnote 3 in the Summary Compensation table for Mr. Mussallem). On the same date, Messrs. Gallahue and Loranger received a grant of 898 restricted shares in lieu of their annual cash retainer (the grant-date fair value of such award was $80,084, determined as noted in footnote 2 to the Director Compensation Table above).

Directors’ Stock Ownership Guidelines and Holding Requirement.    Under the stock ownership guidelines, each nonemployee director is expected to own shares of our common stock with a value of at least $500,000. This amount equals more than six times the base annual cash retainer for each nonemployee director. Shares that count toward meeting the guideline include common stock owned outright, restricted stock, and RSUs. Once the stock ownership guideline of $500,000 is met, each nonemployee director is required to hold 50% of the net remaining shares of the common stock, whether owned outright and/or acquired in connection with the vesting of restricted stock and/or restricted stock units, after satisfaction of applicable taxes (and in the case of stock options granted prior to July 2021, after satisfaction of applicable taxes and payment of the exercise price) until the director’s Board service ends. The holding requirement does not apply to equity awards directors elect to receive in lieu of their cash retainers.
Expense Reimbursement Policy.    Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs. Our Board may change compensation and reimbursement arrangements for nonemployee directors from time to time.

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Outstanding Nonemployee Director Equity Awards
The following table sets forth, as of December 31, 2023, the stock options and unvested stock awards (RSUs and restricted shares) held by each nonemployee director (other than Mr. Mussallem) who served on our Board in 2023. Mr. Mussallem's outstanding equity awards as of December 31, 2023 are presented in the "Outstanding Equity Awards at 2023 Fiscal Year-End" table in the "Executive Compensation" section of this Proxy Statement.

		Option Awards			Stock Awards
Name	Grant Date	Exercise Price ($)	Unvested Option Awards (#)	Option Awards Vested and Outstanding (#)	Stock Awards Not Vested (#)
Mr. Gallahue	05/12/2017	36.8633	—	7,056	—
	05/12/2023	—	—	—	2,803(1)
	05/12/2023	—	—	—	898(2)
Total			—	7,056	3,701
Ms. Heisz	05/12/2017	36.8633	—	7,056	—
	05/18/2018	45.3167	—	5,739	—
	05/08/2020	72.6133	—	3,099	—
	05/04/2022	108.6500	—	2,209	—
	05/12/2023	—	—	—	2,803(1)
	05/12/2023	89.1800	—	1,795(3)	—
Total				19,898	2,803
Mr. LaViolette	05/12/2023	—	—	—	2,803(1)
Total			—	—	2,803
Mr. Loranger	05/18/2018	45.3167	—	5,739	—
	05/08/2020	72.6133	—	4,134	—
	05/05/2021	91.7700	—	3,270	—
	05/12/2023	—	—		2,803(1)
	05/12/2023	—	—	—	898(2)
Total			—	13,143	3,701
Ms. Marsh	05/12/2023	—	—	—	2,803(1)
Total			—	—	2,803
Ms. Sequeira	05/12/2023	—	—	—	2,803(1)
Total			—	—	2,803
Mr. Valeriani	05/12/2023	—	—	—	2,803(1)
Total			—	—	2,803

(1)    Annual awards vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
(2)    Annual retainer fees deferred into restricted shares under the Deferral Election Program vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
(3)    Annual retainer fees deferred into stock options under the Deferral Election Program are vested upon grant.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of our Company’s common stock by each stockholder known by our Company to own beneficially more than 5% of the Company’s common stock as of January 31, 2024.

Principal Stockholder Name and Address	Total Shares Beneficially Owned	Percentage of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	52,362,913	8.63%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	52,171,889	8.60%
(1)    Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, on its own behalf, on February 13, 2024. The Schedule 13G/A indicates The Vanguard Group had shared voting power for 807,061 shares, sole dispositive power for 49,751,511 shares and shared dispositive power for 2,611,402 shares.
(2)    Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on January 25, 2024. The Schedule 13G/A indicates BlackRock, Inc. had sole voting power for 46,950,021 shares and sole dispositive power for 52,171,889 shares.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth certain information regarding beneficial ownership of our Company’s common stock as of January 31, 2024, by (i) each of our NEOs (as named below); (ii) each of our current directors and director nominees; and (iii) all of our current directors and executive officers as a group. Percent of beneficial ownership is based upon 601,265,988 shares of our Company’s common stock outstanding as of January 31, 2024.
Under the column “RSUs and Shares Underlying Options,” we include the number of shares that could be acquired within 60 days of January 31, 2024, pursuant to the exercise of stock options or the vesting of stock unit awards. These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated, we believe that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Named Executive Officers, Executive Officers and Directors	Outstanding Shares Beneficially Owned(1)	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Mr. Zovighian	18,060	127,400	145,460	*
Mr. Ullem	266,318	223,870	490,188	*
Mr. Bobo	200,621	286,892	487,188	*
Ms. Szyman	20,745	214,000	234,745	*
Mr. Wood	196,302	176,643	372,945	*
Mr. Mussallem	4,038,378	1,106,249	5,144,627	*
Ms. Davis(2)	—	—	—	—
Mr. Gallahue	63,221	7,056	70,277	*
Mr. Loranger	67,617	13,143	80,760	*
Mr. Valeriani	66,111	—	66,111	*
Ms. Marsh	29,077	—	29,077	*
Ms. Heisz	24,177	19,898	44,075	*
Ms. Sequeira	8,218	—	8,218	*
Mr. LaViolette	4,915	—	4,915	*
All current directors and executive officers as a group (17 persons)	5,186,792	2,491,831	7,644,979	1.27%
*    Less than 1% of the issued and outstanding shares of Edwards' common stock.
(1)    Includes shares held by family trust, members of his/her household, in the 401(k) Plans, or jointly, as follows: Mr. Mussallem, 4,038,378; Mr. Ullem, 266,318; Mr. Wood, 496; Mr. Bobo, 173,596; Mr. Gallahue, 63,221; Mr. Loranger, 15,000; and Ms. Sequeira, 5,918.
(2)    Ms. Davis has been nominated for election at the 2024 Annual Meeting.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE OFFICERS
Set forth below is the biographical information regarding our current executive officers, other than Mr. Zovighian, whose biographical information is set forth under “Proposal 1—Election of Directors—Director Nominees” above. None of the executive officers has any family relationship with any other executive officer or any of our directors.

Donald E. Bobo, Jr., age 62. Mr. Bobo has been Corporate Vice President since 2007 and is currently responsible for Edwards’ corporate strategy and corporate development functions. In addition, Mr. Bobo has executive responsibility for the heart failure initiatives, as well as the U.S. healthcare solutions and commercial services team. Mr. Bobo has more than 35 years of experience in the medical technology and healthcare industry and has served in various operating roles at Edwards, including, most recently, the development of the Company’s Transcatheter Mitral and Tricuspid business, Vice President and General Manager of the Surgical Structural Heart business and global valve manufacturing operations. Prior to joining Edwards in 1995, Mr. Bobo held a variety of roles with increasing levels of responsibility with American Hospital Supply and Baxter Healthcare Corporation as well as InnerSpace Medical. He serves on the boards of egnite and Advanced Medical Technology Association (AdvaMed) and has been a board member and chaired executive committee of the California Life Sciences Association.

Daveen Chopra, age 45. Mr. Chopra has been Corporate Vice President, Transcatheter Mitral and Tricuspid Therapies (TMTT) since January 2023. Mr. Chopra previously served as Corporate Vice President, Surgical Structural Heart, since May 2018. Mr. Chopra has broad experience in the medical technology industry, including global leadership in strategy, marketing, commercial operations, research and development, and program management. Prior to joining Edwards, Mr. Chopra held senior and executive roles with increasing levels of responsibility at Medtronic plc, from 2005 to 2018, culminating in a global leadership role as Vice President and General Manager of Medtronic's Aortic Franchise. Mr. Chopra’s previous roles at Medtronic include Vice President of Global Marketing, leading Medtronic’s Endovascular Therapies Business. While in Medtronic’s Endovascular Therapies Business, he served as Vice President, U.S. Commercial Operations, Director of Program Management Office, Senior Business Manager for the Endovascular and Peripheral Business in Asia-Pacific, Global Group Product Manager for Thoracic Stent Grafts, and International Aortic Product Manager. Prior to Medtronic, Mr. Chopra served as an international strategy consultant at The Parthenon Group supporting clients in various industries ranging from education to industrial manufacturing. Mr. Chopra previously served on the boards of Edwards Lifesciences Foundation and Octane.

Jean-Luc Lemercier, age 66. Mr. Lemercier has been Corporate Vice President, EMEACLA (Europe, Middle East, Africa, Canada and Latin America) since July 2017, and led JAPAC (Japan, Asia Pacific and Greater China) from August 2022 to December 2023. Prior to assuming his current role, Mr. Lemercier served as Vice President of Transcatheter Heart Valves EMEA, from 2008 to 2017. Under his leadership, Edwards has successfully built its leadership position in Europe. Prior to joining Edwards, Mr. Lemercier served in various leadership roles with Johnson & Johnson Cordis from 1996 to 2008, including leader of the structural heart disease group in the United States, Vice President of New Business Development in Europe, Vice President of the Cordis Cardiology Division in Belgium, and General Manager of Cordis France. Mr. Lemercier has more than 30 years of medical technology experience, beginning with Baxter in France, and held several sales and marketing management positions within Baxter in both Europe and the United States. Mr. Lemercier has served on the board of CARMAT since 2017.

Daniel Lippis, age 48. Mr. Lippis has been Corporate Vice President, JAPAC (Japan, Greater China and Asia Pacific) since January 2024. Mr. Lippis has more than 25 years of sales, marketing, business operations and general management experience in the pharmaceutical and medical technology industries. Mr. Lippis joined Edwards in 2010 to lead the marketing function for the Transcatheter Heart Valve business and, subsequently, oversaw the successful launches and therapeutic adoption of TAVR and the SAPIEN valve platforms in the U.S. and globally. Most recently, Mr. Lippis served as Senior Vice President of Europe TAVR where he led sustained growth of the TAVR technology, developed a high-touch field organization and championed diversity, inclusion and belonging efforts throughout the region. In 2022, his responsibilities were expanded to include business operations and regulatory affairs for EMEACLA (Europe, Middle East, Africa, Canada and Latin America). Before joining Edwards, Mr. Lippis held sales and marketing leadership positions of increasing responsibility at Johnson & Johnson companies, Biosense Webster Inc. and Cordis Inc., based in the United States, Europe, and Asia Pacific.

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Wayne Markowitz, age 51. Mr. Markowitz joined Edwards as General Manager and Senior Vice President, Surgical Structural Heart, in August 2023. Mr. Markowitz has responsibilities for R&D, operations, marketing, commercial, clinical and regulatory initiatives. Mr. Markowitz has more than 20 years of experience in the medical technology industry including leadership roles in the U.S., Europe and Japan. Prior to joining Edwards, he served as Worldwide Executive Vice President and Global Head of Endovascular Robotics at Siemens Healthineers. Prior to that, Mr. Markowitz spent several years in general management and leadership roles at Johnson & Johnson, as well as functional leadership responsibilities at Boston Scientific for a decade. Mr. Markowitz’s experience spans therapeutic areas including cardiovascular, neurovascular, plastic surgery, sterilization and vision. In 2024, he joined the board of the Edwards Lifesciences Foundation. Mr. Markowitz previously served on the board of MassMEDIC.

Catherine M. Szyman, age 57. Ms. Szyman has been Corporate Vice President, Critical Care, since 2015 and is currently responsible for the Company’s global critical care and vascular business. Under her leadership, Edwards has experienced successful sales growth in the Critical Care business unit. Prior to 2015, she was employed for more than 20 years at Medtronic plc, where she served as its President of Medtronic’s Global Diabetes business from 2009 to 2014, overseeing research, development, operations, sales and marketing. Prior to that, she held a variety of leadership roles at Medtronic, including Senior Vice President of Corporate Strategy and Business Development, General Manager of Endovascular Innovations and Vice President of Finance for the Cardiovascular Business. Ms. Szyman serves on the boards of Outset Medical Inc. and Inari Medical Inc. Ms. Szyman previously served on the boards of Tornier, Inspire Medical Systems, the American Heart Association of Orange County, the California Healthcare Institute and the Edwards Lifesciences Foundation. In connection with the announced spin-off of our Critical Care product group, Ms. Szyman is expected to serve as Chief Executive Officer of the new company upon completion of the transaction, anticipated at the end of 2024.

Scott B. Ullem, age 57. Mr. Ullem has been Corporate Vice President, Chief Financial Officer, since January 2014. In addition, Mr. Ullem has executive responsibility for the Company’s information technology, information security, risk management, indirect sourcing, and corporate services teams. Prior to joining Edwards, he served as Chief Financial Officer of Bemis Company Inc., a Fortune 500 publicly traded global supplier of packaging and pressure sensitive materials used in leading food, consumer, and healthcare products, from May 2010 to December 2013. Mr. Ullem also had leadership responsibility for one of Bemis’ three business segments and the company’s information technology function. Prior to Bemis, Mr. Ullem spent 17 years in investment banking, serving as Managing Director at Goldman Sachs and later at Bank of America. Mr. Ullem currently serves on the board of directors of Illumina. He is also a Henry Crown Fellow at the Aspen Institute.

Larry L. Wood, age 58. Mr. Wood has been Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement (TAVR) and Surgical Structural Heart, since January 2023. Mr. Wood previously served as Corporate Vice President, TAVR, since 2007. Under his leadership, Edwards has experienced extraordinary growth in the global TAVR business. Prior to assuming his current role, he served as Vice President and General Manager, Percutaneous Valve Interventions, from 2004 to 2007. Mr. Wood has more than 35 years of experience in the medical technology industry at both Edwards and Baxter Healthcare Corporation in positions including manufacturing management, regulatory affairs and strategic and clinical marketing, primarily for the surgical heart valve therapy business. Mr. Wood is a frequently invited faculty member at key interventional cardiology and cardiothoracic surgery scientific congresses. He previously held key positions in manufacturing management, regulatory affairs, and strategic and clinical marketing, primarily in the Company’s leading surgical heart valve franchise. Mr. Wood is also a passionate supporter of the United Way Orange County’s Destination Graduation Program which encourages at-risk high school students to graduate and pursue higher education.

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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying our executive compensation programs.
Edwards’ 2023 NEOs are as follows:

NEO Names and Current Positions
Bernard J. Zovighian Director and Chief Executive Officer
Scott B. Ullem Corporate Vice President, Chief Financial Officer
Donald E. Bobo, Jr. Corporate Vice President, Strategy & Corporate Development
Catherine M. Szyman Corporate Vice President, Critical Care
Larry L. Wood Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement and Surgical Structural Heart
Michael A. Mussallem Chairman of the Board and Former Chief Executive Officer*
* Mr. Mussallem served as our Chairman of the Board and CEO until his retirement as CEO on May 11, 2023, at which point Mr. Zovighian was appointed as CEO. Since his retirement as CEO, Mr. Mussallem has continued to serve as a non-executive Chairman of the Board. Mr. Mussallem intends to retire as a director and will not stand for re-election at the 2024 Annual Meeting.

Executive Summary
Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives.
Pay-for-Performance Philosophy.  Our Compensation and Governance Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied to the successful implementation of our long-term corporate strategy.
We are driven by our culture that puts patients first and our long-term corporate strategy that creates value with therapies that transform care and focuses on large, under-treated diseases. Our annual plan is essential to executing our strategy and seeks to do the right thing for patients, identifying unmet clinical needs and developing breakthrough therapies, while maintaining trusted relationships with our stakeholders. As a direct result of our strategy, we have introduced therapies, such as transcatheter aortic valve replacement, transcatheter mitral and tricuspid therapies, novel resilient surgical heart valves and noninvasive advanced hemodynamic monitoring, and we have strengthened our leadership positions. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our strategy and deliver on our commitments.
Our executive compensation programs are designed to emphasize performance-based compensation, reward financial performance and the implementation of our corporate strategy and align the financial interests of our executives with those of our long-term stockholders.

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EDWARDS’ CORPORATE STRATEGY INFORMS PAY DESIGN
Financial Drivers	Create Meaningful Value by Transforming Patient Care			Market Drivers
ê		ê		ê
Revenue	Focus	Innovation	Leadership	Share Price
	Singular focus on the large unmet needs of structural heart and critically ill patients	Pioneer breakthrough technologies with compelling evidence	Lead groundbreaking standards of care through trusted relationships	Total Stockholder Return (Relative to a subset of the S&P Healthcare Equipment Select Industry Index)
Earnings Per Share

Cash Flow
Our Corporate Strategy is translated into Strategic Imperatives

Financial Results	2023 Key Operating Drivers ("KODs") measure execution against the following Strategic Imperatives		Performance Objectives	Equity Vehicles
•Evaluated relative to target goals	•Lead the global expansion and drive Transcatheter Aortic Valve Replacement (“TAVR”) as the standard of care for aortic stenosis ("AS")		Assessed against individual objectives focused on financial measures and operational goals within a named executive officer's area of responsibility	•Stock Options
•Restricted Stock Units ("RSUs")
•Results weighted
50% Revenue Growth	•Transform and lead the treatment of mitral and tricuspid valve disease			•Performance-Based RSUs ("PBRSUs")
30% EPS	•Strengthen and expand global presence in surgical heart valves and critical care •Prioritize investments that fortify culture and support execution of the strategy
20% Free Cash Flow

Annual Cash Incentive Compensation			Long-Term Equity Compensation
Determined by multiplying financial measure achievement by KOD achievement by achievement of individual Performance Objectives			55% Options
20% RSUs
25% PBRSUs

2023 Financial and Operating Performance. Despite the challenges to our business due to COVID-19 and macroeconomic headwinds in the 2023 fiscal year, we continued to remain fully committed to our patient-focused innovation strategy, and our teams were relentless in doing the right thing for patients. Guided by our Credo, our priority has been to maintain access for patients to our life-saving technologies while providing continuous front-line support to our clinician partners, and protecting the well-being of our employees.
We expect to continue to experience adverse effects related to COVID-19 for some time, particularly as hospital systems continue experiencing budget constraints and staffing shortages, the supply chains continue to adjust to the market, and medical procedure rates and demand for our products continue to fluctuate as the medical system is rebalancing its infrastructure and resources in a post-COVID-19 market. Despite the impact of the pandemic, our total sales for fiscal year 2023 were $6.0 billion, an increase in underlying revenue growth for the year of approximately 12% over the prior year. We achieved approximately 1% growth in adjusted earnings per share while also increasing R&D by 13%1. The significant increase in R&D and infrastructure investments in 2023 helped strengthen our longer-term outlook.
Our highlights since January 1, 2023 include:
•    we launched the Edwards SAPIEN 3 Ultra RESILIA valve in Japan;
1 For additional information on non-GAAP items, please see Appendix A.

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•we received CE Mark approval for the Edwards SAPIEN 3 Ultra RESILIA valve in Europe;
•we received CE Mark approval for the EVOQUE tricuspid valve replacement system for the transcatheter treatment of eligible patients with tricuspid regurgitation and United States Food and Drug Administration ("FDA") approval for the treatment of tricuspid regurgitation, making it the world's first transcatheter valve replacement therapy to receive regulatory approval to treat tricuspid regurgitation;
•we received approval in Japan for PASCAL Precision to treat patients with degenerative mitral regurgitation;
•we received CE Mark approval for our MITRIS RESILIA surgical mitral valve;
•we completed enrollment in the ENCIRCLE Trial, the first pivotal trial for our transfemoral mitral replacement therapy, SAPIEN M3;
•we received FDA approval for a SAPIEN M3 continued access program;
•we restarted enrollment in our pivotal trial, ALLIANCE, designed to study our next generation TAVR technology, SAPIEN X4;
•we completed enrollment in PROGRESS, a pivotal trial studying the treatment of moderate aortic stenosis patients;
•we completed the enrollment of the full cohort of the TRISCEND II pivotal trial of the EVOQUE replacement system; and
•we announced our intention to complete a tax-free spin-off of our Critical Care product group around the end of 2024. The planned separation will enable sharpened focus as we pursue expanded opportunities for Transcatheter Aortic Valve Replacement, Transcatheter Mitral and Tricuspid Therapies, and Surgical Structural Heart patients, as well as new investments in interventional heart failure technologies.
Stock Performance.  As a general indicator of our pay-for-performance culture, our Compensation and Governance Committee considers how Edwards’ cumulative total return to stockholders (“TSR”) compares to both the S&P 500 Index and the S&P Healthcare Equipment Select Industry Index (the “SPSIHE”). The table below illustrates our 5-year cumulative TSR on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
*    $100 invested at market close on December 31, 2018, in stock or index, including reinvestment of dividends. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

2023 Annual Incentive Plan.  As the pandemic eased, our Board expected 2023 to return to pre-COVID-19 normalcy. In January 2023, our Board approved the 2023 Annual Incentive Plan, returning to the historical plan that includes the following three elements:
•    corporate financial measurement (based on underlying revenue growth, adjusted earnings per share and adjusted free cash flow targets);

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•    Key Operating Drivers (“KODs”) (quantifiable strategic milestones that include financial objectives and are tracked using a points system across our entire organization); and
•    individual performance.

2023 Corporate Annual Incentive Plan Outcomes.  In January 2024, our Board of Directors approved the 2023 KOD achievement at 128% of target. Our financial performance resulted in financial achievement at 73% of target. Accordingly, our cash incentive plan for corporate employees funded at 93% of target. Final incentive amounts for our NEOs for 2023 also took into account each employee’s individual performance. See “Elements of Compensation—Annual Cash Incentive Plan” below for additional information regarding the annual cash incentive payment.

Determination as to 2020 PBRSU Awards (Performance Period Closed in 2023). In May 2020, our Compensation and Governance Committee granted awards of PBRSUs to certain of our executives. For these awards to vest, Edwards’ TSR for the three-year performance period ending April 30, 2023 had to be at or above -7.5% points from the median TSR of the other companies that were listed in the SPSIHE Subset on the grant date and were still publicly traded on April 30, 2023. Our Compensation and Governance Committee determined that as of April 30, 2023 our relative TSR was 2.15% points below the median and, in line with our pay for performance philosophy, 78.48% of the target award for each executive vested.

Consideration of Say-on-Pay Vote Results.  At our 2023 annual meeting, our stockholders cast an advisory vote on the compensation of our NEOs (a “say-on-pay” vote). Approximately 91% of the votes cast on this proposal voted in favor of our NEO compensation. We believe this vote reflects stockholders’ continued strong support of our compensation programs for our NEOs. Our Compensation and Governance Committee will continue to consider the results of say-on-pay votes along with the feedback received from stockholders received through the stockholder outreach program when making future compensation decisions for our NEOs.
Compensation Philosophy and Objectives for NEOs.  Our compensation programs are designed to attract, retain, motivate and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, our objectives are to:
•    offer programs that place a higher emphasis on performance-based compensation than fixed compensation;
•    align the financial interests of executives with those of our long-term stockholders; and
•    provide compensation that is competitive.

We strongly believe that a significant amount of compensation for our NEOs should be composed of short-term and long-term incentives, or at-risk pay, to focus the executives on near-term goals and strategic initiatives. The amount of such short-term and long-term incentive compensation is dependent on achievement of our annual goals, individual performance, and long-term increases in the value of our stock. In this Proxy Statement, “target total direct compensation” for each NEO consists of (i) base salary, (ii) Incentive Pay Objective (as defined under “Elements of Compensation—Annual Cash Incentive Plan” below), and (iii) long-term incentive awards (presented in the charts below using the values for the awards approved by the Compensation and Governance Committee). The Compensation and Governance Committee assesses the effectiveness of the compensation program and considers changes to the structure and elements of the compensation program after reviewing (1) the total compensation executive officers have been paid out historically under the compensation structure, and (2) reviewing prepared tally sheets which identify and quantify all components of executive pay to be paid out in future years. The review of historical, current and future executive compensation provides a holistic view of the program, and from these assessments, the Compensation and Governance Committee can best determine whether the program has paid for performance as it intended to do and is expected to pay for performance as it intends to do.

The charts below illustrate the percentage weighting of each compensation vehicle that comprise the 2023 target total direct compensation for Mr. Zovighian (our CEO at the end of the fiscal year) and the average for the other NEOs. (Since Mr. Mussallem retired as CEO in 2023, his compensation was excluded when determining the average weighting of the 2023 target total direct compensation for the other NEOs.) For 2023, 90% of CEO target pay was at risk, with nearly 80% delivered in long-term incentives. For our other NEOs, over 80% of target pay is at risk, and over 65% is in the form of long-term incentives. Stock options represent the largest portion of pay for our CEO and other NEOs. This heavy weighting on stock options is less common in the market and reflects our corporate strategy of creating long-term stockholder value and our pay philosophy of emphasizing performance-based pay.

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2023 CEO	2023 NEOs (other than CEO)
Target Total Direct Compensation Pay Mix	Average Target Total Direct Compensation Pay Mix

Compensation Process.  Our Compensation and Governance Committee is responsible for discussing, evaluating and approving the compensation of our CEO and our other NEOs, including the specific objectives and target performance levels to be included in our executive compensation plans. Our CEO and other members of the executive leadership team develop our Strategic Imperatives as well as the KODs that measure our achievement of these imperatives. Our Board reviews and approves the Strategic Imperatives and KODs at the start of every year. Our CEO provides input to our Compensation and Governance Committee after year-end regarding achievement of our Strategic Imperatives and KODs. In addition, our CEO and our Corporate Vice President of Human Resources provide recommendations to our Compensation and Governance Committee regarding compensation of our NEOs (other than our CEO). Our Compensation and Governance Committee then determines the compensation of our CEO and reviews and approves the compensation of our other NEOs.
Our CEO and our Corporate Vice President of Human Resources are invited to, and regularly attend, Compensation and Governance Committee meetings as non-voting guests. Our Compensation and Governance Committee regularly meets in executive session without participation by our CEO or other management representatives. In addition, our CEO and Corporate Vice President of Human Resources meet with our Compensation Consultant as well as the Chair of our Compensation and Governance Committee in preparation for Compensation and Governance Committee meetings, and the Compensation Consultant also regularly attends Compensation and Governance Committee meetings and participates in executive sessions with our Compensation and Governance Committee.
Independent Compensation Consultant.  Our Compensation Consultant, Semler Brossy Consulting Group, has been retained by and reports to our Compensation and Governance Committee and provides executive and director compensation consulting services to our Compensation and Governance Committee.
Semler Brossy’s responsibilities for 2023 generally included:
•    Annual and periodic reviews of executive total compensation relative to peers;
•    Annual and periodic reviews of director total compensation;
•    Annual and periodic reviews of our Company’s comparator group;
•    Report on proxy advisory firms around say-on-pay and other compensation matters;
•    Presentations on specialized topics, as requested or applicable;
•    Reports to our Compensation and Governance Committee on market trends and best practices in compensation; and
•    Attendance and participation in all Compensation and Governance Committee meetings and stockholder consultations, as requested.
The Compensation Consultant does not provide any other services to our Board or our Company. Our Compensation and Governance Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and determined that the Compensation Consultant is independent, and free of conflicts of interest with us or any of our directors or executive officers.

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Setting Compensation Levels and Use of Competitive Data.   In determining the appropriate positioning level of each NEO’s target total direct compensation and each component of compensation for an NEO, our Compensation and Governance Committee takes into account its assessment of our Company’s or business unit’s general performance, as applicable for each executive, and the executive’s years of service, experience, level of individual performance and potential to contribute to our future growth. Accordingly, an NEO’s actual compensation may be higher or lower than the median for the position based on our Compensation and Governance Committee’s assessment of these other factors. If our Compensation and Governance Committee determines that changes are appropriate, it has the flexibility to make adjustments for one or more executives.
Consistent with our philosophy of emphasizing pay for performance and as further described in the "Elements of Compensation—Annual Cash Incentive Plan" section below, annual cash incentive payments are designed to be above Incentive Pay Objectives when we exceed our goals and below the Incentive Pay Objectives when we do not achieve our goals. In the event threshold levels of performance are not attained, no annual incentive payment is generally awarded. For purposes of establishing the value of equity awards, stock options are valued as of the grant date using the Black-Scholes valuation model. RSUs and PBRSUs are valued at the fair market value of the underlying shares on the grant date.

Except as otherwise noted above or described below, our Compensation and Governance Committee’s executive compensation determinations are subjective and the result of our Compensation and Governance Committee’s business judgment, which is informed by the experiences of the members of our Compensation and Governance Committee as well as the input from the Compensation Consultant and peer group data provided by the Compensation Consultant.

In order to establish competitive compensation market data for our NEOs, the Compensation Consultant uses public proxy information from companies primarily in the medical technology industry. These peer companies are chosen based on our Compensation and Governance Committee’s assessment of their market capitalization, revenue, business focus, complexity, geographic location and the extent to which our Compensation and Governance Committee believes they compete with us for executive talent (the “Comparator Group”). The composition of the Comparator Group is reviewed annually to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect our competitive market and provides statistical reliability.

The review of the Comparator Group for pay decisions in 2023 was conducted in July 2022. After evaluating a series of qualitative and quantitative factors among other publicly traded U.S. companies in our industry, including scale, talent, business, and operational characteristics and overlap among peers, our Compensation and Governance Committee selected the below companies as the Comparator Group for 2023, which stayed the same from 2022.

Edwards’ 2023 Comparator Group
Abbott Laboratories	Boston Scientific Corporation	Intuitive Surgical, Inc.
ABIOMED, Inc.	The Cooper Companies, Inc.	Medtronic plc
Agilent Technologies, Inc.	DexCom, Inc.	ResMed Inc.
Align Technology, Inc.	Hologic, Inc.	Stryker Corporation
Baxter International Inc.	IDEXX Laboratories, Inc.	Teleflex, Inc.
Becton, Dickinson and Company	Illumina, Inc.	Zimmer Biomet Holdings, Inc.

As of May 11, 2022, Edwards ranked at the 74th percentile of this group when measured on the basis of 90-day average market capitalization. Compensation data are generally regressed for market capitalization to ensure that the data are not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data, which allows for more statistically valid comparisons. The key measure used in our regression model is market capitalization. Based on this measure, the regression formula correlates and adjusts the raw data for base salary, total cash compensation and target total direct compensation to predict those items based on the market capitalization for each of the Comparator Group companies.
Although data from the Comparator Group are the primary data input for compensation decisions for our NEOs, consideration is given to compensation data for companies in healthcare-related industries as reported in nationally recognized Radford Global Technology and Global Lifesciences Compensation Surveys. Our Compensation and Governance Committee considers both survey data that is healthcare-specific and also general industry data for companies within a similar size scope to Edwards. Our Compensation and Governance Committee believes it is appropriate to refer to these additional data because we compete with these types of companies for executive talent.
We do not target any specific percentile but instead consider the market data along with factors like the individual’s performance and context from the talent market more broadly to determine our target total direct compensation and the elements of compensation for our NEOs.

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Elements of Compensation.  The compensation package for each NEO consists primarily of (i) base salary, (ii) an annual cash incentive payment based on attainment of pre-established financial measures, operating goals, and individual performance, and (iii) long-term stock-based incentive awards. Each of these three components of compensation is intended to promote one or more of our objectives of designing executive compensation that is performance-based, is competitive, and aligns the interests of the executives with our stockholders.

Element of Compensation	Why We Pay this Element	Compensation and Governance Committee’s Evaluation Criteria
Base Salary	• Fixed compensation component	• Competitive data, the executive’s responsibilities, years of service, prior experience and expertise, individual performance, future potential, and internal equity are considered
• Attract and retain executives

Annual Cash Incentive	• Variable compensation component
• Incentive plan funding is determined by multiplying the financial measurement achievement by the KOD achievement times the Individual Performance Objective Achievement. For more details, see "Annual Cash Incentive Plan" below

• Reward achievement
•Align compensation with corporate financial measures, operating and strategic goals, and individual objectives

• Pay-for-performance
•Up to a maximum of 200% of pre-established Incentive Pay Objective
Long-Term Incentive Awards
Stock Options	• Variable compensation component
• The size and composition of long-term incentive awards take into account competitive target total direct compensation pay positioning guidelines using market reference data from the Comparator Group, along with the individual executive’s level of responsibilities, ability to contribute to and influence our long-term results, and individual performance

• Attract and retain executives
•Align with stockholders' interests and value creation

• Require performance as value is only realizable if the share price increases
RSUs	• Variable compensation component
• Attract and retain executives
•Align with stockholders' interests and value creation

PBRSUs	• Variable compensation component
• Pay-for-performance
• Align with stockholders' interests
Benefits	• Attract and retain executives	• Executives are eligible to participate in benefit programs on same terms as those generally offered to other Company employees
• Align with stockholders' interests by encouraging our executives to remain focused on our business

Base Salary.    Our Compensation and Governance Committee generally reviews each NEO’s base salary in February and any approved changes are effective with the first pay period in April of each year. In addition to the yearly adjustment, in 2023, certain base salaries were adjusted at other times to reflect promotions or increased responsibilities.

Mr. Mussallem’s base salary was not adjusted for 2023 because Mr. Mussallem had announced his intention to retire as CEO during 2023. Mr. Zovighian’s base salary was increased to $800,000 annually, effective January 1, 2023, in connection with his promotion to be the Company’s President, and was increased again to $1,050,000 annually, effective May 11, 2023, in connection with his becoming the Company’s CEO.

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Mr. Wood’s base salary was increased by 9% effective January 1, 2023, in connection with his expanded role and appointment as Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement and Surgical Structural Heart. Base salaries paid to our Messrs. Ullem and Bobo, and Ms. Szyman for 2023 increased between 4.5% and 4.6% in 2023 over the level in effect in 2022 to help maintain market competitiveness and based on our Compensation and Governance Committee's assessment of the executive's roles and contributions and, to provide competitive compensation, the salaries paid by the peer group companies to executives holding similar positions. In addition, Ms. Szyman’s base salary increased to $725,000 annually, effective December 11, 2023, in connection with the selection of Ms. Szyman as the Chief Executive Officer upon the completion of the announced spin-off of our Critical Care product group and her increased responsibilities related to preparing for the transition.

Annual Cash Incentive Plan.    All of our NEOs and many other management and non-management-level employees (approximately 18,132 employees) participated in the 2023 Edwards Incentive Plan (the “Incentive Plan”). Our Compensation and Governance Committee establishes for each NEO the amount of target annual cash incentive payment that may be earned for performance, referred to as the “Incentive Pay Objective.” Our Compensation and Governance Committee generally sets the Incentive Pay Objective at a level so that the total cash compensation (base salary plus incentive payment for expected performance) for our NEOs will be at approximately the median of executives at comparable positions in the Comparator Group. Our Compensation and Governance Committee then considers performance results to determine the actual cash incentive payments.

The actual Incentive Plan amount earned by each NEO is determined based on our financial performance, KOD achievement, and the executive's individual performance, as follows:

Financial Measurement Achievement

(based on underlying revenue growth, adjusted earnings per share, and adjusted free cash flow targets set at the beginning of the year)
The financial measurement multiplier
may not exceed 175%
X	KOD Achievement (based on strategic, corporate, and business unit objectives determined at the beginning of the year) The aggregate KOD multiplier may not exceed 150%	X	Individual Performance Objective Achievement (based on individual performance objectives determined at the beginning of the year)	=	Actual Incentive Plan amount earned
The “Grants of Plan-Based Awards in Fiscal Year 2023” table below reports the Incentive Pay Objective (called the “Target” in the table) established for each NEO for 2023 as well as the maximum amount that could have been earned by each NEO under the Incentive Plan for 2023 had the maximum performance levels been attained (which for each NEO is 200% of the NEO’s Incentive Pay Objective).

Annual Cash Incentive Plan Funding—KOD Components and Performance Measures

Our Compensation and Governance Committee, after consultation with management, sets annual incentive performance goals each year for achievement of financial measures and KODs. Financial measures are non-GAAP calculations generally on the same basis as contained in our financial guidance, subject to further adjustment to account for material developments during the year. In February 2023, our Compensation and Governance Committee selected revenue growth (50% weighting); earnings per share (30% weighting); and free cash flow (20% weighting) as the financial measures under the Incentive Plan for 2023 and initially established the minimum, target, and maximum financial measure performance levels set forth in the chart below. Our Compensation and Governance Committee chooses financial measures that are tied to our performance which is intended to motivate and reward executives for our Company’s annual performance. No funding is earned if actual performance associated with at least one of the financial goals does not exceed the pre-established minimum threshold. Achievement of the maximum level specified for each financial goal would result in a financial achievement multiplier of 175%.

Our Compensation and Governance Committee also established the Key Operating Drivers, or KODs, used under the Incentive Plan for 2023. The KODs are a rigorous set of milestones and metrics that are used throughout our Company to manage annual objectives at a more granular level. Annually, our Board approves our Company’s Strategic Imperatives from which our KODs are derived. The KODs contemplate near- and long-term objectives of our multi-year strategy, and the KODs are how we translate these strategic goals into specific tangible and quantifiable metrics to be achieved in any given year, holding all employees, including executives, accountable for our Company’s and their individual performance.

For 2023, there were four Strategic Imperatives approved by our Board of Directors from which the KODs were derived:

•Lead the global expansion and drive TAVR as the standard of care for aortic stenosis
•Transform and lead the treatment of mitral and tricuspid valve disease
•Strengthen and expand global presence in surgical heart valves and critical care
•Prioritize investments that fortify culture and support execution of the strategy

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Underlying these Strategic Imperatives are approximately 90 specific KOD metrics and milestones relating to, among other things, research and development, commercial and financial milestones in each of the four business units, key initiatives to increase patient access to our therapies and specific milestones for global supply chain as it relates to launches of products, supply, capacity, quality, productivity, service and capabilities. We do not disclose our KODs in detail because we believe doing so would cause a meaningful competitive disadvantage. Approximately 25% of the KODs include a financial component. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a discount to the financial measure. Performance above the range is considered extraordinary and results in a multiplier above 100%. The aggregate KOD multiplier may not exceed 150%.

Incentive Plan funding is determined after results of achievement of the predetermined financial measures and KODs are known, and is calculated by multiplying the financial measure achievement by the KOD achievement.

Annual Cash Incentive Plan Funding—2023 Actual Incentive Plan Funding Results

The following table shows the target level for each financial goal under the 2023 Incentive Plan, the level of achievement required to reach the minimum and maximum achievement levels, and our actual 2023 performance against the goal. Interpolation is applied for results between the levels shown in the chart and no portion of the incentive corresponding to a particular goal will be earned if actual performance falls short of the minimum level for that goal.

2023 Company Financial Performance Measures*

	Percentage of Financial Measure Achievement
	Minimum (25%)	Target (100%)	Maximum (175%)	Actual (%)

Revenue Growth – 50% Weight	6.5%	14.5%	22.5%	12.1%
Earnings per Share ($) – 30% Weight	$2.11	$2.64	$3.17	$2.52
Free Cash Flow ($M) – 20% Weight	$967	$1,267	$1,567	$1,043

*     Revenue growth used in setting and determining compensation is not calculated in accordance with GAAP, as further described in Appendix A. Earnings per share used in setting and determining compensation is not calculated in accordance with GAAP and reflects adjustments for items such as intellectual property agreement and litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and any significant acquisitions or program discontinuations that occurred during the plan year. Free Cash Flow is also a non-GAAP financial measure that is defined as cash flows from operating activities less capital expenditures and, on a non-GAAP basis, Free Cash Flow was determined excluding the impact of two non-recurring items: (i) an acquisition that occurred after the plan was established and (ii) a mid-year change in investment strategy to build up inventory.

Based on actual performance against the financial goals, our overall financial measure achievement multiplier for 2023 was 73%. The financial measure achievement is then multiplied by the KOD level of achievement. After evaluating actual achievement of approximately 90 different metrics and milestones underlying these KODs, our Board determined in its judgment that the overall KOD achievement multiplier for 2023 was 128%. Based on the formula above, combining financial performance of 73% with KOD performance of 128%, our Compensation and Governance Committee arrived at an actual calculated Incentive Plan funding of 93%.

Annual Cash Incentive Plan Funding—Individual Performance

Individual performance objectives for our CEO are approved by our Compensation and Governance Committee, and the individual performance objectives for our other NEOs are established collaboratively by our CEO and each such executive. Our Compensation and Governance Committee believes each executive has an appropriate number of meaningful individual performance objectives. The individual performance objectives are chosen to create goals, the attainment of which is designed to implement our strategic and operating plans, with a focus on the achievement of the financial measures and operational goals within each executive’s individual area of responsibility.

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These objectives are considered in the aggregate to determine an overall performance assessment for each NEO for the purposes of determining compensation. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include several quantitative measures. However, the assessment of the overall performance for each NEO involves a subjective process. Our CEO reviews the performance of each NEO (other than our CEO) with our Compensation and Governance Committee and recommends a performance assessment for each executive. Our Compensation and Governance Committee assesses our CEO’s performance. Our Compensation and Governance Committee then exercises subjective judgment, reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive’s performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance may impact an executive’s cash incentive payment, subject to an overall cap on incentive payments of 200% of the Incentive Pay Objective.

The individual performance objectives for our CEO and our other NEOs and the factors considered by our Compensation and Governance Committee for 2023 are described below.

NEO	2023 Performance Objectives and Factors Considered by our Compensation and Governance Committee
Messrs. Mussallem and Zovighian
•Enhance and deploy strategy; drive our strategic imperatives through KOD achievement; achieve Company financial goals; increase shareholder value; attract, develop, and retain a diverse, talented team; promote a strong culture consistent with our Credo and Aspiration; support proactive Board governance; implement a smooth leadership transition.

•Our Compensation and Governance Committee found that Mr. Zovighian in partnership with Mr. Mussallem engaged in a successful executive leadership transition with strong execution of key priorities. Our Company delivered on short-term goals and investments in our technology pipeline and infrastructure-related strategic initiatives intended to drive long-term growth and success. Demonstrating leadership, both Mr. Mussallem and Mr. Zovighian executed on our patient-focused strategy and refreshed our longer-term vision resulting in portfolio decisions to focus on structural heart innovation. In addition, we delivered on corporate impact goals, including those related to engagement in our patient initiatives as well as our commitment to our diversity, inclusion and belonging initiatives. Mr. Mussallem through May 2023 and then Mr. Zovighian for the remainder of 2023 promoted a strong patient-focused culture with the Board as well as with our employees. During the second half of 2023, Mr. Zovighian refreshed our longer-term vision resulting in portfolio decisions to focus on structural heart innovation.

Mr. Ullem
•Execute strategic plan and deliver Annual Operating Plan and Key Operating Drivers; Reinforce Edwards' valuation; Report timely and accurate financial information; Attract, develop and inspire talented employees; Elevate Information Technology as a key business contributor, including implementation of programs tied to improved processes and data governance; Execute Corporate Services initiatives, including expanding supplier diversity program

•Our Compensation and Governance Committee noted that Mr. Ullem demonstrated strong overall performance in the role of Chief Financial Officer. Specifically, he supported a smooth CEO transition, advanced efforts to strengthen relationships with stockholders, led effective financial planning, implemented new efficiency programs tied to information technology, advanced talent development initiatives and maintained a rigorous internal controls environment.

Mr. Bobo
•Develop and implement Edwards’ corporate strategy, drive strategic imperatives through KOD achievement, establish and execute business development goals that advance our strategy and strengthen our portfolio; provide leadership to our Strategy, Corporate Development and U.S. Healthcare solution teams; advance our emerging heart failure strategy; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

•The Compensation and Governance Committee noted Mr. Bobo’s leadership to strengthen and execute our innovation-driven strategy including advancing our companies’ portfolio across the core businesses and, building a portfolio of options that advance our heart failure initiative, representing Edwards with key external partners and industry trade organizations. Mr. Bobo executed key business development transactions that strengthened our pipelines, advanced key initiatives and complemented our internal R&D investments, and provided leadership for our new strategic initiatives including investment analysis, strategic fit analysis, and alliance management.

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Ms. Szyman
•Develop, evolve, and execute the strategy for the Critical Care and Vascular businesses to strengthen the core and expand through Smart Recovery technologies; consistently deliver sales growth and achieve the financial goals for the Critical Care and Vascular businesses; drive innovation and 2023 product development KODs; attract, develop and retain talented employees; and promote a culture of patient focus, innovation, operational excellence and quality compliance.

•The Compensation Committee noted that Ms. Szyman delivered impressive near-term results while continuing to focus on ensuring investment to execute the longer-term Critical Care strategy including the FDA granting clearance for our next generation monitoring platform, HemoSphere Alta, as well as six new advanced algorithms utilizing artificial intelligence. The team also completed the pediatric study enabling our advanced monitoring solutions to be used on children ages 12-18. In addition, Ms. Szyman was integral to the development and announcement of our strategic decision to spinout our Critical Care and Vascular business. Finally, Ms. Szyman co-sponsored an employee resource group, the Edwards Network of Women, and focused on global talent development, strengthening our patient-focused culture.

Mr. Wood
•Develop, evolve and execute the strategy for the Transcatheter Aortic Valve Replacement business to lead therapy growth and fortify our leadership position; consistently deliver sales growth and achieve the financial goals for the Transcatheter Aortic Valve Replacement business; drive innovation and improve patient treatment through 2023 product development and indication expansion KODs; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations. Additionally, Wood has responsibility for our Surgical Structural Heart business and oversees the strategy and overall execution of their plans.

•Our Compensation and Governance Committee noted that under Mr. Wood’s leadership, our Company delivered solid revenue growth in 2023 despite the challenging environment that included hospital staffing challenges and healthcare system recovery. Edwards continued our strong patient focus with on-site case support globally and was present in the great majority of the cases. His team drove adoption of the SAPIEN 3 Ultra RESILIA platform in the US which strengthened our leadership position. Mr. Wood continued to advance two ground-breaking indication expansion trials, Early TAVR studying severe AS patients without symptoms, and the PROGRESS Trial studying moderate AS patients. After more than 20 years of rigorous clinical experience and over 1 million patients treated, TAVR with SAPIEN is now a highly effective standard of care for patients suffering from aortic stenosis. Surgical Structural Heart delivered very strong revenue results as they continued to innovate for surgical patients and achieved a number of important product development milestones.

Annual Cash Incentive Plan Funding—Amounts Earned

Each NEO’s actual Incentive Plan amount earned for 2023 was determined by multiplying the NEO’s target Incentive Plan Objective by the financial achievement at 73% of target, the KOD achievement at 128% of target, and the individual performance percentage modifier for the executive (subject to the overall maximum Incentive Plan payment of 200% of the NEO’s Incentive Plan Objective). For Mr. Mussallem, the 2023 Incentive Plan payout reflects a pro-rata payout for his time in the Chief Executive Officer role and was subject to the same performance assessment criteria. Each NEO’s actual Incentive Plan amount earned for 2023 is included in the “Summary Compensation Table” below.

Committee Review Process.  Our Compensation and Governance Committee generally meets each January and February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. In February 2024, our Compensation and Governance Committee determined incentive payments to the NEOs that ranged from 88.4% to 102.3% of the Incentive Pay Objectives for our NEOs. The payout for our CEO was 100.4% of target and the average payout for our other NEOs was 96% of target which supports our Compensation and Governance Committee’s recognition of our Company’s long-term achievements in 2023 but also an appreciation of it

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having been a challenging year for our Company. The amount approved for each NEO for 2023 is reported in the accompanying “Summary Compensation Table.” The incentive payments were paid in March 2024.

Long-Term Incentive Awards.  The mix of long-term incentive awards granted to our NEOs in 2023 included stock options, PBRSUs and RSUs. Stock options represent the largest portion of our equity grant values as our Compensation and Governance Committee views them as most closely tied to our corporate strategy of creating long-term stockholder value. The Committee also views stock options as performance-based equity compensation because the value of our common stock must increase after the date of grant of the options in order for the options to have any value. Having a seven-year time horizon, stock options also promote the retention of our executives and are consistent with our focus on top-line growth, innovation and our longer-term investment horizon and product pipeline. PBRSU awards vest based on achievement of relative TSR performance, which our Compensation and Governance Committee believes is a straightforward and objective metric for our stockholders to evaluate our performance against the performance of other companies and to align with stockholder interests. The RSU awards have value regardless of stock price performance, so they help promote the stability and retention of a strong executive team over the longer term (vesting schedules generally require continuous service over multiple years, as described below) while also being directly aligned with stockholder value outcomes.

The 2023 long-term incentive awards granted to each of our NEOs were weighted 55% stock options, 25% PBRSUs, and 20% time-based RSUs. We believe rewarding a combination of absolute TSR (through stock options) and relative TSR (through PBRSUs), and providing stock-denominated time-based vesting RSUs, results in a balance between these incentives that appropriately aligns our executives’ pay with stockholder value while promoting the stability and retention of the executive team. Given the different risk and reward characteristics of these three types of awards and our executive compensation philosophy, our Compensation and Governance Committee believes that the equity awards granted to executives should include a greater proportion of stock options and PBRSUs relative to RSUs.

Since Mr. Mussallem was retiring in 2023, the equity awards he received in 2023 were awarded under our nonemployee director compensation program (see “Director Compensation” above) and he did not receive long-term incentive awards under our executive compensation program in 2023. Accordingly, the following discussion of 2023 NEO long-term incentive awards applies to the 2023 awards for our NEOs other than Mr. Mussallem.
Stock Options.  Stock options granted in 2023 to Messrs. Ullem and Zovighian and Ms. Szyman have a seven-year term and vest annually over four years as they were not retirement-eligible at the time of grant. Stock options granted in 2023 to Messrs. Bobo and Wood have a seven-year term and vest monthly over 36 months, consistent with the vesting standards established by our Company for its stock option grants to employees who are retirement-eligible which refers to those employees who are 55 years or older with 10 years of service. Stock options granted during 2023 have an exercise price equal to the closing price on the day of the regular Board meeting held on the next day following Compensation and Governance Committee approval as that was the effective date of grant for these options.
PBRSUs.  PBRSUs awarded in 2023 are based on relative TSR performance as measured for the three-year performance period beginning April 30, 2023 and ending April 30, 2026. The percentage of the target PBRSU awards that will vest at the end of the three-year performance period depends on the percentage by which our annualized TSR exceeds or falls short of the median annualized TSR (calculated assuming dividend reinvestment) of the SPSIHE Subset (as defined below). The chart below illustrates the maximum, target and threshold performance levels and the PBRSU payout at each level (with the payout level determined on a pro-rata basis for actual performance between the levels shows in the chart).

2023 PBRSU Performance Levels	Annualized TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award
Maximum	+7.5% or more points from median	175%
Target	Median	100%
Threshold	-7.5% points from median	25%
No Payout	More than -7.5% points from median	0%
The maximum and threshold performance levels applicable to the awards were set at levels that our Compensation and Governance Committee believed were consistent with the historical 75th and 25th percentile levels, respectively, for the TSRs of the SPSIHE Subset. The “SPSIHE Subset” is a subset of 21 companies in the S&P Healthcare Equipment Select Industry Index that are also in the S&P 500 Index or S&P 400 Midcap Index. We believe this group is a strong comparator for performance purposes as it includes companies comparable in size to our Company with similar business models.
RSUs.  RSUs awarded in 2023 to our NEOs vest 25% annually over four years on each anniversary of the award date, subject to continued employment of the award recipient through the applicable vesting date.

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At our Compensation and Governance Committee meeting immediately preceding the stockholder meeting in May of each year, our Compensation and Governance Committee generally determines the size of the long-term incentive award for each NEO. In keeping with our commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2023 comprised, on average, 71% of the value of our NEO’s target total direct compensation package.
For 2023, our CEO evaluated each NEO’s performance (other than his own), as discussed previously (see “Compensation Process” above), and made specific recommendations as to their equity award levels for our Compensation and Governance Committee’s consideration. Our Compensation and Governance Committee approved awards for our NEOs (other than our CEO), taking into account these recommendations and our Compensation and Governance Committee’s assessment of the factors noted above for each executive. Our Compensation and Governance Committee, with input from the full Board, evaluated our CEO’s performance using the same criteria as discussed above in “Compensation Process” to establish the appropriate award for our CEO. Equity awards are granted under the Company’s Long-Term Stock Incentive Compensation Program (the “Long-Term Stock Program”), which has been previously approved by stockholders.
Value of Equity Awarded in 2023.  Stock options are valued as of the grant date using the Black-Scholes valuation model. The Black-Scholes valuation used by our Compensation and Governance Committee in granting the equity awards, is the same valuation used by our Company in measuring and recognizing compensation expense.  RSUs and PBRSUs are valued at the fair market value of the underlying shares on the grant date, with the value of PBRSUs based on the “target” level of performance. Under applicable accounting rules, however, the grant-date fair value of the PBRSUs awarded to our NEOs is calculated for purposes of our financial reporting using a Monte Carlo simulation pricing model. The PBRSUs are included as compensation for our NEOs in the “Summary Compensation Table” based on this valuation methodology. For information on the assumptions used in this fair value computation, refer to Note 15 of the “Notes to Consolidated Financial Statements” in our 2023 Annual Report. Our Compensation and Governance Committee does not apply the Monte Carlo simulation when it determines the number of PBRSUs to be awarded to an executive (instead basing the value of a PBRSU on the fair market value of the underlying “target” number of shares on the grant date) to simplify the award process and provide more consistent award sizing (based on the number of shares subject to the awards) from year to year.
The following chart shows the values of the PBRSU awards approved by our Compensation and Governance Committee in 2023 that were used to determine the number of shares subject to the awards (based on the $88.78 closing price per share of our common stock on May 11, 2023, the grant date for the PBRSUs, and calculated at the “target” level of performance and without taking the Monte Carlo simulation pricing model into account), as well as the accounting grant-date fair value of the PBRSUs we are required to use under applicable SEC rules to report in the “Summary Compensation Table” (calculated as noted in the footnotes to the “Summary Compensation Table,” and including the impact of the Monte Carlo simulation pricing model).

	2023 PBRSU Awards
Name	Value Based on Grant Date Fair Market Value	Value Required to be Included in Summary Compensation Table
Mr. Zovighian	$2,499,157	3,099,315
Mr. Ullem	1,049,824	1,301,933
Mr. Bobo	712,460	883,553
Ms. Szyman	725,777	900,068
Mr. Wood	863,386	1,070,723
Mr. Mussallem	—	—

In addition, in February 2023, Mr. Wood received 3,235 RSUs in connection with his expanded role and appointment as Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement and Surgical Structural Heart, and Mr. Ullem received 1,941 RSUs in connection with his additional work in support of the CEO transition.

The equity awards granted to our NEOs in 2023, and the grant-date fair value of these awards, is set forth in the “Grants of Plan-Based Awards in Fiscal Year 2023” table below.

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Determination as to 2020 PBRSU Awards.  In May 2020, our Compensation and Governance Committee granted awards of PBRSUs to certain of our executives. For these awards to vest, Edwards’ TSR for the three-year performance period ending April 30, 2023 had to be at or above -7.5% points from the median TSR of the other companies that were listed in the SPSIHE Subset on the grant date and were still publicly traded on April 30, 2023. Edwards’ TSR for that performance period, and the TSR levels that would have resulted in payout at the threshold, target, and maximum levels, are as follows:

2020 PBRSU Performance Levels	Company’s TSR vs Median of SPSIHE Subset	TSR Over Three-Year Period	Payout as a Percentage of Target Award
Maximum	+7.5% points from Median	16.31%	175%
Target	Median	8.81%	100%
Threshold	-7.5% points from Median	1.31%	25%
Edwards	-2.15% points from Median	6.66%	78.48%
Our Compensation and Governance Committee determined that as of April 30, 2023 our relative TSR was at -2.15% points below the median and, accordingly, 78.48% of the target award for each executive vested. Amounts realized by our NEOs attributable to these awards can be found in the “Option Exercises and Stock Vested in Fiscal Year 2023” table below.

Stock Ownership Guidelines and Holding Requirement.    Under our guidelines, executives are expected to own shares of Edwards’ stock as follows:

CEO	Other NEOs

6 times base salary	3 times base salary

All of our NEOs satisfy the applicable guideline level of ownership or are in compliance with the holding requirements as of the date of the filing of this proxy statement.
Stock ownership guidelines were established to create additional owner commitment and to emphasize stockholder value creation. Expected ownership levels are adjusted as the executives’ annual base salaries change. Executives who have not met the guidelines must hold 50% of the net shares of our common stock acquired in connection with the exercise of stock options and the vesting of restricted stock, RSU awards, and PBRSU awards (after satisfaction of applicable taxes and, in the case of options, payment of the exercise price) until the guidelines are met. In the event an executive achieved the guideline but was unable to maintain the ownership level due to a decline in the price of our common stock, the 50% holding requirement is reinstated.
Prohibition on Pledging and Hedging.    Our Insider Trading Policy prohibits all members of our Board, all officers subject to Section 16 reporting, and all members of our executive leadership team from pledging or hedging our Company’s securities. Pledging includes holding our Company’s securities in a margin account or otherwise pledging our Company’s securities as collateral for a loan. Hedging includes entering into short sales, exchange-traded put and call options, sales against the box, swaps, forwards, futures, collars, exchange funds, or other derivative or financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. To our knowledge, none of our NEOs have engaged in pledging or hedging with respect to our common stock.
Market Timing of Equity Awards.    We do not have any program, plan or practice to time equity grants in coordination with the release of material information. Annual equity awards for our NEOs are generally approved at our Compensation and Governance Committee meeting in May of each year and awarded on the date of our Board meeting immediately following that Committee meeting. Any other equity awards to our NEOs, including grants to new hires, are generally made on the date of the next regularly scheduled Board meeting.
Benefits and Perquisites.    Our NEOs are eligible to participate in employee benefit programs generally offered to our employees employed in the same jurisdiction as our NEO including, for all NEOs employed in the United States, the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan (“401(k)”), which provides for a Company matching contribution. Our Company matches employee 401(k) contributions dollar for dollar up to the first 4% of a participant’s eligible cash compensation, and 50% of the next 2% of eligible cash compensation. In addition, we provide certain other perquisites to our NEOs described below that are not generally available to our employees.

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Our Compensation and Governance Committee conducts an annual review of the competitiveness of our perquisite program, including its individual components and levels, against the perquisite programs of companies in the Comparator Group. As a result of these reviews, our Compensation and Governance Committee may make adjustments from time to time in the benefits and perquisites provided as it determines to be appropriate. We believe that providing perquisites enhances the competitiveness of the executive’s compensation in a relatively inexpensive way. These perquisites are described below and reported in the “Summary Compensation Table.”

Executive Physical Examination. In 2023 we paid up to $5,748 for each annual physical examination received by a NEO. This benefit encourages the proactive management of the executive’s health, helping best position the executive team to be able to address the ongoing and day-to-day issues we face.

Healthcare Costs. In connection with Mr. Mussallem’s retirement, our Compensation and Governance Committee approved a payment to Mr. Mussallem for health and welfare benefits for a period of 24 months following his retirement in the amount of $51,692.
Deferred Compensation.  We have adopted a deferred compensation plan for our NEOs and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the “EDCP”), return on compensation deferred by participants is based on investment alternatives selected by the participant. We believe that the EDCP is comparable to similar plans offered by companies in the Comparator Group.
The amounts deferred and accrued under the EDCP for our NEOs are reported below in the “Summary Compensation Table” and the “Nonqualified Deferred Compensation Plans” table.
Employment and Post-Termination Agreements.  We have entered into form employment agreements and change-in-control severance agreements with our CEO and our other NEOs. The form employment agreement (other than the agreement that was in place with Mr. Mussallem while he served as CEO) is an at-will arrangement and does not provide for any benefits or payment in the event of an involuntary termination by us, for any cause or without cause. However, Mr. Zovighian and our other NEOs are entitled to severance benefits under their change-in-control severance agreements in the event their employment terminates in certain circumstances in connection with a change in control of Edwards. In addition, we have entered into a spinoff change-in-control agreement with Ms. Szyman in connection with the spinoff of our critical care product group. The material terms of the severance arrangements are described in the “Potential Payments upon Termination or Change in Control” section below. In addition, Messrs. Zovighian, Ullem, Bobo, and Wood and Ms. Szyman are eligible to participate in a general severance plan for eligible U.S. employees, in each case upon a qualifying termination of employment.

Mr. Mussallem's employment agreement and change-in-control severance agreement terminated on May 11, 2023, upon his retirement from the Company.

Tax Implications – Policy Regarding Section 162(m).    Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain awards granted by our Company before November 2, 2017 that were based upon attaining pre-established performance measures set by our Compensation and Governance Committee, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation our Compensation and Governance Committee intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors our Compensation and Governance Committee notes when designing our Company’s executive compensation program, our Compensation and Governance Committee has the flexibility to take any compensation-related actions it determines are in the best interests of our Company and our stockholders, including awarding compensation that will not be deductible for tax purposes.

Our Compensation and Governance Committee recognizes the importance of preserving our ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. Our Compensation and Governance Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that our Compensation and Governance Committee believes prudent or necessary to hire and retain our NEOs, and may approve non-deductible compensation arrangements for our executive officers from time to time when it believes that these other considerations outweigh the benefit of the tax deductibility of the compensation.

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COMPENSATION AND GOVERNANCE COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s 2023 Annual Report on Form 10-K.
The Compensation and Governance Committee:
Nicholas J. Valeriani (Chair)*
Paul A. LaViolette*
Martha H. Marsh**
* At the 2024 Annual Meeting, Mr. Valeriani is anticipated to be appointed Chairman of the Board and Mr. LaViolette is anticipated to be appointed as the Chair of the Compensation and Governance Committee.
** Ms. Marsh served as our Lead Independent Director and member of the Compensation and Governance Committee in 2023 and up to the 2024 Annual Meeting, at which point she will not stand for re-election due to retirement.
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

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EXECUTIVE COMPENSATION
The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow.
Summary Compensation Table – Fiscal 2021-2023
The “Summary Compensation Table” quantifies the value of the different forms of compensation earned by or awarded to our NEOs for the years listed. The Summary Compensation Table includes Mr. Mussallem's compensation for 2023 for both his role as CEO through May 11, 2023 and for his service on the Board following his retirement from the Company. Mr. Mussallem did not receive additional compensation for his service as a director while he served as our CEO.

Name and Principal Position	Year	Salary $(2)	Bonus $(3)	Stock Awards $(4)	Option Awards $(4)	Non-Equity Incentive Plan Compensation $(5)	All Other Compensation $(6)	Total $
Mr. Zovighian	2023	972,814	—	5,099,085	5,500,679	1,234,207	62,235	12,869,020
Chief Executive Officer and Director	2022	641,922	—	1,092,210	1,209,870	344,862	49,563	3,338,427
Mr. Ullem	2023	743,421	—	2,290,904	2,308,575	546,003	60,250	5,949,153
Corporate Vice President, Chief Financial Officer	2022	704,816	—	1,314,025	1,457,589	319,643	65,326	3,861,399
	2021	664,688	—	1,244,451	1,306,053	573,036	81,175	3,869,403
Mr. Bobo	2023	721,939	—	1,453,964	1,566,163	504,060	45,673	4,291,799
Corporate Vice President, Strategy & Corporate Development	2022	692,745	4,000	992,873	1,101,414	351,624	47,243	3,189,899
	2021	658,091	—	976,040	1,026,875	540,176	64,329	3,265,511
Ms. Szyman	2023	672,728	1,000	1,479,357	1,596,052	552,420	38,474	4,340,031
Corporate Vice President, Critical Care
Mr. Wood	2023	763,227	—	2,010,988	1,898,467	662,625	59,727	5,395,034
Corporate Vice President	2022	695,336	2,000	1,165,265	1,293,106	337,238	65,876	3,558,821
	2021	658,063	2,000	1,114,085	1,170,952	567,418	77,726	3,590,244
Mr. Mussallem	2023	604,321	—	399,972	—	602,640	198,804	1,805,737
Former Chief Executive Officer and Chairman of the Board (1)	2022	1,213,038	—	5,583,038	6,186,115	869,400	140,554	13,992,145
	2021	1,153,040	—	5,230,175	5,501,118	1,581,770	147,202	13,613,305
(1)    Mr. Mussallem served as our Chief Executive Officer up to his retirement from the Company on May 11, 2023. He continued to serve as Chairman of the Board following his retirement up through the 2024 Annual Meeting. He will not stand for re-election at the 2024 Annual Meeting.
(2)    The amounts shown for 2023 include amounts that were deferred into the EDCP as follows: Mr. Mussallem – $70,343; Mr. Zovighian – $153,469; Mr. Ullem – $43,142; Mr. Bobo – $355,474; Ms. Szyman – $390,199; and Mr. Wood – $45,363. The EDCP is more fully described in the section following the “Nonqualified Deferred Compensation Plans” table below.
(3)    The amounts shown for Ms. Szyman and Messers Bobo and Wood include awards received through our Innovation Rewards Program which compensates active employee inventors for their patent contributions to our Company.

(4)    The amounts reported in these columns reflect the aggregate grant-date fair value of the stock awards and option awards during the applicable year. Mr. Mussallem's awards in 2023 were granted in accordance with the Nonemployee Director Stock Incentive Program. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. PBRSUs have been valued for this purpose based on a Monte Carlo simulation pricing model. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 15 of the “Notes to Consolidated Financial Statements” in our 2023 Annual Report.

     Under the terms of our PBRSU awards at grant, between 0% and 175% of the target number of shares subject to the awards can vest based on performance and the other vesting conditions applicable to the awards. For the PBRSUs awarded to our NEOs in 2023, 2022 and 2021, the table below sets forth (i) the grant-date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, with these values determined based on a Monte Carlo simulation pricing model (included in the “Probable Outcome” column below), and (ii) the grant-date fair value of these awards assuming that the maximum level of performance was achieved.

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Name	Year	Probable Outcome of Performance Conditions Grant-Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant-Date Fair Value ($)
Mr. Zovighian	2023	3,099,315	5,423,801
	2022	652,600	1,142,050
Mr. Ullem	2023	1,301,933	2,278,382
	2022	784,375	1,372,656
	2021	768,570	1,344,998
Mr. Bobo	2023	883,553	1,546,217
	2022	592,988	1,037,728
	2021	602,800	1,054,900
Ms. Szyman	2023	900,068	1,575,118
Mr. Wood	2023	1,070,723	1,873,764
	2022	696,525	1,218,919
	2021	687,192	1,202,586
Mr. Mussallem	2023	—	—
	2022	3,332,025	5,831,044
	2021	3,231,008	5,654,264

(5)    Amounts shown in this column for 2023 were earned under the Incentive Plan based on achievement of performance criteria for 2023, as described in the “Compensation Discussion and Analysis” above.
(6)    The “All Other Compensation” column includes the following amounts paid to our NEOs for the year ended December 31, 2023. The amounts disclosed are the actual costs to us of providing these benefits.

Type of Compensation	Mr. Zovighian	Mr. Ullem	Mr. Bobo	Ms. Szyman	Mr. Wood	Mr. Mussallem
401(k) Company Match	$16,500	$16,500	$16,500	$16,500	$16,500	$16,500
EDCP Company Contribution	38,670	35,951	25,767	12,161	37,802	49,816
Officer Perquisites (Mobile Allowance, Gifts, Annual Physical Examination Expenses and Life Insurance Premiums)	7,065	7,799	3,406	9,813	5,425	796
Non-Employee Director Fees Earned or Paid in Cash						80,000
Healthcare Costs	—	—	—	—	—	51,692
Totals	62,235	60,250	45,673	38,474	59,727	198,804

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Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides certain summary information concerning each grant of an equity or incentive award made to NEOs in 2023 under a compensation plan. This table includes Mr. Mussallem's compensation for 2023 for both his role as CEO up through May 11, 2023 and for his service on the Board following his retirement from the Company.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock/ Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Closing Price on Grant Date ($)	Grant-Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Zovighian	__	05/10/023	—	1,470,000 (3)	2,940,000	—	—	—	—	—	—	—	—
	05/11/2023	05/10/023	—	—	—	—	—	—	—	173,700 (7)	88.78	88.78	5,500,679
	05/11/2023	05/10/2023	—	—	—	—	—	—	22,525 (5)	—	—	—	1,999,770
	05/11/2023	05/10/2023	—	—	—	—	28,150	49,262	—	—	—	—	3,099,315

Mr. Ullem	__	02/15/2023	—	570,000 (3)	1,140,000	—	__	__	__	__	__	__	__
	02/16/2023	02/15/2023	—	—	—	—	__	__	1,941 (5)	__	__	__	150,000
	05/11/2023	05/10/2023	—	—	—	—	__	__	__	72,900 (7)	88.78	88.78	2,308,575
	05/11/2023	05/10/2023	—	—	—	—	__	__	9,450 (5)	__	__	__	838,971
	05/11/2023	05/10/2023	—	—	—	—	11,825	20,693	__	__	__	__	1,301,933

Mr. Bobo	__	02/15/2023	—	542,000 (3)	1,084,000	—	—	—	—	—	—	—	—
	05/11/2023	05/10/2023	—	—	—	—	—	—	—	54,200 (6)	88.78	88.78	1,566,163
	05/11/2023	05/10/2023	—	—	—	—	—	—	6,425 (5)	—	—	—	570,412
	05/11/2023	05/10/2023	—	—	—	—	8,025	14,043	—	—	—	—	883,553

Ms. Szyman	__	02/15/2023	—	540,000 (3)	1,080,000	—	__	__	__	__	__	__	__
	05/11/2023	05/10/2023	—	—	—	—	__	__	__	50,400 (7)	88.78	88.78	1,596,052
	05/11/2023	05/10/2023	—	—	—	—	__	__	6,525 (5)	__	__	__	579,290
	05/11/2023	05/10/2023	—	—	—	—	8,175.00	14,306.00	__	__	__	__	900,068

Mr. Wood	__	02/15/2023	—	750,000 (3)	1,500,000	—	__	__	__	__	__	__	__
	02/16/2023	02/15/2023	—	—	—	—	__	__	3,235 (5)	__	__	__	250,001
	05/11/2023	05/10/2023	—	—	—	—	—	—	—	65,700 (6)	88.78	88.78	1,898,467
	05/11/2023	05/10/2023	—	—	—	—	—	—	7,775 (5)	—	—	—	690,265
	05/11/2023	05/10/2023	—	—	—	—	9,725	17,018	—	—	—	—	1,070,723

Mr. Mussallem	__	02/15/2023	—	1,800,000 (3)	3,600,000	—	__	__	__	__	__	__	__
	5/12/2023	05/11/2023	—	—	—	—	__	__	__	3,589(9)	89.18	89.18	82,877
	5/12/2023	05/11/2023	—	—	—	—	__	__	4,485(9)	__	__	__	399,972
(1)    Our practice is to grant equity-based awards on the date of the Board meeting following our Compensation and Governance Committee’s approval of the grants.
(2)    These are awards payable under the Incentive Plan for 2023. See the discussion in “Elements of Compensation—Annual Cash Incentive Plan” section of this Proxy Statement for additional information.
(3)    See the “Executive Summary—2023 Annual Incentive Plan” and “Elements of Compensation—Annual Cash Incentive Plan” sections for additional information. Mr. Mussallem retired as CEO in May 2023 and his target and maximum Annual Cash Incentive Plan amounts used in determining his actual payment were pro-rated (from the non-pro-rated amounts in the table above) for his total months of service during 2023.
(4)    These are PBRSUs granted under the Long-Term Stock Program. The material terms of the PBRSUs are described in the section “Equity Incentive Plan Awards—Performance-Based Restricted Stock Units” below.
(5)    These are RSUs granted under the Long-Term Stock Program. RSUs granted in 2023 become vested in four equal annual installments beginning on the first anniversary of the grant date and are subject to the executive’s continued employment with our Company. The material terms of the RSUs are described in the section “Equity Incentive Plan Awards—Restricted Stock Units” below.
(6)    These are options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established by our Company for its stock option grants to executives who are retirement-eligible, these options vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment with our Company. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.

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(7)    These are options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established by our Company for its stock option grants to executives who are not retirement-eligible, this option vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.
(8)    The amounts reported in this column reflect the grant-date fair value of the stock award or option award determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For the assumptions and methodologies used to value the awards, see footnote 3 to the “Summary Compensation Table” above.
(9)    Mr. Mussallem's awards for 2023 were granted for his service on the Board following his retirement from the Company. The 2023 “Stock Award” amount included for Mr. Mussallem reflects his annual nonemployee director restricted stock unit award. The options granted to Mr. Mussallem in May 2023 reflect options that Mr. Mussallem elected to receive in lieu of a portion of his annual nonemployee director cash retainer. The grant date fair value of these options is not included in the 2023 “Option Awards” column of the Summary Compensation Table for Mr. Mussallem because the full amount of the cash nonemployee director fees for Mr. Mussallem (including the portion he elected to convert into stock options) is included in Mr. Mussallem’s 2023 “All Other Compensation” included in the Summary Compensation Table. The terms of Mr. Mussallem’s 2023 restricted stock unit and stock option grants are discussed in the “Non-Employee Director Stock Incentive Program” section of this Proxy Statement.
Non-Equity Incentive Plan Awards.    The material terms of the non-equity incentive plan awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the headings “Executive Summary—2023 Annual Incentive Plan” and “Elements of Compensation—Annual Cash Incentive Plan.”

Equity Incentive Plan Awards.    Except for the equity incentive awards for Mr. Mussallem, each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the Long-Term Stock Program. The following discussion of 2023 equity incentive plan awards applies to the 2023 awards granted to our NEOs other than Mr. Mussallem. Mr. Mussallem’s 2023 equity incentive awards are discussed in the “Non-Employee Director Stock Incentive Program” section of this Proxy Statement.

Our Compensation and Governance Committee administers the Long-Term Stock Program and has authority to interpret the plan provisions and make all required determinations thereunder. Additional terms of the equity incentive awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the heading, “Elements of Compensation—Long-Term Incentive Awards” and in the footnotes accompanying the table above. The terms of the accelerated vesting provisions for equity incentive awards are described in this section and in the section titled “Potential Payments Upon a Termination or Change in Control.”
The table above reports awards of stock options granted to our NEOs in 2023. Each option represents a contractual right to receive one share of our common stock if the option becomes vested and is exercised, subject to payment of the exercise price of the option by the award holder. The material terms of our options are summarized below.

STOCK OPTIONS
Maximum Term (expiration date)	• Seven years from grant date
Exercise Price Per Share	• Fair market value of a share of common stock on the grant date
Vesting Schedule—Regular (Messrs. Zovighian and Ullem and Ms. Szyman)	• 25% annually over four years following the grant date
Vesting Schedule—Retirement-Eligible (Messrs. Bobo and Wood)	• Monthly over 36 months following the grant date
Effect of Change in Control
• No automatic acceleration upon a change in control of our Company

• Accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (Messrs. Zovighian and Ullem and Ms. Szyman)
• Unvested options held by the NEO will immediately terminate and be forfeited

• Vested options held by the NEO will remain exercisable and will terminate on the earlier of 90 days from termination date or the normal expiration date

Effect of Termination of Employment of Retirement-Eligible NEOs (Messrs. Bobo and Wood)
• Unvested options held by the NEO will immediately terminate and be forfeited

• Vested options held by the NEO will remain exercisable and will terminate on the earlier of five years from termination date or the normal expiration date

Effect of Termination of Employment due to Death or Disability	• Unvested options held by the NEO will immediately vest
Dividend Rights	• No dividend rights

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The “Grant of Plan-Based Awards in Fiscal Year 2023” table above reports awards of RSUs granted to our NEOs in 2023. Each RSU represents a contractual right to receive one share of our common stock if the time-based vesting requirements applicable to the award are satisfied. The material terms of our RSUs are summarized below.

RESTRICTED STOCK UNITS
Vesting Schedule	• 25% of the total number of units subject to the award on the first, second, third and fourth anniversaries of the award date
Effect of Change in Control
• No automatic acceleration upon a change in control of our Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (Messrs. Zovighian and Ullem and Ms. Szyman)	• Unvested RSUs held by the NEO will immediately terminate and be forfeited
Effect of Termination of Employment of Retirement- Eligible NEOs (Messrs. Bobo and Wood)
• If the grant would otherwise vest less frequently than annually, RSUs held by the NEO will vest 25% for each full year of employment from the grant date

• Any remaining unvested RSUs held by the NEO will terminate and be forfeited

Effect of Termination of Employment due to Death or Disability	• Unvested RSUs held by the NEO will immediately vest
Dividend Rights
• Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

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The “Grant of Plan-Based Awards in Fiscal Year 2023” table above reports awards of PBRSUs granted to our NEOs in 2023. Each PBRSU represents a contractual right to receive one share of our common stock if the performance-based and time-based vesting requirements applicable to the award are satisfied. The material terms of our PBRSUs are summarized below.

PERFORMANCE-BASED RESTRICTED STOCK UNITS
Vesting Provisions
•0% to 175% of the target number of shares subject to the award will vest based on our Company's TSR measured over a 3-year performance period compared to comparator companies, generally subject to continued employment through the applicable vesting date

TSR Definition
•The average of the closing price of a share for each trading day during the one month ending on the first day of the performance period compared to the average of the closing price of a share for each trading day during the one month ending on the last day of the performance period

Effect of Change in Control
•No automatic acceleration upon a change in control of our Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement (with vesting at the “target” level if such a termination of employment occurs and the change in control occurred during the performance period), or (2) termination of the awards in connection with the change in control

Effect of Termination due to Death, Disability, Retirement
•Any unvested PBRSUs will remain eligible to vest at the end of the performance period based on actual attainment of the performance goals, and, for termination due to retirement, the NEO will receive a pro-rata portion of the shares subject to the award (after giving effect to the performance conditions) based on the NEO’s whole months of service during the performance period

Effect of any Other Termination of Employment	•Any unvested PBRSUs held by the NEO will terminate and be forfeited
Compensation and Governance Committee Determination, Vesting Date
•At the meeting of our Compensation and Governance Committee in May after the end of the performance period, our Compensation and Governance Committee will determine the exact number of shares issuable; payout will be interpolated on a linear basis between the points indicated in the table under “Performance Criteria” below

Dividend Rights
•Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

Performance Period	•Begins April 30 of the grant year and ends on April 30 in the third year following the grant year
Comparator Companies	•Companies that were listed in the SPSIHE Subset on the grant date that are still publicly traded companies on the last day of the performance period
Performance Criteria	Performance Levels	Company’s TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award
	Maximum	+7.5% points from Median	175%
	Target	Median	100%
	Threshold	-7.5% points from Median	25%
	No Payout	More than -7.5% points from Median	0%

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 45

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by our NEOs as of December 31, 2023, including the vesting schedules for the portions of these awards that had not vested as of that date.

		Option Awards				Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Zovighian	05/17/2018	14,925	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	50,700	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	34,650	11,550 (6)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	18,700	18,700 (6)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	8,425	25,275 (6)	105.9300	05/02/2029	—	—	—	—
	05/11/2023	—	173,700 (6)	88.7800	05/10/2030	—	—	—	—
	05/07/2020	—	—	—	—	1,275 (4)	97,219	—	—
	05/04/2021	—	—	—	—	2,138 (4)	163,023	—	—
	05/04/2021	—	—	—	—	—	—	5,350 (5)	407,938
	05/03/2022	—	—	—	—	3,113 (4)	237,366	—	—
	05/03/2022	—	—	—	—	—	—	5,200 (5)	396,500
	05/11/2023	—	—	—	—	22,525 (4)	1,717,531	—	—
	05/11/2023	—	—	—	—	—	—	28,150 (5)	2,146,438
Total		127,400	229,225			29,051	2,215,139	38,700	2,950,876

Mr. Ullem	05/11/2017	29,015	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	67,500	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	59,700	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	42,075	14,025 (6)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	22,200	22,200 (6)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	10,150	30,450 (6)	105.9300	05/02/2029	—	—	—	—
	05/11/2023	—	72,900 (6)	88.7800	05/10/2030	—	—	—	—
	05/07/2020	—	—	—	—	1,557 (4)	118,721	—	—
	05/04/2021	—	—	—	—	2,550 (4)	194,438	—	—
	05/04/2021	—	—	—	—	—	—	6,375 (5)	486,094
	05/03/2022	—	—	—	—	3,750 (4)	285,938	—	—
	05/03/2022	—	—	—	—	—	—	6,250 (5)	476,563
	02/16/2023	—	—	—	—	1,941 (4)	148,001	—	—
	05/11/2023	—	—	—	—	9,450 (4)	720,563	—	—
	05/11/2023	—	—	—	—	—	—	11,825 (5)	901,656
Total		230,640	139,575			19,248	1,467,661	24,450	1,864,313

Mr. Bobo	05/11/2017	48,000	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	70,500	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	56,700	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	48,900	—	72.6800	05/06/2027	—	—	—	—

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	05/04/2021	33,754	5,446 (2)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	17,891	16,009 (2)	105.9300	05/02/2029	—	—	—	—
	05/11/2023	10,538	43,662 (2)	88.7800	05/10/2030	—	—	—	—
	05/07/2020	—	—	—	—	1,221 (4)	93,101	—	—
	05/04/2021	—	—	—	—	2,000 (4)	152,500	—	—
	05/04/2021	—	—	—	—	—	—	5,000 (5)	381,250
	05/03/2022	—	—	—	—	2,832 (4)	215,940	—	—
	05/03/2022	—	—	—	—	—	—	4,725 (5)	360,281
	05/11/2023	—	—	—	—	6,425 (4)	489,906	—	—
	05/11/2023	—	—	—	—	—	—	8,025 (5)	611,906
Total		286,283	65,117			12,478	951,447	17,750	1,353,437

Ms. Szyman	05/11/2017	47,000	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	60,000	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	49,200	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	32,850	10,950 (6)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	17,300	17,300 (6)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	7,650	22,950 (6)	105.9300	05/02/2029	—	—	—	—
	05/11/2023	—	50,400 (6)	88.7800	05/10/2030	—	—	—	—
	05/07/2020	—	—	—	—	1,200 (4)	91,500	—	—
	05/04/2021	—	—	—	—	1,988 (4)	151,585	—	—
	05/04/2021	—	—	—	—	—	—	4,950 (5)	377,438
	05/03/2022	—	—	—	—	2,832 (4)	215,940	—	—
	05/03/2022	—	—	—	—	—	—	4,725 (5)	360,281
	07/07/2022	—	—	—	—	1,524 (4)	116,205	0	—
	05/11/2023	—	—	—	—	6,525 (4)	497,531	—	—
	05/11/2023	—	—	—	—	—	—	8,175 (5)	623,344
Total		214,000	101,600			14,069	1,072,761	17,850	1,361,063

Mr. Wood	05/08/2019	53,700	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	37,350	12,450 (6)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	38,490	6,210 (2)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	21,004	18,796 (2)	105.9300	05/02/2029	—	—	—	—
	05/11/2023	12,774	52,926 (2)	88.7800	05/10/2030	—	—	—	—
	05/07/2020	—	—	—	—	1,371 (4)	104,539	—	—
	05/04/2021	—	—	—	—	2,288 (4)	174,460	—	—
	05/04/2021	—	—	—	—	—	—	5,700 (5)	434,625
	05/03/2022	—	—	—	—	3,319 (4)	253,074	—	—
	05/03/2022	—	—	—	—	—	—	5,550 (5)	423,188
	02/16/2023	—	—	—	—	3,235 (4)	246,669	—	—
	05/11/2023	—	—	—	—	7,775 (4)	592,844	—	—
	05/11/2023	—	—	—	—	—	—	9,725 (5)	741,531
Total		163,318	90,382			17,988	1,371,586	20,975	1,599,344

Mr. Mussallem	05/11/2017	146,750	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	312,900	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	256,800	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	212,100	—	72.6800	05/06/2027	—	—	—	—
	05/04/2021	139,996	—	93.3100	05/03/2028	—	—	—	—
	05/03/2022	63,464	—	105.9300	05/02/2029	—	—	—	—
	05/12/2023	3,589 (3)	—	89.1800	05/11/2030
	05/04/2021	—	—	—	—	—	—	17,866 (5)	1,362,283
	05/03/2022	—	—	—	—	—	—	8,850 (5)	674,813
	05/12/2023		—	—	—	4,485 (3)	341,981
Total		1,341,049	—			4,485	341,981	26,716	2,037,096
(1)    The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $76.25, the closing price of our common stock on the last trading day of 2023.

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(2)    Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who are retirement eligible, including Messrs. Mussallem and Wood (options granted since May 2015) and Mr. Bobo (options granted since May 2021) vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment.
(3)    Mr. Mussallem's awards for 2023 were granted for his service on the Board following his retirement from the Company. The terms of his grants are discussed under the section above "Non-Employee Director Stock Incentive Program."
(4)    RSUs under the Long-Term Stock Program. RSUs granted since February 2020 become vested as to 25% of the total number of units subject to the award on each anniversary of the award date, and are subject to the executive’s continued employment.
(5)    Target number of PBRSUs under the Long-Term Stock Program. PBRSUs vest on the third anniversary of the award date and are subject to the executive’s continued employment. The number of shares issuable upon vesting of these PBRSUs will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.
(6)    Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the award date, and are subject to the executive’s continued employment.

Option Exercises and Stock Vested in Fiscal Year 2023
The following table sets forth for each of our NEOs the number of shares of our common stock acquired under the NEO’s RSU and PBRSU awards that vested during the year ended December 31, 2023, and the value realized on each exercise of stock options by the NEO during the year ended December 31, 2023. No stock appreciation rights have been granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Mr. Zovighian	—	—	11,273	998,717
Mr. Ullem	131,485 (3)	6,361,176	14,383	1,265,530
Mr. Bobo	64,400 (4)	2,683,309	10,817	958,384
Ms. Szyman	100,600 (5)	5,162,844	11,128	986,859
Mr. Wood	64,800 (6)	2,133,057	12,072	1,069,509
Mr. Mussallem	352,325 (7)	15,093,386	49,766	4,407,867
(1)    The dollar amounts shown are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share sale price of our common stock on the date of exercise and the exercise price of the options.
(2)    The dollar amounts shown are determined by multiplying (i) the number of shares or units, as applicable, that vested, by (ii) the per-share closing market price of our common stock on the day prior to vesting.
(3)    All 131,485 options exercised by Mr. Ullem were exercised pursuant to a pre-arranged stock trading plan established under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”).
(4)    All 64,400 options exercised by Mr. Bobo were exercised pursuant to a Rule 10b5-1 Plan.
(5)    All 100,600 options exercised by Ms. Szyman were exercised pursuant to a Rule 10b5-1 Plan.
(6)    All 64,800 options exercised by Mr. Wood were exercised pursuant to a Rule 10b5-1 Plan.
(7)    All 352,325 options exercised by Mr. Mussallem were exercised pursuant to a Rule 10b5-1 Plan.
Nonqualified Deferred Compensation Plans
The following table sets forth information relating to our nonqualified deferred compensation plan (“EDCP”) for 2023 for our NEOs.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Mr. Zovighian	153,469	38,670	268,955	—	1,769,808
Mr. Ullem	43,142	35,951	85,218	—	523,721
Mr. Bobo	355,474	25,767	2,269,614	(166,386)	10,462,148
Ms. Szyman	390,199	12,161	215,311	—	6,472,635
Mr. Wood	45,363	37,802	309,010	—	1,842,360
Mr. Mussallem	70,343	49,816	1,857,323	(9,904,769)	—
(1)    Executive contributions for 2023 are included in the “Salary” column of the “Summary Compensation Table” above.
(2)    Company contributions for 2023 are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(3)    “Earnings” is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

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(4)    The vested balance at the end of 2023 (and, as to Mr. Mussallem, his aggregate withdrawals/ distributions amount) reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the “Summary Compensation Table” for years through and including 2023 to the extent the executive was an NEO for the applicable year: $1,170,769 for Mr. Zovighian, $359,410 for Mr. Ullem, $7,907,354 for Mr. Bobo, $5,500,345 for Ms. Szyman, $1,450,185 for Mr. Wood, and $7,927,288 for Mr. Mussallem. The aggregate balance also includes deferrals from the 2022 Non-Equity Incentive payout into the EDCP as follows: Mr. Zovighian deferred $137,945, Mr. Bobo deferred $70,325, and Ms. Szyman deferred $354,619. Mr. Mussallem received a distribution of his benefits in connection with his retirement.
The EDCP provides our NEOs and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the 401(k) because of the limitations under such plan imposed by the Internal Revenue Code (the “Code”). The EDCP also permits the participants to defer up to 100% of their annual cash incentive bonus and an additional 55% of their base pay, but we do not match the employee contribution above 25%. Participants may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death. Deferrals are credited with gains or losses based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by our Compensation and Governance Committee or its delegate. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP, and subject to applicable law. No actual investments will be held in the participants’ accounts and participants will at all times remain general unsecured creditors of our Company with respect to their account balances.
Potential Payments Upon Termination or Change in Control

Included below is a summary of the material terms and conditions of the plans and agreements we maintain that provide for certain payments and benefits in connection with a termination of our NEOs' employment, other than benefits that are part of employee benefit plans that apply on the same terms to all salaried employees. Also described below are the terms of the Long-Term Stock Program with respect to outstanding equity awards that may apply in the event of a change in control of our Company.
Change-in-Control Severance Agreements.    We have entered into change-in-control severance agreements with each of our NEOs (including Mr. Zovighian) and certain other executives. The change-in-control severance agreements are subject to automatic one-year extensions each year unless we provide notice that the agreement will not be extended. Under the terms of the change-in-control severance agreement, each executive is entitled to receive certain severance payments if, at any time during the period commencing six months prior to and ending on the date that is 24 months following a change in control, the executive incurs a “qualifying termination” of employment. For these purposes, a “qualifying termination” means (i) the executive is involuntarily terminated by us without cause or (ii) the executive voluntarily terminates employment for good reason.
For purposes of the change-in-control severance agreements, “cause” generally includes (1) certain willful and deliberate material breaches by the executive of the executive’s duties and responsibilities that are not timely remedied; (2) the executive engaging in conduct that is willfully, demonstrably and materially injurious to our Company that is not timely remedied; or (3) the executive being convicted of, or pleading guilty or nolo contendere to, a felony that adversely affects the reputation of the executive or our Company.
The definition of “good reason” generally includes (1) a material change of the executive’s responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status; (2) a relocation in excess of 50 miles of the executive’s principal job location; (3) a reduction of the executive’s base salary, incentive plans or benefits; (4) our failure to require any successor company to assume the obligations under the agreement; or (5) a material breach by our Company of the material terms of the agreement.

In the event of a qualifying termination, the executive would be entitled under the change-in-control severance agreement to receive a lump sum payment equal to the sum of (1) two times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher); (2) two times the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; (4) accelerated vesting of the executive’s then-outstanding and unvested long-term incentive awards; and (5) continued participation in our medical and dental plans for three years following termination of employment. In addition, the executive would be entitled to reasonable outplacement services. If any such payments or benefits would constitute a parachute payment under Section 280G of the Code, then such payments and benefits would either (i) be reduced to the extent necessary so that none of the payments would constitute a parachute payment, or (ii) paid to the executive in full, whichever yields the greatest after-tax benefit after taking into account any excise taxes imposed under Section 4999 of the Code. The change-in-control severance agreements do not provide for tax gross-up payments. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of our Company.

The change-in-control severance agreements provide that, in the event the executive is entitled to benefits under our Severance Pay Plan (the “Severance Plan”), which is described below, and the executive also has a qualifying termination under the change-in-control severance agreement, the executive will be entitled to the benefits under the change-in-control severance agreement only, and installment payments under the Severance Plan will immediately terminate without offset or reduction for any benefits already received under the Severance Plan.

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In connection with the announced corporate separation of our critical care product group, we have entered into a severance agreement with Ms. Szyman.

Under the terms of that agreement, Ms. Szyman will be entitled to receive certain severance benefits in the event that she incurs a "qualifying termination" (which includes termination without “cause” or by Ms. Szyman for “good reason” as those terms are defined in the agreement) during the 12 month period following the completion of a spinoff or a sale of the critical care product group, subject to Ms. Szyman executing and not revoking a release of claims.

Mr. Mussallem's employment agreement and change-in-control severance agreement terminated on May 11, 2023, upon his retirement from the Company, and he was not entitled to severance benefits in connection with his retirement.

Severance Pay Plan.    We maintain the Severance Plan, under which our NEOs and certain other U.S. employees are eligible to receive severance benefits in connection with a termination of the individual’s employment due to elimination of his or her position or a reduction in the size of our workforce. If an NEO becomes entitled to benefits under the Severance Plan, the NEO’s benefits will consist of cash severance equal to one and one-half times the executive’s “monthly compensation” (as defined in the Severance Plan), plus 4% of the executive’s monthly compensation multiplied by the number of whole months of service completed as of the date of termination. In no event will this cash severance exceed two times the executive’s annual compensation received in the preceding 12 months. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of our Company. See “Change-in-Control Severance Agreements” section above for a description of the treatment of Severance Plan benefits if an NEO is also entitled to severance benefits under the change-in-control severance agreement.
Acceleration of Equity Awards.    None of our outstanding unvested equity awards will vest automatically upon a change in control (i.e., we have no “single trigger” vesting arrangements). Pursuant to the terms of the Long-Term Stock Program, all unvested equity awards held by our NEOs will vest in full if there is both a change in control and a specified termination of employment (a “double-trigger”), or if the awards are terminated in the change-in-control transaction.

Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to our NEOs under the terms of their agreements as described above had their employment been terminated on December 31, 2023 under the termination circumstances indicated below (other than as to Mr. Mussallem, as he retired during 2023 and was not entitled to severance in connection with his retirement). Mr. Mussallem's 2023 nonemployee director restricted stock units would have accelerated and become vested had he died or become disabled, or had a change in control of Edwards occurred on December 31, 2023 and the value of such unvested restricted stock units as of December 31, 2023, based on the closing price of our common stock on the last trading day in fiscal year 2023 was $341,981. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by us or our successor. The amounts set forth in these tables represent estimates and are subject to substantial variation based on the timing of the applicable triggering event. We caution the reader to consider these limitations in reviewing the following tables.
For purposes of estimating the amount of payments and benefits payable as a result of a termination of the executive’s employment following a change in control, we have made the following assumptions where applicable:
•    the change in control occurred on December 31, 2023;
•    the NEOs were terminated on the date of the change in control;
•    the stock price was $76.25 per share, which was the closing price of our common stock on December 29, 2023, the last trading day in fiscal year 2023; and
•    the NEOs received continued participation in our medical and dental plans for three years following termination of employment.
We have also assumed that outstanding and unvested stock options, RSUs and PBRSUs held by the executive accelerated and became vested (to the extent required in the circumstances) on the applicable event. If the awards were accelerated in connection with a change in control pursuant to which the awards were to be terminated, the value of the acceleration would be the same as the applicable value indicated below for “Qualifying Termination in Connection with a Change in Control” assuming that the change in control occurred on December 31, 2023. In these circumstances, there would be no additional value for the accelerated vesting of the awards in connection with a termination of employment if the awards had previously accelerated because of the change in control.

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Executive Benefits and Payments upon Termination: Qualifying Termination in
Connection with a Change in Control(1)

	Mr. Zovighian	Mr. Ullem	Mr. Bobo	Ms. Szyman	Mr. Wood
Salary Severance	$ 2,100,000	$ 1,460,000	$ 1,430,584	$ 1,450,000	$ 1,500,000
Bonus Severance	2,940,000	1,140,000	1,084,000	1,080,000	1,500,000
Pro Rata Bonus – 2023	1,470,000	570,000	542,000	540,000	750,000
Stock Option Acceleration	41,234	50,069	__	39,092	44,447
Restricted Stock Unit Acceleration	2,215,063	1,467,603	951,219	1,072,666	1,371,356
Performance-Based Stock Unit Acceleration	2,950,876	1,864,313	1,353,437	1,361,063	1,599,344
Medical and Dental Coverage Continuation (2)	59,659	132,924	42,899	132,924	34,309
Outplacement	50,000	50,000	50,000	50,000	50,000
Total	$11,826,832	$6,734,909	$5,454,139	$5,725,745	$6,849,456
(1)    Represents benefits that would be provided pursuant to the terms of our NEO’s change-in-control severance agreement. Under the change-in-control severance agreements, payments and benefits that would be subject to excise taxes imposed on the executive under Section 4999 of the Code may be reduced as described above. The value of each executive’s severance benefits presented on the table assumes that no such reduction in benefits would be required. Mr. Mussallem's payments are not included in this table because he had retired from the Company on May 11, 2023 and this table is inapplicable to him.
(2) The Medical Coverage Continuation amount includes medical, dental, vision and Employee Assistance Program (and other welfare benefit plans coverage based upon country of employment) for 36 months following the date of termination.
Executive Benefits and Payments upon Involuntary Termination:
Not in Connection with a Change in Control

	Mr. Zovighian	Mr. Ullem	Mr. Bobo	Ms. Szyman	Mr. Wood
Cash Severance	$505,750	$380,817	$895,307	$349,208	$1,246,250

CEO Pay Ratio
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2023 was $13,333,852, and the median of the total 2023 compensation of all of our employees (excluding our CEO) was $50,368. We estimate the ratio of our CEO’s total compensation for 2023 to the median of the total 2023 compensation of all of our employees (excluding our CEO) to be 265 to 1.

We identified the median employee by taking into account the total cash compensation paid for 2023 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on October 31, 2023, the last day of the first month of our fourth fiscal quarter. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2023, and we annualized the compensation for any employees who were not employed by us for all of 2023. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2023 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amount for the median employee included in the first paragraph of this pay-ratio disclosure was determined based on that methodology. Because Messrs. Mussallem and Zovighian both served as our CEO in 2023, the CEO’s total compensation for 2023 included in the first paragraph above was calculated (in accordance with applicable SEC rules) by annualizing Mr. Zovighian’s compensation for 2023. We annualized Mr. Zovighian’s compensation for 2023 by adding his “Total” 2023 compensation from the Summary Compensation Table ($12,869,020) and $464,832 to reflect the annualizing of his base salary and non-equity incentive payment for 2023 to reflect the levels that would have been in effect had he served as CEO for the entire year (we did not annualize Mr. Zovighian’s equity award compensation for 2023 because his equity grant level reflected his taking the position of CEO and would not have been greater had he served as CEO for the entire year).
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
The following table sets forth additional compensation regarding the relationship between our CEO’s and our other NEOs' compensation and our financial performance for the years shown in the table (in this discussion, our NEOs other than our CEO are referred to as our “Non-CEO NEOs”). For 2023, Messrs. Mussallem and Zovighian are both included as CEOs since they each served as CEO for a portion of the year. The calculations and analysis below do not necessarily reflect our Company’s approach to aligning compensation with performance. For information concerning the Company’s compensation philosophy and how our Company’s executive compensation program is designed to align compensation with performance, refer to the Compensation Discussion Analysis section of this Proxy Statement.

							Value of Initial Fixed $100 Investment Based On4:
Year[1]	Summary Compensation Table Total for First CEO[2]	Compensation Actually Paid to First CEO[3]	Summary Compensation Table Total for Second CEO[2]	Compensation Actually Paid to Second CEO[3]	Average Summary Compensation Table Total for Non-CEO NEOs[2]	Average Compensation Actually Paid to Non-CEO NEOs[3]	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (millions)[5]	Underlying Revenue Growth[6]
2023	$1,805,737	$(4,142,021)	$12,869,020	$10,952,012	$4,994,004	$4,280,300	$98.00	$124.00	$1,402.4	12.1%
2022	13,992,145	(10,537,711)			4,167,440	(2,605,075)	95.94	113.92	1,521.9	7.7%
2021	13,613,305	31,516,279			3,501,702	8,147,117	166.60	140.40	1,503.1	17.8%
2020	10,050,933	15,035,705			3,403,465	4,444,991	117.32	117.63	823.4	0.6%
(1)    NEOs included in the above compensation columns reflect the following:

Year	First CEO	Second CEO	Non-CEO NEOs
2023	Michael Mussallem	Bernard Zovighian	Scott Ullem, Donald Bobo Jr, Catherine Szyman, Larry Wood
2022	Michael Mussallem		Scott Ullem, Jean-Luc Lemercier, Larry Wood, Bernard Zovighian
2021	Michael Mussallem		Scott Ullem, Donald Bobo Jr, Jean-Luc Lemercier, Larry Wood
2020	Michael Mussallem		Scott Ullem, Donald Bobo Jr, Jean-Luc Lemercier, Larry Wood
(2)    See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each year covered in the table. The average compensation for the Non-CEO NEOs for 2023 was calculated from the Summary Compensation Table above. The average compensation for the Non-CEO NEOs for each of 2022, 2021, and 2020 was calculated from the Summary Compensation Table as disclosed in our Proxy Statement filed with the Securities and Exchange Commission in 2023, 2022 or 2021, respectively.
(3)    Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (1) for RSU awards (excluding Total Shareholder Return “TSR” awards and other performance-based awards), closing price on applicable year-end date(s) or, in the case of vesting dates, the actual vesting date price, (2) for TSR-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), and (3) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the seven year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.

For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs (including, for purposes of this table, former named executive officers who are included in the Non-CEO NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable year and adjusted for the following with respect to each NEO:

•Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year,
•Less the NEO’s aggregate change in the actuarial present value of the accumulated benefit under pension plans included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table for the applicable year,
•Plus the pension service cost for the NEO for the applicable year,
•Plus the year-end value of Edwards option and stock awards granted in the covered year which were outstanding and unvested at the end of the covered year,
•Plus/(less) the change in value as of the end of the covered year as compared to the value at the end of the prior year for Edwards option and stock awards which were granted in prior years and were outstanding and unvested at the end of the covered year,
•Plus the vesting date value of Edwards option and stock awards which were granted and vested during the same covered year,
•Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior year for Edwards option and stock awards which were granted in prior years and vested in the covered year,
•Less, as to any Edwards option and stock awards which were granted in prior years and were forfeited during the covered year, the value of such awards as of the end of the prior year,
•Plus the dollar value of any dividends or other earnings paid during the covered year on outstanding and unvested Edwards option and stock awards (no dividends were paid on unvested awards during the applicable years; the crediting of dividend equivalents on stock awards is taken into account in determining the applicable vesting or year-end date of the award),
•Plus, as to an Edwards option or stock award that was materially modified during the covered year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Edwards option or stock awards held by the NEOs were materially modified during the years covered by the table).

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10 K each year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.

The table above reflects the CAP (determined as noted above) for each of our first and second CEO and, for our Non-CEO NEOs, the average of the CAPs determined for the Non-CEO NEOs for each of the years shown in the table.

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Compensation Actually Paid to the first CEO, Mr. Mussallem, reflects the following adjustments from Total compensation reported in the Summary Compensation Table:

	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$1,805,737	$13,992,145	$13,613,305	$10,050,933
Less, value of Stock Awards reported in SCT	(399,972)	(11,769,153)	(10,731,293)	(7,964,289)
Less, change in Pension Value reported in SCT	—	—	—	—
Plus, Annual Service Cost (Pension)	—	—	—	—
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	341,981	5,096,973	16,872,757	9,943,132
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(289,812)	(4,858,706)	1,252,507	(671,244)
Plus, FMV of Awards Granted this Year and that Vested this Year	—	826,186	1,466,945	931,746
Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	1,123,259	(13,825,155)	9,042,058	2,745,426
Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	(6,723,214)	—	—	—
Total Adjustments	$(5,947,758)	$(24,529,856)	$17,902,974	$4,984,772
Actual Compensation Paid for Fiscal Year	$(4,142,021)	$(10,537,711)	$31,516,279	$15,035,705
Compensation Actually Paid to the second CEO, Mr. Zovighian, reflects the following adjustments from Total compensation reported in the Summary Compensation Table:

	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$12,869,020	$—	$—	$—
Less, value of Stock Awards reported in SCT	(10,599,764)	—	—	—
Less, change in Pension Value reported in SCT	—	—	—	—
Plus, Annual Service Cost (Pension)	—	—	—	—
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	8,321,622	—	—	—
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(105,244)	—	—	—
Plus, FMV of Awards Granted this Year and that Vested this Year	—	—	—	—
Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	466,378	—	—	—
Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	—	—	—	—
Total Adjustments	$(1,917,008)	$—	$—	$—
Actual Compensation Paid for Fiscal Year	$10,952,012	$—	$—	$—
The average Compensation Actually Paid to the non-CEO NEOs reflects the following adjustments from Total compensation reported in the Summary Compensation Table for the applicable year:

	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$4,994,004	$4,167,440	$3,501,702	$3,403,465
Less, value of Stock Awards reported in SCT	(3,651,118)	(3,051,860)	(2,065,155)	(1,879,854)
Less, change in Pension Value reported in SCT	—	—	(108,381)	(481,327)
Plus, Annual Service Cost (Pension)	—	73,920	284,557	211,352
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	2,489,707	1,186,590	3,325,850	2,502,007
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(158,145)	(1,392,945)	97,694	(302,943)
Plus, FMV of Awards Granted this Year and that Vested this Year	137,411	370,095	195,064	91,597
Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	468,441	(3,958,314)	2,915,787	900,694
Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	—	—	—	—
Total Adjustments	$(713,704)	$(6,772,514)	$4,645,415	$1,041,526
Actual Compensation Paid for Fiscal Year	$4,280,300	$(2,605,075)	$8,147,117	$4,444,991
(4)    Edwards Total Shareholder Return represents cumulative total shareholder return on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2019 through the end of the applicable year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents cumulative total shareholder return on a fixed investment of $100 in the S&P Health Care Equipment Index for the period beginning on the last trading day of 2019 through the end of the applicable year and is calculated assuming the reinvestment of dividends.

The following chart illustrates the CAP for our first and second CEOs and the average CAP for our Non-CEO NEOs for each of the last four years against our Company’s total shareholder return and the total shareholder return for the S&P 500 Health Care Equipment Index (each calculated as described above) over that period of time.

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(5)    This column shows our net income for each year covered by the table. The following chart illustrates the CAP for our first and second CEOs and the average CAP for our Non-CEO NEOs for each of the last three years against our net income for each of those years. While no portion of NEO compensation is directly dependent upon our net income, SEC rules require that net income be presented as a performance measure in this table.

(6)    This column shows our underlying revenue growth for each year covered by the table. We consider underlying revenue growth to be a key metric in our executive compensation program as underlying revenue growth is used in determining payouts under our Annual Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our first and second CEOs and the average CAP for our Non-CEO NEOs for each of the last three years against our underlying revenue growth for each of those years.

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Following is an unranked list of the financial performance measures we consider most important in linking the compensation actually paid to our NEOs for 2023 with our performance.
•Relative TSR (used in our PBRSUs)
•Underlying Revenue Growth (used in our Incentive Plan)
•Adjusted Earnings Per Share (used in our Incentive Plan)
•Adjusted Free Cash Flow (used in our Incentive Plan)
•KOD Measurement

See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of these performance measures in our executive compensation program.

In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our equity awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management with the interests of our stockholders.

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COMPENSATION MATTERS
PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote, on an advisory, non-binding basis on the executive compensation of our NEOs as disclosed in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis”).
Our executive compensation programs are designed to attract and retain our executives, while aligning their compensation with stockholder interests and value. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong pay-for-performance culture is reflected below:
•    A significant portion of executive compensation is performance-based;
•    Our performance goals consist of a mix of Company-wide financial, operating, and strategic measures as well as personal objectives designed to further our Company’s annual and long-term business performance; and
•    We strive to align the interests of our executives with the interests of our stockholders, with a significant portion of executive compensation being in the form of equity awards with a value dependent upon our stock price.
We urge stockholders to read the “Compensation Discussion and Analysis” section, which describes our executive compensation policies and procedures in more detail. Our Compensation and Governance Committee and our Board believe that our executive compensation program is effective and contributes to our Company’s long-term performance.
In the advisory vote at our 2023 annual meeting, approximately 91% of the votes cast by our stockholders supported our executive compensation program. And even though we have regularly received strong support for our executive pay practices, our Compensation and Governance Committee continues to conduct periodic reviews of our executive compensation and benefits programs and makes changes as appropriate to reflect our compensation philosophy and objectives, and to take into account stockholder feedback.

We have a strong pay-for-performance culture. Over the past five years, on average, 90% of our CEO’s target total direct compensation was performance-based, and 77% was tied to the performance of Edwards’ stock. These five-year averages are calculated based on Mr. Mussallem’s target total direct compensation for 2019-2022 and Mr. Zovighian’s target total direct compensation for 2023, following Mr. Mussallem's retirement.
We are asking our stockholders to indicate their support for our NEO compensation programs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement.”
The say-on-pay vote is advisory, and therefore not binding on our Company, our Compensation and Governance Committee or our Board, and it will not be construed as overriding a decision by our Company, our Compensation and Governance Committee or our Board, or creating or implying any additional fiduciary duty. However, our Board and our Compensation and Governance Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation. Our current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting. It is expected that the next such vote will occur at the 2025 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

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EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of our five equity compensation plans, which include the Long-Term Stock Program, the Nonemployee Directors Program, the 2020 Nonemployee Directors Stock Incentive Program, the 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) and the 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”), the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2023. These plans have each been previously approved by our stockholders. The amended and restated Long-Term Stock Program is submitted for stockholder approval as Proposal 4 to this Proxy Statement.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(#) (2)

Equity Compensation Plans Approved by Stockholders	13,145,626 (3)	$ 71.89	23,221,958 (4)

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	13,145,626		23,221,958
(1)The weighted-average exercise price is calculated without taking into account 2,105,793 shares of common stock subject to outstanding RSUs and PBRSUs (with PBRSUs taken into account at the targeted level of performance) that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)Excludes securities reflected in column 1 of the table (Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights).
(3)    This amount includes (a) 11,039,833 shares of common stock subject to outstanding stock options, (b) 1,859,690 shares of common stock subject to RSU awards, and (c) 246,103 shares subject to PBRSU awards (determined at the targeted level of performance; actual payout could range from 0% to 175% of the targeted level based on relative total stockholder return over the performance period). This amount does not include 1,796 restricted stock awards (RSA) granted to nonemployee directors that were outstanding and unvested as of December 31, 2023; these RSAs are grants in lieu of cash retainers under the non-employee director “Deferral Election Program."
(4)    As of December 31, 2023, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by our stockholders: (a) Long-Term Stock Program — 16,223,246; (b) 2020 Nonemployee Directors Stock Incentive Program – 2,194,064 (no new awards may be granted under the predecessor plan, the Nonemployee Directors Program); (c) U.S. ESPP – 3,704,576; and (d) the International ESPP – 1,100,072. The shares available under the Long-Term Stock Program may be used for any type of award authorized under the Long-Term Stock Program, including stock options, restricted stock, RSUs and PBRSUs. The shares available under the 2020 Nonemployee Directors Stock Incentive Program may be used for any type of award authorized under the 2020 Nonemployee Directors Stock Incentive Program, including stock options, stock issuances, restricted stock, RSUs and stock appreciation rights. The number of shares available for award grants under the Long-Term Stock Program as of December 31, 2023 does not include the additional shares that will be available under the plan if stockholders approve the proposed amendment and restatement of the Long-Term Stock Program (Proposal 4).

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AUDIT MATTERS
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. In addition to the annual audit services, PwC performs certain non-audit services for us. Although we are not required to seek stockholder approval of the appointment of PwC, our Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, our Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify our Audit Committee’s appointment of PwC, our Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm in the future if it believes that such a change would be in the best interests of our Company and our stockholders.
PwC has been our independent registered public accounting firm since 1999, serving in that capacity and reporting on our consolidated financial statements and the effectiveness of our internal controls over financial reporting continuously since that time, including for the 2023 fiscal year.
In considering whether to reappoint PwC, our Audit Committee evaluated PwC’s performance and considered factors, including, but not limited to, the following:
•    PwC’s qualifications and global capabilities, including its experience in the medical technology industry;
•    the results of our Company’s annual assessment of PwC’s performance;
•    PwC’s and the audit engagement team’s independence, including whether the provision of non-audit services provided by PwC, individually and in aggregate, to our Company during 2023 was compatible with their independence;
•    the quality, timeliness, and candor of PwC’s communications with our Audit Committee and management;
•    the appropriateness of PwC’s fees;
•    PwC’s tenure as our independent registered public accounting firm;
•    the controls and processes in place that help ensure PwC’s continued independence;
•    any Public Company Accounting Oversight Board’s firm inspection reports; and
•    the potential impact of appointing a new independent registered public accounting firm.
Our Audit Committee maintains oversight over PwC by holding regular private sessions with PwC, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement. A new partner was so designated in advance of the 2020 audit.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Fees Paid to Principal Accountants.    During 2023 and 2022, PwC was retained to provide services in the following categories and amounts (in millions):

	2023	2022
Audit Fees	$4.9	$4.0
Audit-Related Fees	0.5	0.2
Tax Fees	4.1	2.0
All Other Fees (1)	—	—
(1)    In both 2023 and 2022, there were $15,000 in “All Other Fees”.
Audit Fees.   Amounts paid under “Audit Fees” include aggregate fees for the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting, the three quarterly reviews of our Company’s reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.
Audit-Related Fees.   Amounts paid under “Audit-Related Fees” were for miscellaneous audit and consulting services.
Tax Fees.   Amounts paid under “Tax Fees” in 2023 were for tax compliance ($1.1 million) and other tax services ($3.0 million), and in 2022 were for tax compliance ($1.1 million) and other tax services ($0.9 million).

All Other Fees.   There were $15,000 in “All Other Fees” in both 2023 and 2022, which related to license fees.
Pre-Approval of Services.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by our Audit Committee.
Our Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless our Audit Committee specifically provides for a different period. If our Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by our Audit Committee.
Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm, but may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of our Audit Committee. One hundred percent (100%) of audit and non-audit services performed by PwC in 2023 and 2022 were approved by our Audit Committee.

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AUDIT COMMITTEE REPORT
The Audit Committee comprises the four directors named below, each of whom meets the enhanced independence standards for Audit Committee members as set forth in applicable rules of the NYSE and the SEC. The Board has designated each member of the Audit Committee as an “audit committee financial expert” under applicable rules of SEC. Additional information regarding the Audit Committee, its responsibilities and meetings are described above in the section entitled “Board of Directors Matters—Corporate Governance Policies and Practices—Committees of the Board.”
Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business practices. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2023. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s 2023 Annual Report on Form 10-K for filing with the SEC.
The Audit Committee:
Leslie S. Heisz (Chair)
Kieran T. Gallahue
Steven R. Loranger
Ramona Sequeira
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

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OTHER MATTERS AND BUSINESS
PROPOSAL 4 – APPROVAL OF THE AMENDED AND RESTATED LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM.
The Company is requesting that stockholders approve the amendments to the Long-Term Stock Program described below, including an increase in the number of shares available for issuance under the Long-Term Stock Program by 6,900,000 shares. We encourage stockholders to consider the detailed information provided and the following summarized factors when evaluating this Proposal 4:

FACTORS TO CONSIDER
✓	Our philosophy is to promote an ownership culture among our employees.
✓	We believe that stock ownership aligns the interests of employees more closely with those of our stockholders.
✓	Long-term incentive awards are critical in our pay-for-performance compensation structure.
✓	We have adopted robust stock ownership guidelines for executive officers and directors.
✓	Awards are granted to a limited number of employees who are key contributors to our success and whose performance influences the long-term results of the Company.
✓	We have a low annual burn rate.
✓	We have been an active repurchaser of our shares.
✓	Awards granted under the Long-Term Stock Program have a minimum vesting period of three years, absent special circumstances.
✓	Equity awards have “double-trigger” vesting in the event of a change in control, unless awards are terminated.
The Board has approved an amendment and restatement of the Long-Term Stock Program, which subject to stockholder approval, contains the following amendments:
•Increase in Aggregate Share Limit. The proposed amendment and restatement would increase the aggregate number of shares of our common stock available for issuance under the Long-Term Stock Program by an additional 6,900,000 shares (so that the new aggregate share limit for the Long-Term Stock Program would be 333,900,000 shares). There would also be a corresponding increase in the number of shares that may be delivered pursuant to “incentive stock options” granted under the Long-Term Stock Program to 333,900,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate share limit described above.
•Increase in Full Value Award Limit. The proposed amendment and restatement would increase the aggregate number of shares of our common stock that may be issued as restricted stock and RSU awards under the Long-Term Stock Program by an additional 2,000,000 shares (so that the new aggregate share limit for such awards under the Long-Term Stock Program would be 35,600,000 shares). For purposes of clarity, any shares that are delivered pursuant to such awards also count against (and are not in addition to) the aggregate share limit described above.

•Extension of Plan Term. The Long-Term Stock Program is currently scheduled to expire on February 25, 2026. The proposed amendment and restatement would extend the Company’s ability to grant new awards under the Long-Term Stock Program through February 21, 2034.

•Removal of Limit on Certain Types of Awards; Section 162(m) of the Internal Revenue Code. The Tax Cut and Jobs Act of 2017 removed the performance-based compensation deductibility exception under Section 162(m) of the Internal Revenue Code. Given this change in the tax code, the proposed amendment and restatement would remove certain limits from the Long-Term Stock Program on the maximum number of options and other types of awards that may be granted in any fiscal year to any one participant since those limits had previously been included to satisfy the requirements of Section 162(m). Furthermore, provisions of the Long-Term Stock Program that provided flexibility to grant performance-based compensation intended to satisfy the compensation deductibility exception under Section 162(m) of the Code have been removed from the Long-Term Stock Program since that deductibility exception is no longer applicable to any new award grant. The Company may continue to grant performance-based awards under the Long-Term Stock Program; only the provisions related to the performance-based compensation exception of Section 162(m) have been removed since that exception no longer applies to new award grants.

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The Board and the Compensation Committee believe that stockholders’ support of this proposal will enable us to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to our performance, encourage employee stock ownership, and more closely align the interests of employees with those of our stockholders. The Compensation Committee anticipates that the 6,900,000 additional shares requested (together with the shares available for new award grants under the Long-Term Stock Program on the date of the Annual Meeting) will provide the Company with flexibility to continue to grant equity awards under the Long-Term Stock Program through approximately 2028 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants under the Long-Term Stock Program in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our officers, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of award forfeitures), whether and the extent to which any applicable performance-based vesting requirements are satisfied and how the Company chooses to balance total compensation between cash and equity-based awards.
We believe that the long-term component of our incentive compensation program should be aligned with stockholders and strongly prefer the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased and the term of the Long-Term Stock Program will not be extended, and we may be unable to fully implement the long-term incentive component of our compensation program. Without the ability to use stock, we would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. We believe that cash incentive programs generally offer less of an opportunity to link executive compensation directly to stockholder interests. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company’s net income. We will continue to have the authority to grant awards under the Long-Term Stock Program, within the existing Long-Term Stock Program limits and other plan terms, if our stockholders do not approve this Proposal 4.
The Company encourages stockholders to consider the following factors that support this request:
•The Company grants long-term incentive awards (stock options and RSUs) to a limited number of employees who are considered key contributors to our success and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing what we believe to be adequate incentives for our key employees.

	2020	2021	2022	2023
Annual Burn Rate(1)	0.35%	0.33%	0.35%	0.42%
(1) Burn Rate = Shares subject to option and stock awards granted by the Company less shares subject to awards cancelled, divided by Shares of Company common stock outstanding as of year end.

The 6,900,000 shares requested in this proposal represent 1.15% of our outstanding shares at December 31, 2023.

The total number of shares of our common stock subject to awards granted under the Long-Term Stock Program over the last three years, and through February 29, 2024, are as follows:

	2021	2022	2023	Jan 1-Feb 29, 2024
Stock Options	1,630,770	1,641,392	2,036,130	13,923
RSUs	615,913	757,696	979,791	461,569
PBRSUs(1)	81,825	85,200	107,250	—
Total	2,328,508	2,484,288	3,123,171	475,492
(1) The number of shares granted is based on the targeted level of performance. Actual payouts to executives could range from 0% to 175% of these targets based on relative total stockholder return.
Each year since 2008, we have actively repurchased shares of our common stock through various stock repurchase programs. The Board has approved stock repurchase programs authorizing us to purchase our common stock on the open market, including pursuant to a Rule 10b5-1 plan and in privately negotiated transactions. As of December 31, 2023, we had remaining authority to purchase $1,048.5 million of common stock.

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To help assess the potential dilutive impact of the Long-Term Stock Program proposal, the number of shares of our common stock issued and outstanding in each of the last four fiscal years is as follows:

	2020	2021	2022	2023
Shares Outstanding at Fiscal Year End (in millions)	624.3	624.1	608.3	601.2

On February 29, 2024, the Company had 601,768,320 shares of common stock outstanding.

The following table provides additional information on employee stock options outstanding as of February 29, 2024.

	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Total vested options outstanding	6,763,958	$63.66	2.49
Total options outstanding	10,385,485	$73.55	3.57

•As of February 29, 2024, a total of 12,871,041 shares were subject to outstanding options and stock awards under the Long-Term Stock Program. These included 10,385,485 shares subject to outstanding options, 2,239,453 shares subject to outstanding RSUs, 246,103 shares subject to PBRSUs granted to executives (at the targeted level of performance; actual payout could range from 0% to 175% of the targeted level based on relative total stockholder return). As of that date, a total of 15,814,148 shares were available for new award grants under the Long-Term Stock Program.

We are committed to maintaining strong corporate governance practices and note the following important factors that pertain to our Long-Term Stock Program and our long-term equity compensation practices:
•The Company has adopted stock ownership guidelines and a holding requirement for its executive officers to create additional owner commitment and to emphasize stockholder value creation. (See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines and Holding Requirement.”) All NEOs have met their ownership targets;
•The Long-Term Stock Program is a component of total executive direct compensation (base salary plus target annual cash incentive plus grant date fair value of equity awards), which is generally positioned to approximate the median for comparable positions at competitive peer companies (See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process.”);
•The maximum term of options is seven years;
•Awards generally have a minimum vesting period of three years;
•In 2023, we awarded PBRSUs to the NEOs that require achievement of performance goals based on relative TSR over a three-year performance period;
•We do not have any program, plan or practice to time option grants in coordination with the release of material information. (See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards”);
•Our practice is to grant equity awards to the NEOs each year at our May Board meeting, in conjunction with the annual meeting;
•We have never engaged in a repricing of stock options, and our Long-Term Stock Program would require stockholder approval for any repricing actions; and
•Our current practice is to provide our stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program.

The principal terms of the Long-Term Stock Program are summarized below. The following summary is qualified in its entirety by the full text of the Long-Term Stock Program, which has been filed as Appendix B to the Proxy Statement.

Administration. The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the CEO to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers. The Compensation Committee has broad authority under the Long-Term Stock Program including the authority to select participants and determine awards, establish terms and conditions of awards, make certain adjustments to awards and construe and interpret the program.

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Eligibility. Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 29, 2024, approximately 9,601 employees (including 9 executive officers) were eligible to participate in the Long-Term Stock Program (3,363 employees held equity awarded under the Long-Term Stock Program as of that date). In addition, there were no individual consultants or advisors engaged by the Company and its subsidiaries considered eligible for awards under the Long-Term Stock Program. The nonemployee directors of the Company are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive equity awards as described in the "Nonemployee Directors Incentive Program" section of this Proxy Statement.

Share Reserve. Subject to adjustment for certain changes in the Company’s capitalization or other events referred to under “Adjustments in Authorized Shares” below, and subject to approval of this Proposal 4 by stockholders, a total of 333,900,000 shares of our common stock will have been authorized for issuance under the Long-Term Stock Program, (including the 6,900,000 shares that are the subject of this Proposal 4). In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. In addition, shares that are exchanged by a participant or withheld by the Company or one of its subsidiaries as full or partial payment in connection with any restricted stock or RSU award granted under the Long-Term Stock Program, including to satisfy the tax withholding obligations related to any restricted stock or RSU award, will be available for subsequent awards under the Long-Term Stock Program. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option granted under the Long-Term Stock Program, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will not be available for reissuance under the Long-Term Stock Program.

Subject to adjustment for certain changes in the Company’s capitalization, the proposed amended and restated Long-Term Stock Program that is the subject of this Proposal 4 provides that the maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the Long-Term Stock Program is equal to 333,900,000 shares.

Subject to adjustment for certain changes in the Company’s capitalization, the proposed amended and restated Long-Term Stock Program that is the subject of this Proposal 4 provides that not more than 35,600,000 shares in the aggregate may be issued as restricted stock and RSU awards under the Long-Term Stock Program. As of February 29, 2024, a total of 5,523,520 shares remained available for issuance as restricted stock or RSUs within this limit under the Long-Term Stock Program (before giving effect to the increase in such limit proposed pursuant to this Proposal 4).

As of February 29, 2024, 10,385,485 options, 2,239,453 RSUs, 246,103 shares subject to PBRSUs granted to executives (at the targeted level of performance; actual payout could range from 0% to 175% of the targeted level based on relative total stockholder return) were outstanding under the Long-Term Stock Program. As of the same date, 273,294,793 shares had been issued pursuant to the exercise of outstanding options, 23,285,661 shares had been issued upon vesting of RSUs, 2,252,717 shares had been issued upon vesting of PBRSUs, and 15,814,148 shares remained available for future award grants under the Long-Term Stock Program (before giving effect to the increase in the Long-Term Stock Program share limit proposed pursuant to this Proposal 4).

Types of Awards. The following three types of awards may be granted to eligible participants under the Long-Term Stock Program: stock options, restricted stock awards and RSUs.

Stock Options. Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price, and other terms of options granted under the Long-Term Stock Program. The Compensation Committee may, and has, delegated authority to the CEO to grant options to eligible employees who are not executive officers. No option may be granted with an exercise price less than the closing price of our common stock on the grant date. The closing price of our common stock as of February 29, 2024 was $84.87 per share.

Restricted Stock and Restricted Stock Units. Shares of our common stock that have restrictive conditions may be issued under the Long-Term Stock Program to eligible participants. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), any conditions of restriction and other terms of restricted stock issued under the Long-Term Stock Program. A plan participant who receives an award of restricted stock will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

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The Compensation Committee may issue RSUs under the Long-Term Stock Program, which entitle the participant to receive shares of our common stock underlying the units upon attainment of designated performance goals, the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of the units. The Compensation Committee has the discretion to select eligible participants to receive RSUs, and to determine the number of shares, any vesting and other terms and conditions of the RSUs. The holders of RSUs will not have any stockholder rights until the underlying shares are actually issued to the holder. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of our common stock, on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

Minimum Vesting Requirements. Pursuant to the terms of the Long-Term Stock Program, stock options, restricted stock awards and RSUs will become vested over a minimum period of three years measured from the applicable award date. Vesting may occur in one or more installments ratably over the applicable minimum vesting period.

Except for any accelerated vesting required or permitted pursuant to “Acceleration upon Change in Control” below, and except as otherwise provided below, and subject to such additional vesting requirements or conditions as the Compensation Committee may establish with respect to an award, each award granted under the Long-Term Stock Program is subject to the minimum vesting requirements applicable to the award; provided that the Compensation Committee may accelerate or provide in the applicable award agreement for the accelerated vesting of any award in connection with a change in control, the termination of the participant’s employment with the Company or service to the Company as a contractor (including a termination due to the participant’s death, disability or retirement, but not including a termination for cause), or as consideration or partial consideration for a release by the participant of pending or threatened claims against the Company or a subsidiary or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment or service for cause or other circumstances). The Compensation Committee may also accelerate or provide in the applicable award agreement for the accelerated vesting of any award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule set forth in the applicable sections of the Long-Term Stock Program (or provide for an award to be fully vested at grant notwithstanding the other vesting rules of the Long-Term Stock Program), in such circumstances as the Compensation Committee may deem appropriate; provided, however, that the shares subject to the portion of any such awards that vest earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the applicable sections of the Long-Term Stock Program (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) will not, in the aggregate, exceed 10% of the total number of shares available for award grant purposes under the Long-Term Stock Program.

Stock Awards. The following table shows the number of options granted under the Long-Term Stock Program between January 1, 2023 and February 29, 2024 to the NEOs and groups indicated. Directors who are not employees of the Company are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program) and, accordingly, none of our nonemployee directors has received options or other awards under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Bernard Zovighian	173,700	$88.78
Chief Executive Officer
Scott Ullem	72,900	$88.78
Chief Financial Officer
Donald Bobo Jr	54,200	$88.78
Corporate Vice President
Catherine Szyman	50,400	$88.78
Corporate Vice President
Larry Wood	65,700	$88.78
Corporate Vice President
Michael Mussallem	—	n/a
Non-Executive Chairman and Former Chief Executive Officer
All current executive officers as a group (9 persons)	505,676	$88.22

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All nonemployee directors (other than Mr. Mussallem as his grant information is included above) as a group (7 persons)	—	n/a
All employees, including current officers who are not executive officers, as a group (9,601 persons)	1,544,377	$88.28

The following table sets forth the number of shares of our common stock subject to RSUs awarded under the Long-Term Stock Program between January 1, 2023 and February 29, 2024 to the individuals and groups indicated.

Name and Position	Number of Shares Subject to Restricted Stock Units
Bernard Zovighian	22,525
Chief Executive Officer
Scott Ullem	11,391
Chief Financial Officer
Donald Bobo Jr	6,425
Corporate Vice President
Catherine Szyman	15,085
Corporate Vice President
Larry Wood	11,010
Corporate Vice President
Michael Mussallem	—
Non-Executive Chairman and Former Chief Executive Officer
All current executive officers as a group (9 persons)	85,621
All nonemployee directors (other than Mr. Mussallem as his grant information is included above) as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (9,601 persons)	1,355,739

The following table sets forth the target number of shares of our common stock subject to PBRSUs awarded under the Long-Term Stock Program between January 1, 2023 and February 29, 2024 to the individuals and groups indicated.

Name and Position	Target Number of Shares Subject to PBRSUs
Bernard Zovighian	28,150
Chief Executive Officer
Scott Ullem	11,825
Chief Financial Officer
Donald Bobo Jr	8,025
Corporate Vice President
Catherine Szyman	8,175
Corporate Vice President
Larry Wood	9,725
Corporate Vice President
Michael Mussallem	—
Non-Executive Chairman and Former Chief Executive Officer
All current executive officers as a group (9 persons)	75,975
All nonemployee directors (other than Mr. Mussallem as his grant information is included above) as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (9,601 persons)	31,275

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Amendment of the Long-Term Stock Program; No Limit on Other Authority. The Board may alter, amend, suspend or terminate the Long-Term Stock Program at any time, and the Compensation Committee may amend awards previously granted. Stockholder approval will be required for any amendment of the Long-Term Stock Program only to the extent required by applicable law. In addition, and except for adjustments made in connection with changes in the Company’s capitalization or other events referred to under “Adjustments in Authorized Shares” below or any repricing that may be approved by our stockholders, the Compensation Committee may not (1) amend an outstanding option for the sole purpose of lowering the exercise price of the option, (2) cancel, exchange or surrender an outstanding option in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding option for the purposes of reissuing such option at a lower exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. If stockholders approve this Proposal 4, the ability to grant an award under the Long-Term Stock Program will terminate on February 21, 2034, subject to any extension that may be approved by our stockholders. The Long-Term Stock Program does not limit the authority of the Company, the Board, or the Compensation Committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Change in Control. If a change in control (as defined in the Long-Term Stock Program) occurs, the Board or the Compensation Committee may provide for outstanding awards granted under the Long-Term Stock Program to be assumed by a successor or surviving entity or, if the award is not assumed and will terminate on the change in control, to become fully vested and, in the case of option, exercisable. Unless otherwise provided in the applicable award agreement, outstanding awards that are subject to performance-based vesting will vest as to a pro-rata number of the target number of shares subject to the award based upon the length of time within the applicable performance period which has elapsed prior to the change in control.

Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program, (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year, (iii) the maximum number and class of shares for which restricted stock and RSUs may be issued in the aggregate and to any participant per fiscal year, and (iv) the number and class of and price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits. No options have been granted, and no direct stock issuances or RSUs have been awarded, on the basis of the 6,900,000 share increase which forms part of this Proposal 4. If the proposed amendment and restatement of the Long-Term Stock Program had been in effect in 2023, we expect that our award grants for 2023 would not have been different from those actually made in that year under the Long-Term Stock Program.

Summary of Federal Income Tax Consequences. The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

Option Grants. Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Code, or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: qualifying, and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted, and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

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Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company’s taxable year in which such ordinary income is recognized by the optionee.

Restricted Stock. A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then-fair market value of the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of a RSU. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will, in general, be allowed for the taxable year in which such ordinary income is recognized by the holder.

Other Tax Considerations. If an award is accelerated in connection with a “change in control” under the Code, the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former NEOs (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

Board Recommendation. The Board believes that it is in our best interests to enable us to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to performance, encourage employee ownership in the Company and more closely align the interests of employees with those of our stockholders.

All of our executive officers are eligible for awards under the Long-Term Stock Program and thus have a personal interest in the approval of this Proposal 4.

FOR THESE REASONS, THE BOARD UNANIMOUSLY URGES STOCKHOLDERS TO VOTE “FOR” THIS PROPOSAL REGARDING THE AMENDMENT AND RESTATEMENT OF THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 68

OTHER INFORMATION

Additional Information.    Our Bylaws, Corporate Governance Guidelines and charters of each of our Audit Committee and Compensation and Governance Committee are posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.” Our Global Business Practice Standards (applicable to all of our Company’s employees, executive officers and directors) are posted at www.edwards.com under “About Us—Corporate Compliance.” In addition, our Sustainability Report is posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Corporate Responsibility & Sustainability—Sustainability Report.” References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance.    To our knowledge, all reports that were required to be filed during 2023 by our executive officers, directors and beneficial owners of more than 10% of our common stock under Section 16 of the Exchange Act were filed on a timely basis, except for one Form 4 for Mr. Mussallem relating to the net shares of his PBRSUs that vested in May 2023 that was filed one day late due to an administrative error.

Related Persons Transactions.    Under our Audit Committee charter, our Audit Committee is responsible for reviewing and approving or ratifying all transactions with related persons that are required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts paid by our Company or its subsidiaries in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as “related person transactions.” Our Audit Committee will generally consider all relevant factors when determining whether to approve or ratify a related person transaction. Mr. Bobo's son, Daniel Bobo, is employed by our Company in a non-executive position in a business unit not under Mr. Bobo's direction and his total compensation, including salary and bonus, for 2023 was approximately $166,340.
Indemnification of Directors and Officers.    Pursuant to our Certificate of Incorporation, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commit us to provide this indemnification to him or her.
Deadline for Receipt of Stockholder Proposals and Director Nominations for the 2025 Annual Meeting
Proposals for Inclusion in the Proxy Materials.    In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2025 annual meeting, the written proposal must be received by the Corporate Secretary of our Company no later than November 26, 2024 and must comply with the requirements of the Rule 14a-8 under the Exchange Act. All communications to the Corporate Secretary of our Company should be made in writing and mailed to One Edwards Way, Irvine, California 92614.
Director Nominations for Inclusion in the Proxy Materials.    Our stockholders may suggest director nominees to our Compensation and Governance Committee by writing to our Corporate Secretary at One Edwards Way, Irvine, California 92614, or they may propose director nominees for election at an annual meeting in compliance with our advance notice Bylaw. Under our Company’s proxy access right, a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least three years, is permitted to nominate up to the greater of two directors or 20% of our Board for inclusion in our proxy statement, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder to nominate a director for election to our Board for inclusion in our proxy statement for the 2025 annual meeting, written notice must be received by the Corporate Secretary of our Company at its principal executive offices at the address above no earlier than October 27, 2024, and no later than November 26, 2024. Other specifics regarding the content of the notice and certain other eligibility and procedural requirements, can be found in Section 10 of Article I of our Bylaws.
Proposals and Director Nominations Not Intended for Inclusion in the Proxy Materials.    In order for a stockholder to present a proposal or nominate a director for election to our Board at our 2025 annual meeting, but not have such proposal or nomination included in the proxy statement for our 2025 annual meeting, written notice of the proposal or director nomination(s) must be received by the Corporate Secretary of our Company at its principal executive offices at the address above no earlier than January 7, 2025 and no later than February 6, 2025. However, if the date of the 2025 annual meeting is a date that is not within 25 days before or after May 7, 2025 (the anniversary date of the Annual Meeting), written notice must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2025 annual meeting is mailed or public disclosure of the date of the 2025 annual meeting is made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 9 of Article I (with respect to stockholder proposals) and Section 2 of Article I (with respect to director nominations) of our Bylaws.

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 69

Our Bylaws require that a stockholder must provide certain information concerning the proponent of the proposal, the nominee, and the proposal, as applicable. In accordance with our Bylaws, the foregoing deadline and informational requirements set forth in Section 2 of Article I of our Bylaws are also intended to apply to and satisfy the notice and information requirements set forth in Rule 14a-19 under the Exchange Act, including paragraph (b) thereunder, with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting.Nominations and proposals not meeting the requirements set forth in our Bylaws will not be eligible for presentation at the 2025 annual meeting.

Annual Report on Form 10-K.  Our Company will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of our 2023 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Corporate Secretary, One Edwards Way, Irvine, California 92614.
Delivery of the Proxy Materials.  We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive the Notice or otherwise receive their Proxy Materials electronically will receive only one copy of the Proxy Materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the Proxy Materials to a stockholder at a shared address to which a single copy of the Proxy Materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the Proxy Materials and you desire to receive a separate copy of the Proxy Materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the Proxy Materials and you desire to receive one copy in the future, please submit your request to Computershare at P.O. Box 43006, Providence, RI 02940-3006, (800) 446-2617. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the Proxy Materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the Proxy Materials in the future.
By Order of the Board of Directors,

Linda J. Park
Senior Vice President, Associate General Counsel,
and Corporate Secretary

Table of Contents         Edwards Lifesciences Corporation I 2024 Proxy Statement 70

APPENDIX A
EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect our core operational activities, (b) are commonly adjusted within our industry to enhance comparability of our financial results with those of our peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). We use the term "adjusted" and “underlying" when referring to non-GAAP sales and sales growth information, respectively, which excludes currency exchange rate fluctuations. We use the term “adjusted” to also exclude intellectual property litigation expenses, intellectual property agreements, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, one-time costs related to the planned spin-off of Critical Care, a significant program discontinuation, and the impact from tax law changes.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business and facilitate comparability to historical periods.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of the non-GAAP historical financial measure used herein to the most comparable GAAP measure is provided in the table below.
Fluctuations in exchange rates impact the comparative results and sales growth rates of our underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Reconciliation of Sales” table below.
The items described below are adjustments to the GAAP financial results in the reconciliations that follow:
Intellectual Property Agreement - Our Company recorded a $176.0 million charge in 2023 related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Intellectual Property Litigation Expenses, net - Our Company incurred net intellectual property litigation expenses of $27.5 million and $15.8 million in 2023 and 2022, respectively.
Change in Fair Value of Contingent Consideration Liabilities - Our Company recorded income of $26.2 million and income of $35.8 million in 2023 and 2022, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.
Amortization of Intangible Assets - Our Company recorded amortization expense related to developed technology and patents in the amount of $5.2 million and $5.7 million in 2023 and 2022, respectively.
Spin-off of Critical Care - Our Company recorded a $17.2 million charge in 2023 related to one-time costs incurred for consulting, legal, tax, and other professional advisory services associated with its planned spin-off of Critical Care.

Program Discontinuation - Our Company recorded a $62.3 million charge in 2022 as a result of its decision to exit its HARPOON surgical mitral repair system program. The charge primarily related to the impairment of intangible assets associated with the technology and other related exit costs.

Provision for Income Taxes - Our Company recorded a $23.2 million tax gain in 2023 related to the suspension of certain United States tax regulations surrounding foreign tax credits.

Edwards Lifesciences Corporation I 2024 Proxy Statement A-1

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	2023	2022
GAAP diluted earnings per share	$2.30	$2.44
Non-GAAP adjustments:
Intellectual property agreement	0.22	—
Intellectual property litigation expenses, net	0.03	0.03
Change in fair value of contingent consideration liabilities	(0.04)	(0.06)
Amortization of intangible assets	0.01	—
Spin-off of Critical Care	0.03	—
Program discontinuation	—	0.07
Foreign tax credit suspension	(0.04)	—
Adjusted diluted earnings per share	$2.51	$2.48
Adjusted growth rate	1.2%

Reconciliation of Sales
(in millions, except percentage data)

					2022 Adjusted
Sales (YTD)	Full Year 2023	Full Year 2022	Change	GAAP Growth Rate*	FX Impact	Full Year 2022 Adjusted Sales	Underlying Growth Rate *
Total	$6,004.8	$5,382.4	$622.4	11.6%	$(25.6)	$5,356.8	12.1%
* Numbers may not calculate due to rounding.

Edwards Lifesciences Corporation I 2024 Proxy Statement A-2

Edwards

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/EW**
- Cast your vote online
- **Have your Proxy Card/Voting Instruction Form ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-892-1604**
- Use any touch-tone telephone
- **Have your Proxy Card/Voting Instruction Form ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form
- Fold and return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided

Go Green! To receive documents via e-mail, simply go to: www.proxypush.com/EW

CONTROL NUMBER

Edwards Lifesciences Corporation

Annual Meeting of Stockholders

For Stockholders of record as of March 8, 2024

DATE: Tuesday, May 7, 2024
TIME: 10:00 AM, Pacific Time
PLACE: Edwards Lifesciences Corporation
One Edwards Way, Irvine, California 92614

The undersigned hereby appoints Bernard J. Zovighian and Nicholas J. Valeriani (together, the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

This proxy will also serve to instruct the trustee of Edwards Lifesciences Corporations 401(k) Savings and Investment Plan and the Edwards Lifesciences Technology SARL Retirement Savings Plan (formerly known as the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan) (together, the "Plans") to vote in accordance with the instructions on the reverse side all shares held for the undersigned in the Plans. For shares held in the Plans, voting instructions submitted over the Internet, by telephone or by mail must be received by the Plan's trustee by 11:59 p.m. ET on May 6, 2024. The Plan's trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Edwards Lifesciences Corporation

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3 AND 4

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	AGAINST	ABSTAIN	
	1.01 Leslie C. Davis	☐	☐	☐	FOR
	1.02 Kieran T. Gallahue	☐	☐	☐	FOR
	1.03 Leslie S. Heisz	☐	☐	☐	FOR
	1.04 Paul A. LaViolette	☐	☐	☐	FOR
	1.05 Steven R. Loranger	☐	☐	☐	FOR
	1.06 Ramona Sequeira	☐	☐	☐	FOR
	1.07 Nicholas J. Valeriani	☐	☐	☐	FOR
	1.08 Bernard J. Zovighian	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐	FOR
3.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐	FOR
4.	Approval of the Amended and Restated Long-Term Stock Incentive Compensation	☐	☐	☐	FOR

☐ **Check here if you would like to attend the meeting in person.**

This proxy card is valid only when signed and dated.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations or partnerships should provide full name of corporation or partnership and title of authorized officer signing the Proxy Card/Voting Instruction Form. You may hold Edwards shares in multiple accounts and therefore receive more than one Proxy Card or Voting Instruction Form and related materials. Please vote EACH Proxy Card and Voting Instruction Form that you receive.

Signature (and Title if applicable) ______ Date ______ Signature (if held jointly) ______ Date ______